As filed with the U.S. Securities and Exchange Commission on June 23, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LIMINATUS PHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	6770	93-2710748
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2251 Stern Goodman Street, Suite E

Fullerton, California 92833

(213) 273-5453

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chris Kim

Chief Executive Officer

2251 Stern Goodman Street, Suite E

Fullerton, California 92833

(213) 273-5453

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mitchell S. Nussbaum Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Telephone: (212) 407-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offeror sale is not permitted.

PRELIMINARY PROSPECTS	SUBJECT TO COMPLETION	DATED JUNE 23, 2026

LIMINATUS PHARMA, INC.

Up to 20,688,000 Shares of Common Stock

This prospectus relates to the offer and sale by Armistice Capital Master Fund Ltd. (“Armistice” or the “Selling Stockholder”) of up to an aggregate of 20,688,000 shares (the “Shares”) of common stock of Liminatus Pharma, Inc. (“we,” “us,” “our,” or the “Company”), par value $0.0001 per share (the “Common Stock”), issuable upon exercise of warrants to purchase up to 10,344,000 Shares at an exercise price per share of $0.18 (the “Black-Scholes Warrants”) and warrants to purchase up to 10,344,000 Shares at an exercise price per share of $0.18 (the “Change of Control Warrants,” and, together with the Black-Scholes Warrants, the “Inducement Warrants”) issued by us to the Selling Stockholder pursuant to an inducement letter agreement, dated June 3, 2026, between us and the Selling Stockholder (the “Inducement Letter Agreement”).

The Selling Stockholder may sell or otherwise dispose of the Shares described in this prospectus in a number of different ways and at varying prices, which may be determined by the prevailing market price for the Common Stock or in negotiated transactions. We are not selling any shares of Common Stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of the Shares by the Selling Stockholder. However, we may receive up to $3,723,840 upon the Selling Stockholder’s exercise of the Inducement Warrants, if such Inducement Warrants are exercised for cash. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. The Inducement Warrants were issued to the Selling Stockholder in connection with private placement offerings pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder, and the Shares are issuable upon exercise of the Inducement Warrants.

This prospectus describes the manner in which the Shares may be sold or otherwise disposed of by the Selling Stockholder. You should carefully read this prospectus, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest. See “Plan of Distribution” for additional information regarding the sale or other disposition by the Selling Stockholder of the Shares.

Our Common Stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “LIMN”. The last reported sale price for our Common Stock as reported on Nasdaq on June 22, 2026 was $0.11 per share.

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is        , 2026.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context suggests otherwise, references to “the Company,” “Liminatus,”  “we,” “us,” and “our” refer to Liminatus Pharma, Inc. and its consolidated subsidiaries.

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). The Selling Stockholder may, from time to time, sell or otherwise dispose of the Shares as described in this prospectus. We will not receive any proceeds from the sale or other disposition of the Shares by Selling Stockholder.

Neither the Company, nor any of its officers, directors, agents, representatives, or the Selling Stockholder make any representation to you about the legality of an investment in the Company’s Common Stock. You should not interpret the contents of this prospectus to be legal, business, investment, or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial, and other issues that you should consider before investing in the Company’s securities.

ADDITIONAL INFORMATION

You should rely only on the information contained in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different or additional information. The shares of Common Stock and warrants are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

TRADEMARKS AND TRADE NAMES

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning the Company’s industry and the markets in which it operates, including market position and market opportunity, is based on information from management’s estimates, as well as from industry publications and research, surveys and studies conducted by third parties. The third-party sources from which the Company has obtained information generally state that the information contained therein has been obtained from sources believed to be reliable, but the Company cannot assure you that this information is accurate or complete. The Company has not independently verified any of the data from third-party sources nor has it verified the underlying economic assumptions relied upon by those third parties. Similarly, internal company surveys, industry forecasts, and market research, which the Company believes to be reliable, based upon management’s knowledge of the industry, have not been verified by any independent sources. The Company’s internal surveys are based on data it has collected over the past several years, which it believes to be reliable. Management estimates are derived from publicly available information, its knowledge of the industry, and assumptions based on such information and knowledge, which management believes to be reasonable and appropriate. However, assumptions and estimates of the Company’s future performance, and the future performance of its industry, are subject to numerous known and unknown risks and uncertainties, including those described under the heading “Risk Factors” in this prospectus and those described elsewhere in this prospectus, and the other documents the Company files with the Securities and Exchange Commission, or SEC, from time to time. These and other important factors could result in its estimates and assumptions being materially different from future results. You should read the information contained in this prospectus completely and with the understanding that future results may be materially different and worse from what the Company expects. See the information included under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of Common Stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of Common Stock held by non-

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affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

Implications of Being an Emerging Growth Company

In April 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our audited financial statements might not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We have chosen to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of SOX, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation-related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. We may remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the completion of the IPO. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue equals or exceeds $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an “emerging growth company” prior to the end of such five-year period.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any amendment, and the information incorporated by reference into this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include, but are not limited to, statements regarding the Company or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of the Company, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by the Company and the following:

●	changes in the competitive industries and markets in which the Company operates or plans to operate;
●	changes in applicable laws or regulations affecting the Company’s business;
●	the Company’s ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities;
●	risks related to the Company’s potential inability to achieve or maintain profitability and generate significant revenue;
●	current and future conditions in the global economy, including as a result of economic uncertainty, and its impact on the Company, its business and the markets in which it operates;
●	the Company’s potential inability to manage growth effectively;
●	the Company’s ability to recruit, train and retain qualified personnel;
●	estimates for the prospects and financial performance of the Company’s business may prove to be incorrect or materially different from actual results;
●	costs related to the Business Combination and the failure to realize anticipated benefits of the Business Combination;
●	risks related to the Company’s marketing and growth strategies;
●	the effects of competition on the Company’s business;
●	expectations with respect to future operating and financial performance and growth, including when the Company will generate positive cash flow from operations;
●	the Company’s ability to raise funding on reasonable terms as necessary to develop its products in the timeframe contemplated by its business plan;
●	the inability to maintain the listing of the Company’s common stock and warrants on Nasdaq;

●	other risks and uncertainties indicated in this prospectus, including those under “Risk Factors” beginning on page 8 of this prospectus and other filings that have been made or will be made with the SEC by the Company.

In addition, there may be events that the Company’s management is not able to predict accurately or over which the Company has no control.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company proves incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Company or other matters addressed in this prospectus and attributable to the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and might not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.” Unless the context otherwise requires, all references in this prospectus to the “Company,” the “Registrant,” “we,” “us,” and “our” refer to Liminatus Pharma, Inc., a Delaware corporation, and its consolidated subsidiaries. All references herein to the “Board” refer to the board of directors of the Company.

The Company

Liminatus Pharma, Inc. is a pre-clinical stage life sciences and pre-revenue company developing a next generation CD47 checkpoint inhibitor under a license agreement. In October 2022, the Company was assigned a license and development agreement, as amended, with InnoBation Bio Co. Ltd (the “CD47 License”), whereby, effective March 31, 2023, the Company received an exclusive license to develop and commercialize products for the CD47 immune checkpoint inhibitor to treat solid cancers, and companion diagnostics used to monitor treatment with CD47 products (collectively, “CD47 Products”), from Curis Biotech Holdings LLC, the parent company of Valetudo Therapeutics LLC (“Valetudo”), a related party of the Company.

Business Combination

On April 30, 2025, the Company acquired Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”). In connection with the closing of the Business Combination, pursuant to the Business Combination Agreement, dated as of November 30, 2022 (as amended, the “Business Combination Agreement”), by and among the Company, Liminatus, Iris Acquisition Corp, a Delaware corporation (“Iris”), Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Liminatus Merger Sub”), and SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“SPAC Merger Sub”), (a) Liminatus Merger Sub merged with and into Liminatus, with Liminatus surviving as a direct wholly-owned subsidiary of the Company and (b) simultaneously, SPAC Merger Sub merged with and into Iris, with Iris surviving as a direct wholly-owned subsidiary of the Company (the transactions contemplated by the foregoing clauses (a) and (b), the “Business Combination”), and in connection therewith the Company changed its name from “Iris Parent Holding Corp.” to “Liminatus Pharma, Inc.”

Pursuant to the Business Combination Agreement, among other matters, at the effective time of the Business Combination (the “Effective Time”), (i) every issued and outstanding unit issued by Iris during its initial public offering (each, an “Iris Unit”) was automatically separated and broken out into its constituent parts and the holder thereof was deemed to hold one share of Iris Class A common stock, par value $0.0001 per share (the “Iris Class A Shares”) and one-fourth of one public warrant (the “Public Warrants”), and such underlying constituent securities of Iris were converted in accordance with the applicable terms of the Business Combination Agreement, (ii) at the Effective Time, each issued and outstanding Iris Class A Share was converted automatically into and thereafter represent the right to receive one share of Common Stock of the Company, following which all Iris Class A Shares ceased to be outstanding and were automatically canceled and ceased to exist, (iii) at the Effective Time, each issued and outstanding Public Warrant immediately and automatically represented the right to purchase shares of Common Stock on the same terms and conditions as are set forth in the applicable warrant agreement, (iv) at the Effective Time, each issued and outstanding non-redeemable warrant of Iris that was issued by Iris in a private placement at the time of the consummation of its initial public offering, entitling the holder thereof to purchase one Iris Class A Share at $11.50 per share, except those issued to Cantor Fitzgerald & Co. (“Cantor”), were forfeited, and (v) the private placement warrants issued to Cantor (the “Private Warrants”) immediately and automatically represented the right to purchase shares of Common Stock.

At the closing of the Business Combination, pursuant to the terms of the Business Combination Agreement, the aggregate consideration paid in the transactions contemplated by the Business Combination Agreement to the direct or indirect owners of Liminatus consisted of 17.5 million shares of Common Stock (based on a deemed price of $10.00 per share of Common Stock).

In connection with the Business Combination, pursuant to the terms of a subscription agreement with an accredited investor (the “PIPE Investor”), the Company issued and sold to the PIPE Investor, in a private placement closed concurrently with the closing of the Business Combination, 1,500,000 shares of Common Stock at $10.00 per share, for an aggregate purchase price of $15,000,000.

Upon the consummation of the Business Combination, the Iris Class A Shares, Iris Units and Public Warrants ceased trading on the OTC Pink Marketplace, and the Common Stock and Public Warrants began trading on Nasdaq under the trading symbols “LIMN” and “LIMNW,” respectively.

Certain Recent Developments

InnocsAI Merger Agreement

On May 17, 2026, the Company entered into a Merger Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) with InnocsAI LLC, Delaware limited liability company (“InnocsAI”), and NamChul Jung, an individual, as the representative of the members of InnocsAI.

Acquisition and Merger Consideration

Upon the closing of the transactions contemplated in the Merger Agreement, and subject to the terms and conditions set forth therein, and in accordance with the applicable provisions of the Delaware General Corporation Law and the Delaware Limited Liability Company Act, InnocsAI will merge with an into a new wholly-owned Delaware subsidiary of the Company (“Merger Sub”), the separate corporate existence of InnocsAI will cease and Merger Sub will continue as the surviving corporation (the “Merger”).

Pursuant to the terms of the Merger Agreement, the aggregate consideration to be paid to existing members of InnocsAI is 1,600,000,000 shares of the Company’s common stock, at an issue price of $0.20 per share (the “Closing Payment Shares”), and contingent value rights to be agreed upon by the parties representing in the aggregate the right to receive 20% of net proceeds from any future strategic sale, out-license, transfer, or exit of the assets acquired from InnocsAI. Upon the effectiveness of the Merger, all issued and outstanding membership interests of InnocsAI will be canceled and automatically converted into the Closing Payment Shares. Valetudo Therapeutics LLC is a member of InnocsAI, and Chris Kim, the CEO and a director of the Company, is the CEO and controlling member of Valetudo Therapeutics LLC.

Overview of Acquired Pipeline Assets

The assets to be acquired in the Merger include a portfolio of oncology-focused biologic and cellular therapy programs. The portfolio is centered on CAR-T and antibody-related technologies designed to address certain limitations observed in current approaches to hematologic malignancies and solid tumors, including antigen escape, tumor heterogeneity, limited T-cell persistence, tumor microenvironment-mediated suppression, and lineage-restricted target coverage. The Company believes that these assets may provide development opportunities across hematologic oncology, solid tumor indications, and future multi-target platform applications.

IBC101. IBC101 is an autologous CD19xCD22 bivalent CAR-T cell therapy candidate designed for relapsed or refractory B-cell malignancies. The product is intended to function as an OR-gate CAR-T therapy, enabling recognition of malignant B cells expressing either CD19 or CD22. According to InnocsAI materials, IBC101 has received authorization from the Ministry of Food and Drug Safety of the Republic of Korea for a Phase 1/2a clinical study in relapsed or refractory diffuse large B-cell lymphoma, with Seoul St. Mary’s Hospital identified as the lead clinical site.

IBC101 is designed to address antigen escape and tumor heterogeneity, which are recognized mechanisms of relapse following single-antigen CD19-directed CAR-T therapy. By combining CD19 and CD22 targeting, IBC101 is intended to broaden antigen coverage in B-cell malignancies. InnocsAI materials also describe an ex vivo expansion process using IL-7 and IL-15, with the goal of supporting T-cell fitness and persistence. If successfully developed, IBC101 could represent a next-generation hematologic CAR-T candidate with potential applicability in relapsed or refractory DLBCL and other B-cell malignancies.

INC101. INC101 is a preclinical autologous bicistronic CAR-T cell therapy candidate for solid tumors based on a dual-antigen MSLNxCD276 design. The construct is designed as an AND-gate system in which mesothelin provides the primary tumor-associated activation signal and CD276, also known as B7-H3, provides a secondary costimulatory signal. This design is intended to improve tumor selectivity by requiring convergence of two tumor-associated signals.

The INC101 program is designed to address challenges that have limited CAR-T development in solid tumors, including on-target/off-tumor risk, antigen heterogeneity, tonic signaling, T-cell exhaustion, and tumor microenvironment-mediated suppression. InnocsAI materials describe a bicistronic architecture that separates activation and costimulation into two modules and incorporates engineering features intended to reduce signal leakage. A related follow-on construct, INC102, incorporates a dominant-negative TGF-β receptor armoring strategy intended to support T-cell function in TGF-β-rich tumor microenvironments. The proposed development focus includes biomarker-selected solid tumors with mesothelin and CD276 expression, including malignant pleural mesothelioma, ovarian cancer, pancreatic cancer, and other selected solid tumors.

CS1 Antibody Platform. The CS1 antibody platform consists of proprietary anti-CS1 monoclonal antibodies intended to serve as an enabling module for InnocsAI’s hematologic CAR-T platform. Rather than being positioned primarily as a standalone CS1-directed CAR-T program, the CS1 binders are intended to be combined with the CD19xCD22 bivalent CAR-T backbone to support development of a potential CD19xCD22xCS1 trivalent CAR-T candidate.

This strategy is intended to extend the platform from B-cell malignancies into plasma-cell malignancies, including multiple myeloma. CD19 and CD22 are intended to provide coverage of B-cell leukemias and lymphomas, while CS1 is intended to add plasma-cell targeting capability. By integrating these targets into one trivalent CAR-T framework, InnocsAI may be able to bridge B-cell malignancy and plasma-cell malignancy targeting strategies and support broader hematologic oncology platform-development opportunities.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties, except as provided in the Merger Agreement. Certain representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Merger Agreement means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of InnocsAI and its subsidiary (the “InnocsAI Group”) and the business of the InnocsAI Group, taken as a whole, whether or not arising from transactions in the ordinary course of business, subject to certain customary exceptions. Certain representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

Conduct Prior to Closing; Covenants

Each of InnocsAI and the Company has agreed to, and cause its subsidiaries to, operate its respective business in the ordinary course, consistent with past practices, and to refrain from taking certain specified actions without the prior written consent of certain other parties, in each case, subject to certain exceptions and qualifications.

The Merger Agreement also contains, among other things, covenants providing for:

●	each party not soliciting, initiating, encouraging or continuing discussions with any third party with respect to any merger, consolidation, business combination, or similar transaction, or any sale or transfer of a substantial portion of assets or equity interests, other than the transactions contemplated or permitted by the Merger Agreement;
●	each party not amending, modifying or supplementing its certificate of incorporation and bylaws or other organizational or governing documents;
●	each party not paying, declaring or promising to pay any dividends or other distributions with respect to its capital stock or other equity securities;
●	each party not obtaining or incurring any loan or other indebtedness;
●	each party not merging or consolidating with or acquiring any other person or be acquired by any other person;
●	each party not issuing, redeeming or repurchasing any capital stock, membership interests or other securities;
●	each party providing access to their books and records and providing information relating to their respective businesses to the other party, its legal counsel and representatives;
●	InnocsAI delivering annual and interim financial statements; and

●	key personnel of InnocsAI entering into non-competition, non-solicitation and confidentiality agreements.

The Company will prepare and file with the SEC a registration statement relating to the transactions contemplated by the Merger Agreement, registering the Closing Payment Shares to be issued under the Merger Agreement, which will also contain a proxy statement of the Company for the purpose of soliciting proxies from the Company’s stockholders for approval of certain matters related to the transactions contemplated by the Merger Agreement. InnocsAI will provide the Company with all reasonable information concerning the business of the InnocsAI Group and the management, operations and financial condition of the InnocsAI Group as is required by the SEC for inclusion in the registration statement, including, all financial statements required by relevant securities laws and regulations.

General Conditions to Closing

Consummation of the Merger is subject to customary closing conditions for similar transactions, including, among other things, (i) the Company and InnocsAI receiving approval from their respective stockholders and members to the transactions and (ii) the absence of injunctions or other legal restraints preventing or prohibiting the consummation of the Merger.

The Company’s Conditions to Closing

The obligations of the Company to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, will be conditioned upon each of the following, among other things:

●	InnocsAI complying with all of its obligations under the Merger Agreement;
●	the representations and warranties of InnocsAI being true on and as of the closing date of the transactions, other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect;
●	there having been no occurrence of a Material Adverse Effect with respect to InnocsAI;
●	the key personnel of InnocsAI having entered into the non-compete agreements, and the Company having entered into labor agreements with its employees to the extent required by law; and
●	the Company’s stockholders having approved the transactions contemplated by the Merger Agreement.

InnocsAI’s Conditions to Closing

The obligations of InnocsAI to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, will be conditioned upon each of the following, among other things:

●	the Company complying with all of their obligations under the Merger Agreement in all material respects; and
●	the representations and warranties of the Company being true on and as of the closing date of the transactions, other than as would not in the aggregate reasonably be expected to have a material adverse effect with respect to the Company.

Termination

The Merger Agreement may be terminated and/or abandoned at any time prior to the closing as follows:

●	by mutual written consent of the Company and InnocsAI;
●	by either InnocsAI or the Company, in the event the Closing has not occurred by December 31, 2026, provided the party seeking to terminate the agreement is not in material breach of the Merger Agreement;
●	by either InnocsAI or the Company, in the event that any applicable authority has issued a final and non-appealable injunction or order making the Merger illegal or prohibiting their consummation;

●	by the Company, if InnocsAI has materially breached any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach has not been cured within 30 days following the date that InnocsAI is notified in writing of such breach; or
●	by InnocsAI, if the Company has materially breached any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach has not been cured within 30 days following the date that the Company is notified in writing of such breach.

Warrant Inducement

Inducement Letter Agreement

On June 3, 2026, we entered into the Inducement Letter Agreement with Armistice, which was a holder of certain warrants (the “Existing Warrants”) to purchase up to 10,344,000 shares of the Common Stock. The Existing Warrants were originally issued on February 18, 2026, with an exercise price of $0.29 per share. Pursuant to the Inducement Letter Agreement, Armistice agreed to exercise the Existing Warrants for cash at a reduced exercise price of $0.18 per share in consideration for the Company’s agreement to issue the Inducement Warrants to purchase up to an aggregate of 20,688,000 shares of Common Stock at an exercise price per share of $0.18.

The issuance of the shares of Common Stock upon exercise of the Existing Warrants is registered pursuant to a registration statement on Form S-1 (File No. 333-293364), which was declared effective by the Securities and Exchange Commission on February 13, 2026.

We agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale of the shares (the “Inducement Warrant Shares”) of Common Stock issuable upon the exercise of the Inducement Warrants (the “Resale Registration Statement”) on or before the 20th calendar day following the date of the closing of the exercise of the Existing Warrants (the “Closing Date”), and to use commercially reasonable efforts to cause the Resale Registration Statement to become effective within 50 calendar days following the Closing Date (or within 90 calendar days following the Closing Date in case of “full review” of such registration statement by the Commission).

Pursuant to the Inducement Letter Agreement, except for certain exempt issuances set forth in the Inducement Letter Agreement, we agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock equivalents or file any registration statement or any amendment or supplement to any existing registration statement, subject to certain exceptions (including in connection with the InnocsAI acquisition), until the earlier of 90 days after the Closing Date and the date the Resale Registration Statement is declared effective by the SEC. In addition, from the date of the Inducement Letter Agreement until six (6) months following the Closing Date, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price; provided, however, that after 45 days following the Closing Date, the issuance of shares of Common Stock in an “at-the-market offering” shall not be deemed a Variable Rate Transaction.

We agreed to hold an annual or special meeting of stockholders on or prior to the date that is 90 days following the Closing Date for the purpose of obtaining stockholder approval of the exercise of the Inducement Warrants in accordance with the rules of The Nasdaq Stock Market LLC, and if necessary, the approval of the authorization for sufficient additional shares of Common Stock to allow for the exercise of the Inducement Warrants (“Stockholder Approval”), with the recommendation of our Board that such proposals be approved, and we shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposals. If we do not obtain Stockholder Approval at the first meeting, we shall call a meeting every 90 days thereafter to seek Stockholder Approval until the earlier of the date on which Stockholder Approval is obtained or the Inducement Warrants are no longer outstanding.

The aggregate gross proceeds to the Company from the exercise of the Existing Warrants was approximately $1,861,920, before deducting offering expenses payable by the Company.

Financial Advisor Agreement

In connection with the Inducement Letter Agreement, on June 3, 2026, we entered into a letter agreement (the “Financial Advisor Agreement”) with Maxim Group LLC (the “Financial Advisor”), pursuant to which (i) the Financial Advisor agreed to act as exclusive lead warrant solicitation agent on a “reasonable best efforts” basis in connection with the transactions contemplated by the Inducement Letter Agreement, and (ii) we agreed to pay the Financial Advisor an aggregate fee equal to 8.0% of the gross proceeds received by the Company from the exercise of the Existing Warrants. Additionally, we reimbursed the Financial Advisor for certain expenses and legal fees up to $15,000.

THE OFFERING

Common Stock Offered by the Selling Stockholder	Up to a maximum of 20,688,000 shares of Common Stock

Common Stock to be Outstanding after this Offering	71,295,633 shares of Common Stock

Use of Proceeds

We will not receive any proceeds from the sale or other disposition of the Shares by the Selling Stockholder. However, we may receive aggregate gross proceeds of up to $3,723,840 only to the extent the Inducement Warrants are exercised for cash.

Trading Symbol	Our common stock is currently trading on The Nasdaq Global Market under the symbol of “LIMN.”

Risk Factors

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 8 of this prospectus before deciding whether or not to invest in the Company’s common stock.

The number of shares of Common Stock to be outstanding immediately after this offering is based on 50,607,633 shares of Common Stock outstanding as of June 23, 2026 and excludes as of that date:

●	7,915,500 shares of Common Stock issuable upon the exercise of common stock warrants at an exercise price of $0.29 per share;
●	5,094,598 shares of Common Stock issuable upon the exercise of public warrants at an exercise price of $11.50 per share;
●	835,555 shares of Common Stock issuable upon the exercise of private placement warrants at an exercise price of $11.50 per share;
●	690,650 shares of Common Stock issuable upon the exercise of placement agent warrants at an exercise price of $0.319 per share;
●	2,000,000 shares of Common Stock reserved for future issuance under the 2025 Omnibus Equity Incentive Plan.

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

●	no exercise of the outstanding options and/or warrants described above.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. In the course of conducting our business operations, we are exposed to a variety of risks. Any of the risk factors we describe below have affected or could materially adversely affect our business, prospects, financial condition and results of operations as could other risks not currently known to us or that we currently consider immaterial. The market price of shares of our Common Stock and the value of your Warrants could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs, and, as a result, you may lose all or part of your investment.

Unless the context otherwise requires, all references in this subsection to “Liminatus,” the “Company,” “we,” “us” or “our” refer to Liminatus Pharma, LLC prior to the consummation of the Business Combination and to Liminatus Pharma, Inc. and its consolidated subsidiaries following the Business Combination.

Risks Related to Liminatus’s Limited Operating History, Financial Condition and Capital Requirements

Liminatus is in the early stages of pre-clinical drug development and has a limited operating history and no products approved for commercial sale, which may make it difficult for investors to evaluate its current business and predict its future success and viability.

Liminatus is an early pre-clinical stage biopharmaceutical company with a limited operating history. Liminatus was formed in Delaware and commenced operations on April 12, 2018. Therapeutic drug development is a highly speculative undertaking and involves a substantial degree of risk. To become and remain profitable, Liminatus must develop and eventually commercialize a product or products with significant market potential. This will require Liminatus to be successful in a range of challenging activities, including establishing its business model and key third-party relationships with payers, completing preclinical studies and clinical trials of its product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing, selling those products for which Liminatus may obtain marketing approval and satisfying any post-marketing requirements.

Liminatus has no products approved for commercial sale and has not generated any revenue from commercial product sales. Its operations to date have been limited to performing research and development activities in support of its product development and licensing efforts, hiring personnel, raising capital to support and expand such activities, providing general and administrative support for these operations, developing potential product candidates, conducting preclinical studies and clinical trials, and entering into, and performing its obligations under, licensing arrangements that have resulted in additional product candidates in clinical development or commercialization by its licensees. All of its wholly owned programs are in preclinical or research development. Liminatus has not yet demonstrated its ability to successfully complete any large-scale pivotal clinical trials, obtain marketing approvals, manufacture a drug on a commercial scale or arrange for a third party to do so on its behalf, or conduct sales and marketing activities. In addition, none of Liminatus’s licensees has obtained marketing approvals for product candidates it has out-licensed. As a result, it may be more difficult for investors to accurately predict Liminatus’s future success or viability than it would be if Liminatus had a longer operating history.

In addition, as a business with a limited operating history, Liminatus may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown factors and risks frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields. Liminatus also would need to transition from a company with a research and development focus to a company capable of supporting commercial activities after approval of any of its product candidates. Liminatus has not yet demonstrated an ability to successfully overcome such risks and difficulties, or to make such a transition. If it does not adequately address these risks and difficulties or successfully make such a transition, Liminatus’s business will suffer.

Liminatus has incurred net losses since inception and expects to continue to incur significant net losses for the foreseeable future.

Liminatus has incurred net losses since inception, has not generated any significant revenue to date, and has financed its operations prior to this business combination primarily through the issuance of bonds, warrants, common stock, proceeds from collaborative research and development and out-license agreements, certain non-dilutive funding sources, and borrowings under debt arrangements. Liminatus’s net loss was approximately $1.1 million for the three months ended March 31, 2026, approximately $10.2 million for the year ended December 31, 2025, and approximately $3.5 million for the year ended December 31, 2024.

As of March 31, 2026, we had an accumulated deficit of $40.0 million. Liminatus’s internal programs are in preclinical or research development. As a result, Liminatus expects that it will be several years, if ever, before Liminatus generates revenue from product sales. Even if Liminatus succeeds in receiving marketing approval for and commercializing one or more of its product candidates, it expects that it will continue to incur substantial research and development and other expenses in order to develop and market additional potential products.

Liminatus’s financial statements for the three months ended March 31, 2026 and audited financial statements for the year ended December 31, 2025, included herein, have been prepared assuming it will continue as a going concern. As a development stage company, Liminatus expects to incur significant and increasing losses until regulatory approval is granted for a product candidate. Regulatory approval is not guaranteed and may never be obtained. As a result, these conditions raise substantial doubt about Liminatus’s ability to continue as a going concern.

Liminatus expects to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses Liminatus incurs may fluctuate significantly from quarter-to-quarter such that a period-to-period comparison of its results of operations may not be a good indication of its future performance. The size of Liminatus’s future net losses will depend, in part, on the rate of future growth of its expenses and its ability to generate revenue. Liminatus’s expected future losses will continue to have an adverse effect on its working capital and its ability to achieve and maintain profitability.

Liminatus has identified a material weakness in its internal control over financial reporting as of December 31, 2025, which remains unremediated as of March 31, 2026. If Liminatus is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Liminatus and materially and adversely affect its business and operating results.

Liminatus identified a material weakness in its internal control over financial reporting as of December 31, 2025 related to its lack of: (i) a formalized control environment, (ii) oversite of controls over financial reporting, and (iii) segregation of duties. This material weakness remains unremediated at March 31, 2026.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the identified material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

Liminatus has no products approved for commercial sale and have not generated any revenue from product sales.

Liminatus’s ability to become profitable depends upon our ability to generate revenue. To date, it has not generated any revenue from product sales, and it does not expect to generate any revenue from the sale of products in the near future. Liminatus’s business depends entirely on the successful development and commercialization of its product candidates. Liminatus currently generates no revenue from commercial sales of any products. Liminatus has no products approved for commercial sale and it does not anticipate generating any revenue from product sales unless and until sometime after it has successfully completed clinical development and received marketing approval for the commercial sale of a product candidate, if ever. Liminatus’s ability to generate revenue and achieve profitability depends significantly on its ability to achieve a number of objectives, including:

●	successful and timely completion of preclinical and clinical development of current and any future product candidates;
●	timely receipt of marketing approvals from applicable regulatory authorities for current and any future product candidates for which it successfully completes clinical development;
●	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

●	developing an efficient and scalable manufacturing process for current and any future product candidates, including establishing and maintaining commercially viable supply and manufacturing relationships with third parties to obtain finished products that are appropriately packaged for sale;
●	successful launch of commercial sales following any marketing approval, including the development of a commercial infrastructure, whether in-house or with one or more partners or collaborators;
●	a continued acceptable safety profile following any marketing approval;
●	commercial acceptance of current and any future product candidates as viable treatment options by patients, the medical community, and third-party payors;
●	addressing any competing technological and market developments;
●	identifying, assessing, acquiring, and developing new product candidates;
●	obtaining and maintaining patent protection, regulatory exclusivity, and other intellectual property-related protection, both in the United States and internationally;
●	enforcing and defending Liminatus’s rights in its intellectual property portfolio, including its licensed intellectual property;
●	negotiating favorable terms in any partnership, collaboration, licensing, or other arrangements that may be necessary to develop, manufacture, or commercialize its product candidates; and
●	attracting, hiring, and retaining qualified personnel.

Liminatus may never be successful in achieving its objectives and, even if it does, may never generate revenue that is significant or large enough to achieve profitability. If it does achieve profitability, it may not sustain or increase profitability on a quarterly or annual basis. Liminatus’s failure to become and remain profitable would decrease the value of the company and could impair its ability to maintain or further its research and development efforts, raise additional necessary capital, grow its business, and/or continue its operations.

Liminatus will require substantial additional capital to finance its operations. If Liminatus is unable to raise such capital when needed, or on acceptable terms, it may be forced to delay, reduce, and/or eliminate one or more of its research and drug development programs or future commercialization efforts.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive, and uncertain process that takes years to complete. Liminatus expects its expenses to increase in connection with its ongoing activities, particularly as it conducts clinical trials of, and seeks marketing approval for its product candidates. In addition, if it obtains marketing approval for any of its product candidates, Liminatus expects to incur significant commercialization expenses related to drug sales, marketing, manufacturing, and distribution. Liminatus also incurs additional costs associated with operating as a public company. Accordingly, Liminatus will need to obtain substantial additional funding in order to maintain its continuing operations. If Liminatus is unable to raise capital when needed or on acceptable terms, it may be forced to delay, reduce, and/or eliminate one or more of its research and drug development programs or future commercialization efforts. Changing circumstances, some of which may be beyond its control, could cause it to consume capital significantly faster than it currently anticipates, and Liminatus may need to seek additional funds sooner than planned.

Liminatus plans to continue to use its cash on hand to fund the development of its CD47 immune checkpoint inhibitor and for other research and development activities, working capital, and other general corporate purposes. This may include additional research, hiring additional personnel, capital expenditures, and the costs of operating as a public company. Advancing the development of its current and any future product candidates will require a significant amount of capital. The cash and cash equivalents available to Liminatus are not sufficient to fund all of the actions that are necessary to complete the development of its product candidate. Liminatus will be required to obtain further funding through public or private equity offerings, debt financings, partnerships, collaborations, and licensing arrangements or other sources, which may dilute the Company’s stockholders or restrict its operating activities. Adequate additional financing may not be available on acceptable terms, or at all. Liminatus’s failure to raise capital as and when needed would have a negative impact on its financial condition and ability to pursue its business strategy.

In order to successfully implement Liminatus’s plans and strategies, it will need to grow the size of its organization, and it may experience difficulties in managing this growth.

As of March 31, 2026, Liminatus had one full-time employee, its CEO, Chris Kim. Liminatus also engaged advisors and several third-party contractors, including its CFO, Scott Dam, who were engaged in research and development activities. In order to successfully implement its development and commercialization plans and strategies, and as the Company continues operating as a public company, the Company expects to need additional managerial, operational, sales, marketing, financial, and other personnel. Future growth would impose significant added responsibilities on members of management, including:

●	identifying, recruiting, integrating, maintaining, and motivating additional employees;
●	managing internal development efforts effectively, including the clinical and FDA and EMA review process for current and any future product candidates, while complying with any contractual obligations to contractors and other third parties Liminatus may have; and
●	improving operational, financial and management controls, reporting systems and procedures.

Liminatus’s future financial performance and its ability to successfully develop and, if approved, commercialize its current and any future product candidates will depend, in part, on its ability to effectively manage any future growth, and its management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

Liminatus currently relies, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of clinical management and manufacturing. Liminatus cannot assure you that the services of independent organizations, advisors and consultants will continue to be available to it on a timely basis when needed, or that it can find qualified replacements. In addition, if Liminatus is unable to effectively manage its outsourced activities or if the quality or accuracy of the services provided by third party service providers is compromised for any reason, Liminatus’s clinical trials may be extended, delayed or terminated, and it may not obtain marketing approval of its current and any future product candidates or otherwise advance its business. Liminatus cannot assure you that it will manage its existing third-party service providers or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If Liminatus is not able to effectively expand its organization by hiring new employees and/or engaging additional third-party service providers, it may not successfully implement the tasks necessary to further develop and commercialize its current and any future product candidates and, accordingly, may not achieve its research, development, and commercialization goals.

Risks Related to the Discovery, Development, and Commercialization of Liminatus’s Product Candidates

Liminatus is dependent on the success of its product candidates. If Liminatus is unable to obtain approval for and commercialize its product candidates for one or more indications in a timely manner, its business will be materially harmed.

Liminatus’s success is dependent on its ability to timely complete clinical trials and obtain marketing approval for, and then successfully commercialize, its product candidates for one or more indications. Liminatus’s product candidate is in the early stages of development and Liminatus is investing the majority of its efforts and financial resources in the research and development of its CD47 immune checkpoint inhibitor, both directly through its own efforts and indirectly through clinical collaboration arrangements, including investigator- and cooperative group-sponsored trials (“ISTs”). Liminatus’s product candidate will require additional clinical development, preclinical and manufacturing activities, marketing approval from government regulators, substantial investment, and significant marketing efforts before it generates any revenue from licensing arrangements. Liminatus is not permitted to market or promote any product candidates, in a jurisdiction before receiving marketing approval from the relevant regulatory authority, including, for example, the FDA for marketing in the United States and the European Medicines Agency (“EMA”) for marketing in the European Union, and it may never receive such marketing approvals.

The success of Liminatus’s product candidate will depend on numerous factors, including the following:

●	successful and timely completion of its ongoing preclinical studies;
●	initiation and successful patient enrollment and completion of clinical trials on a timely basis;

●	efficacy, safety and tolerability profiles that are satisfactory to the FDA, EMA or any comparable foreign regulatory authority for marketing approval;
●	raising additional funds necessary to complete the clinical development of and to commercialize product candidates;
●	timely receipt of marketing approvals for product candidates from applicable regulatory authorities;
●	the extent of any required post-marketing approval commitments to applicable regulatory authorities;
●	the maintenance of existing or the establishment of new supply arrangements with third-party drug product suppliers and manufacturers;
●	the maintenance of existing or the establishment of new scaled production arrangements with third-party manufacturers to obtain finished products that are appropriately packaged for sale;
●	obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;
●	protection of Liminatus’s rights in its intellectual property portfolio, including its licensed intellectual property;
●	successful launch of commercial sales following any marketing approval;
●	a continued acceptable safety profile following any marketing approval;
●	commercial acceptance by patients, the medical community, and third-party payors; and
●	Liminatus’s ability to compete with other therapies.

Liminatus does not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, including trial design, implementation, and timely provision of data in its collaboration based clinical trials and ISTs; potential threats to its intellectual property rights; and the manufacturing, marketing, distribution, and sales efforts of any future collaborator. If Liminatus is unable to achieve one or more of the objectives set forth above, its business will be materially harmed.

The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and the results of Liminatus’s clinical trials may not satisfy the requirements of the FDA, EMA or other comparable foreign regulatory authorities.

Liminatus will be required to demonstrate with substantial evidence through well-controlled clinical trials that its product candidates are safe and effective for use in a diverse population before it can seek marketing approvals for their commercial sale. Preclinical and clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the preclinical study and clinical trial processes, and, because Liminatus’s product candidates are in early stages of developments, there is a high risk of failure and Liminatus may never succeed in developing marketable products.

The results of preclinical studies may not be predictive of the results of clinical trials of Liminatus’s product candidates. Moreover, the results of early clinical trials may not be predictive of the results of later-stage clinical trials. Although product candidates may demonstrate promising results in preclinical studies and early clinical trials, they may not prove to be safe or effective in subsequent clinical trials. Favorable results from certain animal studies may not accurately predict the results of other animal studies or of human trials, due to the inherent biologic differences in species, the differences between testing conditions in animal studies and human trials, and the particular goals, purposes, and designs of the relevant studies and trials.

There is typically an extremely high rate of attrition from the failure of product candidates proceeding through preclinical studies and clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. Likewise, early, smaller-scale clinical trials may not be predictive of eventual safety or effectiveness in large-scale pivotal clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy, insufficient durability of efficacy or unacceptable safety issues, notwithstanding promising results in earlier trials. Most product candidates that commence preclinical studies and clinical trials are never approved as products. The development of Liminatus’s product candidates and Liminatus’s stock price may also be impacted by inferences, whether correct or not, that are drawn between the success or failure of preclinical studies or clinical trials of Liminatus’s competitors or other companies in the biopharmaceutical industry, in addition to Liminatus’s own preclinical studies and clinical trials.

In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dose and dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. Patients treated with Liminatus’s product candidates may also be undergoing surgical, radiation and chemotherapy treatments and may be using other approved products or investigational new drugs, which can cause side effects or adverse events that are unrelated to Liminatus’s product candidates. As a result, assessments of efficacy can vary widely for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, Liminatus’s clinical trial outcomes.

Any preclinical studies or clinical trials that Liminatus conducts may not demonstrate the safety and efficacy necessary to obtain regulatory approval to market its product candidates. If the results of Liminatus’s ongoing or future preclinical studies and clinical trials are inconclusive with respect to the safety and efficacy of its product candidates, if it does not meet the clinical endpoints with statistical and clinically meaningful significance, or if there are safety concerns associated with its product candidates, Liminatus may be prevented or delayed in obtaining marketing approval for such product candidates. In some instances, there can be significant variability in safety or efficacy results between different preclinical studies and clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols and the rate of dropout among clinical trial participants.

Liminatus does not know whether any preclinical studies or clinical trials it may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain approval to market any of its product candidates.

Liminatus’s clinical trials may reveal serious adverse events, toxicities, or other side effects of its current and any future product candidates that result in a safety profile that could inhibit regulatory approval or market acceptance of its product candidates.

In order to obtain marketing approval for its current or any future product candidates, Liminatus must demonstrate the safety and efficacy of the product candidate for the relevant clinical indication or indications through preclinical studies and clinical trials as well as additional supporting data. If Liminatus’s product candidates are associated with undesirable side effects in preclinical studies or clinical trials, or have unexpected characteristics, it may need to interrupt, delay, or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe, or more acceptable from a risk-benefit perspective.

Although Liminatus has conducted various preclinical studies and has data from various early-stage clinical trials, it does not know the predictive value of these studies and trials for future clinical trials, and it cannot guarantee that any positive results in preclinical studies or previous clinical trials will successfully translate to patients in its future clinical trials. It is not uncommon to observe results in clinical trials that are unexpected based on preclinical testing or previous clinical trials, and many product candidates fail in clinical trials despite promising preclinical or early-stage clinical results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for their products.

Liminatus expects that subjects in its future clinical trials for its product candidates may suffer adverse events (“AEs”), series adverse events (“SAEs”) or other side effects, including those not observed in its preclinical studies or previous clinical trials. Results of these trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by Liminatus’s product candidates could result in the delay, suspension, or termination of clinical trials by Liminatus or the FDA, EMA or comparable foreign regulatory authority for a number of reasons. Additionally, a number of the subjects in these clinical trials are expected to die during a trial due to the cancers they suffer and any of the treatment regimens they may have previously experienced, which could impact the development of Liminatus’s product candidates. If Liminatus elects or is required to delay, suspend, or terminate any clinical trial, the commercial prospects of its product candidates will be harmed and its ability to generate product revenue from this product candidate will be delayed or eliminated. SAEs observed in clinical trials could hinder or prevent market acceptance of its drug candidates. Any of these occurrences may harm Liminatus’s business, prospects, financial condition, and results of operations significantly.

Even in circumstances in which Liminatus does not believe that an AE is related to its product candidates, the investigation into the circumstances of such AE may be time-consuming or inconclusive. In particular, patients may face serious medical issues associated with the underlying cancer indications that Liminatus’s product candidates target, as well as AEs from toxicities and other complications related to other study drugs administered alongside or in combination with its product candidates in clinical trials. As a result, while not directly associated with its product candidates, there are attendant risks with the space in which its product candidates operate, and any related investigations may interrupt its development and commercialization efforts, delay its regulatory approval process or impact and limit the type of regulatory approvals its product candidates receive or maintain.

If SAEs or other side effects are observed in any of Liminatus’s clinical trials, it may have difficulty recruiting patients to future clinical trials, patients may discontinue treatment or withdraw from its trials or it may be required to abandon the trials or its development efforts of that product candidate altogether. Liminatus, the FDA, the EMA, other applicable regulatory authorities or an Institutional Review Board (“IRB”)/Ethics Committee may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage studies have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude a drug from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to its tolerability versus other therapies. Any of these developments could materially harm Liminatus’s business, financial condition, and prospects.

Further, if any of Liminatus’s product candidates obtain marketing approval, toxicities associated with its product candidates may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional warnings being added to the labeling, significant restrictions on the use of the product, or the withdrawal of the product from the market. Liminatus cannot predict whether its product candidates will cause toxicities in humans that would preclude or lead to the revocation of regulatory approval based on preclinical studies or early-stage clinical testing.

If Liminatus experiences delays or difficulties in the enrollment of patients in clinical trials, its receipt of necessary marketing approvals could be delayed or prevented.

Liminatus may not initiate, continue or complete clinical trials for its product candidates if it is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA, EMA, or comparable foreign regulatory authorities.

Patient enrollment is a significant factor in the timing of clinical trials, and Liminatus’s ability to enroll eligible patients may be limited or may result in slower enrollment than it anticipates. Patient enrollment may also be affected by other factors, including:

●	size and nature of the patient population;
●	severity of the disease under investigation;
●	availability and efficacy of approved drugs for the disease under investigation;
●	patient eligibility criteria for the trial in question;
●	efforts to facilitate timely enrollment in clinical trials;
●	patient referral practices of physicians;
●	clinicians’ and patients’ awareness of, and perceptions as to the potential advantages and risks of, Liminatus’s product candidates in relation to other available therapies, including any new drugs that may be approved for the indications it is investigating;
●	the ability to monitor patients adequately during and after treatment;
●	competing ongoing clinical trials for the same indications as Liminatus’s product candidates;

●	proximity and availability of clinical trial sites for prospective patients;
●	whether Liminatus becomes subject to a partial or full clinical hold on any of its clinical trials; and continued enrollment of prospective patients by clinical trial sites, including delays due to pandemics, wars etc. that can impact patient willingness to participate and travel for investigative therapy and reductions in clinical trial site staff and services.

Liminatus’s inability to enroll a sufficient number of patients for its clinical trials would result in significant delays or may require it to abandon one or more of its clinical trials altogether. Enrollment delays in Liminatus’s clinical trials may result in increased development costs for its product candidates and jeopardize its ability to obtain marketing approval for the sale of its product candidates.

Liminatus’s clinical trials may reveal serious adverse events, toxicities, or other side effects of its current and any future product candidates that result in a safety profile that could inhibit regulatory approval or market acceptance of its product candidates.

In order to obtain marketing approval for its current or any future product candidates, Liminatus must demonstrate the safety and efficacy of the product candidate for the relevant clinical indication or indications through preclinical studies and clinical trials as well as additional supporting data. If Liminatus’s product candidates are associated with undesirable side effects in preclinical studies or clinical trials, or have unexpected characteristics, it may need to interrupt, delay, or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe, or more acceptable from a risk-benefit perspective.

Although Liminatus has conducted various preclinical studies and has data from various early-stage clinical trials, it does not know the predictive value of these studies and trials for future clinical trials, and it cannot guarantee that any positive results in preclinical studies or previous clinical trials will successfully translate to patients in its future clinical trials. It is not uncommon to observe results in clinical trials that are unexpected based on preclinical testing or previous clinical trials, and many product candidates fail in clinical trials despite promising preclinical or early-stage clinical results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for their products.

Liminatus expects that subjects in its future clinical trials for its product candidates may suffer adverse events (“AEs”), series adverse events (“SAEs”) or other side effects, including those not observed in its preclinical studies or previous clinical trials. Results of these trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by Liminatus’s product candidates could result in the delay, suspension, or termination of clinical trials by Liminatus or the FDA, EMA or comparable foreign regulatory authority for a number of reasons. Additionally, a number of the subjects in these clinical trials are expected to die during a trial due to the cancers they suffer and any of the treatment regimens they may have previously experienced, which could impact the development of Liminatus’s product candidates. If Liminatus elects or is required to delay, suspend, or terminate any clinical trial, the commercial prospects of its product candidates will be harmed and its ability to generate product revenue from this product candidate will be delayed or eliminated. SAEs observed in clinical trials could hinder or prevent market acceptance of its drug candidates. Any of these occurrences may harm Liminatus’s business, prospects, financial condition, and results of operations significantly.

Even in circumstances in which Liminatus does not believe that an AE is related to its product candidates, the investigation into the circumstances of such AE may be time-consuming or inconclusive. In particular, patients may face serious medical issues associated with the underlying cancer indications that Liminatus’s product candidates target, as well as AEs from toxicities and other complications related to other study drugs administered alongside or in combination with its product candidates in clinical trials. As a result, while not directly associated with its product candidates, there are attendant risks with the space in which its product candidates operate, and any related investigations may interrupt its development and commercialization efforts, delay its regulatory approval process or impact and limit the type of regulatory approvals its product candidates receive or maintain.

If SAEs or other side effects are observed in any of Liminatus’s clinical trials, it may have difficulty recruiting patients to future clinical trials, patients may discontinue treatment or withdraw from its trials or it may be required to abandon the trials or its development efforts of that product candidate altogether. Liminatus, the FDA, the EMA, other applicable regulatory authorities or an Institutional Review Board (“IRB”)/Ethics Committee may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage studies have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude a drug from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to its tolerability versus other therapies. Any of these developments could materially harm Liminatus’s business, financial condition, and prospects.

Further, if any of Liminatus’s product candidates obtain marketing approval, toxicities associated with its product candidates may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional warnings being added to the labeling, significant restrictions on the use of the product, or the withdrawal of the product from the market. Liminatus cannot predict whether its product candidates will cause toxicities in humans that would preclude or lead to the revocation of regulatory approval based on preclinical studies or early-stage clinical testing.

If Liminatus experiences delays or difficulties in the enrollment of patients in clinical trials, its receipt of necessary marketing approvals could be delayed or prevented.

Liminatus may not initiate, continue or complete clinical trials for its product candidates if it is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA, EMA, or comparable foreign regulatory authorities.

Patient enrollment is a significant factor in the timing of clinical trials, and Liminatus’s ability to enroll eligible patients may be limited or may result in slower enrollment than it anticipates. Patient enrollment may also be affected by other factors, including:

●	size and nature of the patient population;
●	severity of the disease under investigation;
●	availability and efficacy of approved drugs for the disease under investigation;
●	patient eligibility criteria for the trial in question;
●	efforts to facilitate timely enrollment in clinical trials;
●	patient referral practices of physicians;
●	clinicians’ and patients’ awareness of, and perceptions as to the potential advantages and risks of, Liminatus’s product candidates in relation to other available therapies, including any new drugs that may be approved for the indications it is investigating;
●	the ability to monitor patients adequately during and after treatment;
●	competing ongoing clinical trials for the same indications as Liminatus’s product candidates;
●	proximity and availability of clinical trial sites for prospective patients;
●	whether Liminatus becomes subject to a partial or full clinical hold on any of its clinical trials; and continued enrollment of prospective patients by clinical trial sites, including delays due to pandemics, wars etc. that can impact patient willingness to participate and travel for investigative therapy and reductions in clinical trial site staff and services.

Liminatus’s inability to enroll a sufficient number of patients for its clinical trials would result in significant delays or may require it to abandon one or more of its clinical trials altogether. Enrollment delays in Liminatus’s clinical trials may result in increased development costs for its product candidates and jeopardize its ability to obtain marketing approval for the sale of its product candidates.

The clinical trials of Liminatus’s current and any future product candidates may not demonstrate safety and efficacy to the satisfaction of regulatory authorities or otherwise be timely conducted or produce positive results.

Before obtaining marketing approval from regulatory authorities for the sale of its product candidates, Liminatus must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of its product candidates. Clinical testing is expensive, difficult to design and implement, can take many years to complete, and its ultimate outcome is uncertain. A failure of one or more clinical trials can occur at any stage of the process. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs.

Liminatus does not know whether its future clinical trials will begin on time or enroll patients on time, or whether its ongoing and/or future clinical trials will be completed on schedule or at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

●	obtaining regulatory approval to commence a trial;
●	delays in reaching, or the inability to reach, agreement on acceptable terms with prospective CROs, clinical trial sites, laboratory service providers, companion diagnostic development partners, contract manufacturing organizations (CMOs), and other service providers Liminatus may engage to support the conduct of its clinical trials;
●	obtaining IRB approval at each clinical trial site;
●	recruiting a sufficient number of suitable patients to participate in a trial;
●	patients failing to comply with trial protocol or dropping out of a trial, rendering them not evaluable for study endpoints;
●	clinical trial sites deviating from trial protocol or dropping out of a trial;
●	the availability of any applicable combination therapies;
●	developments in the safety and efficacy of any applicable combination therapies;
●	the need to add new clinical trial sites; or
●	delays in the testing, validation and manufacturing of product candidates and the delivery of these product candidates to clinical trial sites.

Liminatus may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent receipt of marketing approval or its ability to commercialize its product candidates, including:

●	receipt of feedback from regulatory authorities that requires Liminatus to modify the design of its clinical trials;
●	negative or inconclusive clinical trial results that may require Liminatus to conduct additional clinical trials or abandon certain drug development programs;
●	regulators or IRBs may not authorize Liminatus, its collaborators, or its investigators to commence a clinical trial or to conduct a clinical trial at a prospective site;
●	the number of patients required for clinical trials being larger than anticipated, enrollment in these clinical trials being slower than anticipated, or participants dropping out of these clinical trials at a higher rate than anticipated;
●	third-party contractors failing to comply with regulatory requirements or meet their contractual obligations to Liminatus in a timely manner, or at all;
●	the suspension or termination of Liminatus’ clinical trials for various reasons, including non-compliance with regulatory requirements, a finding that Liminatus’s product candidates have undesirable side effects, safety or efficacy concerns, or any particular combination therapy or other unexpected characteristics or risks;
●	the cost of clinical trials of Liminatus’s product candidates being greater than anticipated;

●	for clinical trials testing combination treatment of Liminatus’s product candidates with third-party drug products, delays in procuring such third-party drug products and the delivery of such third-party drug products to clinical trial sites, or the inability to procure such third-party drug products at all; and
●	regulators revising the requirements for approving Liminatus’s product candidates, including as a result of newly approved agents changing the standard of care of an indication.

Any unforeseen events may cause Liminatus to be required to conduct additional clinical trials or other testing of Liminatus’s product candidates beyond those that it currently contemplates, or to be unable to successfully complete clinical trials of Liminatus’s product candidates or other testing. Clinical trial or test results may also not be positive or may be only modestly positive or may have safety concerns. Any of the foregoing events may cause us to incur unplanned costs, be delayed in obtaining marketing approval, if ever, receive more limited or restrictive marketing approval, be subject to additional post-marketing testing requirements, or have the drug removed from the market after obtaining marketing approval.

The outcome of preclinical testing and early clinical trials that Liminatus obtains and that it publishes may not be predictive of the success of later clinical trials, and the results of its clinical trials may not satisfy the requirements of the FDA, EMA, or comparable foreign regulatory authorities.

Liminatus currently has no products approved for sale and it cannot guarantee that it will ever have marketable drugs. Clinical failure can occur at any stage of clinical development. Clinical trials may produce negative or inconclusive results, and Liminatus or any future collaborators may decide, or regulators may require it, to conduct additional clinical trials or preclinical studies. Liminatus will be required to demonstrate with substantial evidence through well-controlled clinical trials that its product candidates are safe and effective for use in a diverse population before it can seek marketing approvals for their commercial sale. Success in preclinical studies and early-stage clinical trials does not mean that future larger registration clinical trials will be successful. This is because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA, EMA, and other regulatory authorities despite having progressed through preclinical studies and early-stage clinical trials. In addition, the outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later-stage clinical trials. Liminatus does not know whether any clinical trials it may conduct will demonstrate consistent or adequate efficacy and safety results sufficient to obtain marketing approval to market its product candidates.

Summary or preliminary data from Liminatus’s clinical trials that it announces or publishes may change as new or revised patient data becomes available, and is subject to source verification procedures that could result in material changes in the final data.

As more patient data becomes available, Liminatus may publicly disclose new or revised preliminary data from its clinical trials. These preliminary updates are based on analyses of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. Liminatus also makes assumptions, estimations, calculations and conclusions as part of its analyses of data, and it may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the summary or preliminary results that Liminatus reports may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data has been received and fully evaluated. Summary or preliminary data also remains subject to source verification procedures that may result in the final data being materially different from the summary or preliminary data previously published. As a result, summary or preliminary data should be viewed with caution until the final data are available. In addition, Liminatus may report interim analyses of only certain endpoints rather than all endpoints. Preliminary data from clinical trials that Liminatus conducts may not be indicative of the final results of the trials and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse changes between preliminary data and final data could significantly harm Liminatus’s business and prospects. Further, additional disclosure of preliminary data by Liminatus or by its competitors in the future could result in volatility in the price of Liminatus’s Common Stock.

Further, others, including regulatory agencies, may not accept or agree with Liminatus’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate, and Liminatus’s in general. In addition, the information Liminatus chooses to publicly disclose regarding a particular study or clinical trial is typically selected from a more extensive amount of available information. Interested parties may not agree with what Liminatus determines is the material or otherwise appropriate information to include in its disclosure, and any information Liminatus determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities, or otherwise regarding a particular product candidate or its business. If the preliminary or topline data that Liminatus reports differs from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, Liminatus’s ability to obtain approval for, and commercialize, its product candidates may be harmed, which could harm its business, financial condition, results of operations, and prospects.

In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dosing regimen and other trial protocols, use in combination with other therapies, and the rate of discontinuations by clinical trial participants. In addition, Liminatus may use patient-reported outcome assessments in some of its clinical trials, which involve patients’ subjective assessments of efficacy of the treatments they receive in the trial. Such assessments can vary widely from day to day for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, Liminatus’s clinical trial outcomes.

The regulatory approval processes of the FDA, EMA and other comparable foreign regulatory authorities are lengthy, time consuming and inherently unpredictable. If Liminatus is ultimately unable to obtain regulatory approval of its product candidates, Liminatus will be unable to generate product revenue and its business will be substantially harmed.

Liminatus’s product candidates are and will continue to be subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of drugs. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process must be successfully completed in the United States and in many foreign jurisdictions before a new drug can be approved for marketing.

Obtaining approval by the FDA, EMA and other comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the type, complexity and novelty of the product candidates involved. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. For example, FDA’s Oncology Center of Excellence initiated Project Optimus to reform the dose optimization and dose selection paradigm in oncology drug development and Project FrontRunner to help develop and implement strategies to support approvals in early clinical setting, among other goals. How the FDA plans to implement these goals and their impact on specific clinical programs and the industry are unclear. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that Liminatus’s data are insufficient for approval and require additional preclinical, clinical or other data. Even if Liminatus eventually completes clinical testing and receives approval for Liminatus’s product candidates, the FDA, EMA and other comparable foreign regulatory authorities may approve its product candidates for a more limited indication or a narrower patient population than it originally requested or may impose other prescribing limitations or warnings that limit the product candidate’s commercial potential. Liminatus has not submitted for, or obtained, regulatory approval for any product candidate, and it is possible that none of its product candidates will ever obtain regulatory approval. Further, development of Liminatus’s product candidates and/or regulatory approval may be delayed for reasons beyond its control.

Applications for Liminatus’s product candidates could fail to receive regulatory approval for many reasons, including the following:

●	the FDA, EMA or other comparable foreign regulatory authorities may disagree with the design, implementation or results of Liminatus’s clinical trials;
●	the FDA, EMA or other comparable foreign regulatory authorities may determine that Liminatus’s product candidates are not safe and effective, are only moderately effective or have undesirable or unintended side effects, toxicities or other characteristics that preclude its obtaining marketing approval or prevent or limit commercial use;
●	the population studied in the clinical trial may not be sufficiently broad or representative to assure efficacy and safety in the full population for which Liminatus seeks approval;
●	the FDA, EMA or other comparable foreign regulatory authorities may disagree with Liminatus’s interpretation of data from preclinical studies or clinical trials;
●	Liminatus may be unable to demonstrate to the FDA, EMA or other comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for its proposed indication is acceptable;

●	the FDA, EMA or other comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which Liminatus contracts for clinical and commercial supplies;
●	the FDA, EMA or other comparable regulatory authorities may fail to approve companion diagnostic tests required for Liminatus’s product candidates; and
●	the approval policies or regulations of the FDA, EMA or other comparable foreign regulatory authorities may significantly change in a manner rendering Liminatus’s clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in Liminatus failing to obtain regulatory approval to market any of its product candidates, which would significantly harm its business, results of operations and prospects.

Liminatus is also subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries, and generally includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval.

Liminatus’s product candidates may not achieve adequate market acceptance among physicians, patients, healthcare payors, and others in the medical community necessary for commercial success.

Even if Liminatus’s product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, healthcare payors, and others in the medical community. For example, current standard-of-care cancer treatments, such as existing chemotherapy and radiation therapy, are well established in the medical community, and doctors may continue to rely on these treatments. The degree of market acceptance of any of Liminatus’s approved product candidates, if approved for commercial sale, will depend on a number of factors, including:

●	the efficacy and safety profile as demonstrated in clinical trials;
●	the timing of market introduction of the product candidate as well as competitive products;
●	the approval of other new therapies for the same indications;
●	the clinical indications for which the product candidate is approved;
●	restrictions on the use of Liminatus’s products, if approved, such as boxed warnings, contraindications in labeling, or restrictions on use of Liminatus’s products together with other medications, or a risk evaluation and mitigation strategy (REMS), if any, which may not be required of alternative treatments and competitor products;
●	the potential and perceived advantages of product candidates over alternative treatments or in combination therapies;
●	the cost of treatment in relation to alternative treatments;
●	the availability of coverage and adequate reimbursement and pricing by third parties and government authorities;
●	relative convenience and ease of administration;
●	the effectiveness of sales and marketing efforts;
●	the willingness of the target population to try new therapies and of physicians to prescribe these therapies; and
●	unfavorable publicity relating to the product candidate.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors, and patients, Liminatus may generate less revenue from that product candidate than anticipated, which could harm its financial results.

The sizes of the patient populations suffering from some of the diseases Liminatus is targeting may be based on estimates that are inaccurate, may be small, or may be smaller than estimated.

Liminatus relies on estimates to project the incidence and prevalence of diseases it is targeting and the subset of patients with these diseases who have the potential to benefit from treatment with its product candidates. Liminatus derives these estimates from a variety of sources, including United States and global cancer databases, scientific literature, surveys of clinics, physician interviews, patient foundations, and market research, and they may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. Additionally, the potentially addressable patient population for its product candidates may be more limited than Liminatus originally estimated or may not be amenable to treatment with its product candidates, if and when approved. Even if Liminatus obtains significant market share for its product candidates, small potential target populations for certain indications means it may never achieve profitability without obtaining market approval for additional indications.

Many of Liminatus’s additional internal programs and our CD 47 immune checkpoint inhibitor are at early stages of development and may fail in development or suffer delays that adversely affect their commercial viability.

All of Liminatus’s internal programs are in preclinical development or at the research stage and may fail in development or suffer delays that adversely affect their commercial viability. These programs may fail to yield product candidates. A product candidate can unexpectedly fail at any stage of preclinical and clinical development. The historical failure rate for product candidates is high due to risks relating to safety, efficacy, clinical execution, changing standards of medical care, and other unpredictable variables. The results from preclinical testing or early clinical trials of a product candidate may not be predictive of the results that will be obtained in later-stage clinical trials of the product candidate. The success of any product candidates Liminatus may develop will depend on many factors, including the following:

●	generating sufficient data to support the initiation or continuation of clinical trials;
●	obtaining regulatory permission to initiate clinical trials;
●	contracting with the necessary parties to conduct clinical trials;
●	the successful enrollment of patients in, and the completion of, clinical trials;
●	the timely manufacture of sufficient quantities of the product candidate, and any combination therapy, for use in clinical trials; and
●	acceptable adverse profile in the clinical trials.

Even if Liminatus successfully advances any other product candidates into clinical development, their success will be subject to all of the clinical, regulatory and commercial risks described elsewhere in this “Risk Factors” section. Accordingly, Liminatus cannot assure you that it will ever develop, obtain regulatory approval of, commercialize, or generate significant revenue from any product candidate.

Any product candidates Liminatus develops may become subject to unfavorable third-party reimbursement practices and pricing regulations.

The availability and extent of coverage and adequate reimbursement by governmental and private payors is essential for most patients to afford the expense of therapeutics like our CD47 immune checkpoint inhibitor. Sales of any of Liminatus’s product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of its product candidates will be paid by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations or reimbursed by government health administration authorities, private health coverage insurers, and other third-party payors. If reimbursement is not available, or is available only to limited levels, Liminatus may not successfully commercialize its product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which Liminatus obtains marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, Liminatus may not successfully commercialize any product candidate for which it obtains marketing approval.

There is significant uncertainty related to insurance coverage and reimbursement of newly approved products. In the United States, principal decisions about reimbursement for new products are typically made by Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services (“HHS”). CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. As a result, the coverage determination process is often time-consuming and costly. This process will require Liminatus to provide scientific and clinical support for the use of its products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Increasingly, third-party payors require that drug companies provide them with predetermined discounts from list prices and challenge the prices charged for medical products. Further, such payors increasingly challenge the price, examine the medical necessity and review the cost effectiveness of medical drug products. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific drug products on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. Liminatus may need to conduct expensive studies to demonstrate the medical necessity and cost-effectiveness of its products. Nonetheless, Liminatus’s product candidates may not be considered medically necessary or cost effective. Liminatus cannot be sure that coverage and reimbursement will be available for any product that it commercialize and, if reimbursement is available, what the level of reimbursement will be.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and Liminatus believes the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as its product candidates. In many countries, particularly the countries of the European Union, medical product prices are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after a product receives marketing approval. To obtain reimbursement or pricing approval in some countries, Liminatus may be required to conduct a clinical trial that compares the cost-effectiveness of its product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products, but monitor and control company profits.

Additional foreign price controls or other changes in pricing regulation could restrict the amount that Liminatus is able to charge for its product candidates. Accordingly, in markets outside the United States, the reimbursement for its products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

If Liminatus is unable to establish or sustain coverage and adequate reimbursement for any future product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates. Coverage policies and third-party reimbursement rates may change at any time. Even if Liminatus attains favorable coverage and reimbursement status for one or more products for which it receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

If Liminatus’s competitors develop and market products that are more effective, safer, or less expensive than Liminatus’s product candidates, its commercial opportunities will be negatively impacted.

The biotechnology industry is highly competitive and subject to rapid and significant technological change. Moreover, the oncology field is characterized by strong and increasing competition, with a strong emphasis on intellectual property. Products Liminatus may develop in the future for the treatment of cancer and any other diseases are likely to face competition from other drugs and therapies, including those of which Liminatus may not currently be aware. In addition, Liminatus’s products may need to compete with off-label drugs used by physicians to treat the indications for which Liminatus seeks approval. This may make it difficult for Liminatus to replace existing therapies with its products.

Major multinational pharmaceutical and biotechnology companies, emerging and start-up companies, universities, and other research institutions, could focus their future efforts on developing competing therapies and treatments for any of the indications Liminatus is currently targeting or may target in the future. Many of these current and potential competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources, and commercial expertise than Liminatus does. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients, and manufacturing biotechnology products. These companies also have significantly greater research, development, and marketing capabilities than Liminatus does and may also have products that have been approved or are in late stages of development, and collaborative arrangements in Liminatus’s target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that Liminatus develops obsolete. As a result of any of these factors, Liminatus’s competitors may succeed in obtaining approval from the FDA, EMA, or foreign regulatory authorities or discovering, developing, and commercializing products in Liminatus’s field before or more successfully than it does.

Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies compete with Liminatus in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for planned clinical trials, as well as in acquiring technologies complementary to, or necessary for, its programs. In addition, the biotechnology industry is characterized by rapid technological change. If Liminatus fails to stay at the forefront of technological change, it may be unable to compete effectively. Technological advances or products developed by Liminatus’s competitors may render its technologies or product candidates obsolete, less competitive or not economical.

Liminatus has limited resources and is currently focusing its efforts on developing the CD47 immune checkpoint inhibitor. As a result, Liminatus may fail to capitalize on other product candidates or indications that may ultimately have proven to be more profitable.

Liminatus is currently focusing its efforts on developing the CD47 immune checkpoint inhibitor. As a result, Liminatus may forego or delay pursuit of opportunities for other indications or with other product candidates that may have greater commercial potential. Liminatus’s resource allocation decisions may cause it to fail to capitalize on viable product candidates or profitable market opportunities. Liminatus’s spending on current and future research and development activities for specific indications may not yield any commercially viable drugs. If Liminatus does not accurately evaluate the commercial potential or target markets for a particular product candidate, it may relinquish valuable rights to that product candidate through collaboration, licensing, or other strategic arrangements in cases in which it would have been more advantageous for Liminatus to retain sole development and commercialization rights to such product candidate.

Liminatus may not succeed in its efforts to expand its pipeline of product candidates and develop marketable products.

Because Liminatus has limited financial and managerial resources, it focuses its pipeline research and development efforts to develop its product candidates. Liminatus’s business depends on its successful development and commercialization of the CD47 immune checkpoint inhibitor, and internal product candidates that may emerge from its preclinical research and development activities. Even if it continues to successfully expand its pipeline, development of the potential product candidates that Liminatus identifies will require substantial investment in clinical development, management of preclinical, clinical, and manufacturing activities, regulatory approval in multiple jurisdictions, obtaining manufacturing supply capability, building a commercial organization, and significant marketing efforts before Liminatus generates any revenue from product sales. Furthermore, such product candidates may not be suitable for clinical development, including as a result of their harmful side effects, limited efficacy, or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. If Liminatus cannot successfully develop and commercialize its product candidates based upon its approach, it may not obtain product or partnership revenue in future periods, which would adversely affect its business, prospects, financial condition, and results of operations.

Liminatus is developing some of its product candidates for use in combination with standard-of-care as well as emerging or experimental cancer therapies, which exposes it to several risks beyond its control.

Liminatus is developing some of its product candidates, including the CD47 immune checkpoint inhibitor, for use in combination with current standard of care or other emerging or experimental cancer therapies. This exposes Liminatus to supply risk to the extent there is not an adequate supply of these therapies for use in combination with its product candidates, either in clinical trials or after any approval, as well as pricing risk if these combination therapies are expensive and the addition of its product candidates would be too costly to support reimbursement or payor coverage. In particular, providers of some of these emerging or experimental therapies have been contributing their therapies to use in combination trials at generally no or limited cost to Liminatus. If this were to change, Liminatus’s trial costs could increase substantially. Also, although combinations with an experimental agent that has not been approved may prove to be clinically beneficial, the experimental agent will still need to meet regulatory approval requirements for the combined therapy to become commercially available. In addition, if the standard of care were to evolve or change, the clinical utility of Liminatus’s product candidates could be diminished or eliminated. If any of these were to occur, Liminatus’s business could be materially harmed.

Liminatus may use companion diagnostics in the future in its development programs, and if such companion diagnostics for its product candidates are not successfully, and in a timely manner, validated, developed, or approved, Liminatus may not achieve marketing approval or realize the full commercial potential of its product candidates.

Liminatus may use companion diagnostics in its future product candidate development programs. If such companion diagnostics are developed in conjunction with clinical programs, the FDA, EMA, or comparable regulatory authority may require regulatory approval of a companion diagnostic as a condition to approval of the product candidate. For example, if Liminatus uses a diagnostic to test which patients are most likely to benefit from its product candidate for the treatment of a particular indication as a criterion for enrollment, then it will likely be required to obtain FDA approval or clearance of the companion diagnostic, concurrent with approval of its product candidate. Liminatus may also be required to demonstrate to the FDA the predictive utility of a companion diagnostic, i.e., that the diagnostic selects for patients in whom the therapy will be effective or more effective compared to patients not selected for by the diagnostic. Liminatus does not have experience or capabilities in developing or commercializing diagnostics and plan to rely in large part on third parties to perform these functions. Liminatus does not currently have any agreement in place with any third party to develop or commercialize companion diagnostics for any of its product candidates. Companion diagnostics are subject to regulation by the FDA, the EMA, and other foreign regulatory authorities as medical devices and require separate regulatory approval or clearance prior to commercialization.

If Liminatus or its partners, or any third party, are unable to successfully develop companion diagnostics in the future in its product candidates, or experience delays in doing so:

●	the development of Liminatus’s product candidates may be adversely affected if it is unable to appropriately select patients for enrollment in its planned clinical trials;
●	Liminatus’s product candidates may not receive marketing approval if their safe and effective use depends on a companion diagnostic; and
●	Liminatus may not realize the full commercial potential of any product candidates that receive marketing approval if, among other reasons, it is unable to appropriately identify patients targeted by its product candidates.

In addition, any future product candidates developed in conjunction with companion diagnostics may be perceived negatively compared to alternative treatments that do not require the use of companion diagnostics, either due to the additional cost of the companion diagnostic, the requirement of samples for testing, or the need to complete additional procedures to identify genetic markers prior to administering Liminatus’s product candidates. If any of these events were to occur, it would significantly harm Liminatus’s business, results of operations and prospects.

Liminatus’s business entails a significant risk of product liability, and if Liminatus is unable to obtain sufficient insurance coverage, the costs of product liability could have an adverse effect on its business and financial condition.

Liminatus’s business exposes it to significant product liability risks inherent in the development, testing, manufacturing, and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of Liminatus’s development programs. If Liminatus succeeds in marketing products, such claims could result in an FDA, EMA, or other regulatory investigation of the safety and effectiveness of its products, its manufacturing processes and facilities, or its marketing programs. Such regulatory investigation could potentially lead to a recall of Liminatus’s products or more serious enforcement action, limitations on the approved indications for which they may be used, or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for Liminatus’s products, injury to its reputation, costs to defend the related litigation, a diversion of management’s time and resources, and substantial monetary awards to trial participants or patients. Liminatus would expect to obtain product liability insurance prior to marketing any of its product candidates. Any insurance Liminatus has now or that it may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, Liminatus may be unable to obtain sufficient insurance at a reasonable cost to protect it against losses caused by product liability claims that could have an adverse effect on its business and financial condition.

Risks Related to Regulatory Approval and Other Legal Compliance Matters for Liminatus’s Product Candidates

The regulatory approval processes of the FDA, EMA, and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. If Liminatus is ultimately unable to obtain regulatory approval for its product candidates, Liminatus will be unable to generate product revenue and its business will be substantially harmed.

The time required to obtain approval by the FDA, EMA, and comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials, and depends upon numerous factors, including the type, complexity, and novelty of the product candidates involved. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that Liminatus’s data is insufficient for approval and require additional preclinical, clinical, or other studies. Liminatus has not submitted for, or obtained regulatory approval for, any product candidate, and it is possible that none of its existing product candidates or any product candidates it may seek to develop in the future will ever obtain regulatory approval.

Applications for Liminatus’s product candidates could fail to receive regulatory approval in an initial or subsequent indication for many reasons, including the following:

●	the FDA, EMA, or comparable foreign regulatory authorities may disagree with the design, implementation, or results of Liminatus’s clinical trials;
●	the FDA, EMA, or comparable foreign regulatory authorities may determine that Liminatus’s product candidates are not safe and effective, only moderately effective, or have undesirable or unintended side effects, toxicities, or other characteristics that preclude it obtaining marketing approval or prevent or limit commercial use;
●	the population studied in the clinical program may not be sufficiently broad or representative to assure safety and efficacy in the full population for which Liminatus seeks approval, including, for example, due to biologic and genetic differences that might occur in subjects in certain populations such as defined by race or other factors;
●	Liminatus may be unable to demonstrate to the FDA, EMA, or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio when compared to the standard of care is acceptable;
●	the FDA, EMA, or comparable foreign regulatory authorities may disagree with Liminatus’s interpretation of data from preclinical studies or clinical trials;
●	the data collected from clinical trials of Liminatus’s product candidates may not be sufficient to support the submission of a Biologics License Application (“BLA”), New Drug Application (“NDA”), or other submission or to obtain regulatory approval in the United States or elsewhere;
●	Liminatus may be unable to demonstrate to the FDA, EMA, or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for a proposed indication is acceptable;
●	the FDA, EMA, or comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which Liminatus contracts for clinical and commercial supplies; and
●	the approval policies or regulations of the FDA, EMA, or comparable foreign regulatory authorities may significantly change in a manner rendering Liminatus’s clinical data insufficient for approval.

Further, development of Liminatus’s product candidates and/or regulatory approval may be delayed for reasons beyond its control. For example, a U.S. federal government shutdown, such as one that occurred during from December 2018 to January 2019, or other FDA priorities, such as responding to a pandemic, may result in significant reductions to, or demands on, the FDA’s budget, employees, and operations, which may lead to slower response times and longer review periods, potentially affecting Liminatus’s ability to progress development of its product candidates or obtain regulatory approval for its product candidates.

This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in Liminatus failing to obtain regulatory approval to market any of its product candidates, which would significantly harm its business, results of operations, and prospects.

Liminatus’s product candidates may cause undesirable side effects or have other properties that could prevent their regulatory approval or result in significant negative consequences.

Adverse events or other undesirable side effects caused by Liminatus’s product candidates could cause it or regulatory authorities to interrupt, delay, or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, EMA, or other comparable foreign regulatory authorities. Drug-related side effects could affect patient recruitment, the ability of enrolled patients to complete the trial, and/or result in potential product liability claims. Regardless of merit or eventual outcome, product liability claims may result in impairment of Liminatus’s business reputation, withdrawal of clinical trial participants, costs due to related litigation, distraction of management’s attention from Liminatus’s primary business, initiation of investigations by regulators, substantial monetary awards to patients or other claimants, the inability to commercialize its product candidates, and decreased demand for Liminatus’s product candidates, if approved for commercial sale.

Additionally, if one or more of Liminatus’s product candidates receives marketing approval, and Liminatus or others later identify undesirable side effects or adverse events caused by such products, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may withdraw approvals of such product and cause Liminatus to recall its products;
●	regulatory authorities may require additional warnings on the label or impose a more restrictive, narrower indication for use of the agent;
●	Liminatus may be required to change the way the product is administered or conduct additional clinical trials or post-approval studies;
●	Liminatus may be required to create a REMS plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers, and/or other elements, such as boxed warning on the packaging, to assure safe use;
●	Liminatus could be sued and held liable for harm caused to patients; and
●	Liminatus’s reputation may suffer.

Any of these events could prevent Liminatus from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm Liminatus’s business, financial condition, results of operations, and growth prospects.

For any current and future clinical trials for Liminatus’s product candidates outside the United States, the FDA, EMA, and applicable foreign regulatory authorities may not accept data from such trials.

Liminatus conducts clinical trials outside the United States, and may choose to conduct future clinical trials outside the United States. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA, EMA, or applicable foreign regulatory authority may be subject to certain conditions. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless the data are applicable to the United States population and United States medical practice, and the trials were performed by clinical investigators of recognized competence and pursuant to Good Clinical Practice (“GCP”) regulations. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory bodies have comparable approval requirements, including appropriate examination of the product in the country-specific population. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA, EMA, or any applicable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA, EMA, or any applicable foreign regulatory authority does not accept such data, it may result in the need for additional trials, which would be costly and time-consuming and delay aspects of Liminatus’s business plan, and may result in its product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Obtaining and maintaining regulatory approval of Liminatus’s product candidates in one jurisdiction does not mean that it will succeed in obtaining regulatory approval of its product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of Liminatus’s product candidates in one jurisdiction does not guarantee that it will obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA, EMA, or comparable foreign regulatory authority grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing, and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that Liminatus intends to charge for its products is also subject to approval. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for Liminatus and could delay or prevent the introduction of its products in certain countries. If Liminatus or any partner it works with fails to comply with the regulatory requirements in international markets or fails to receive applicable marketing approvals, its target market will be reduced, and its ability to realize the full market potential of its product candidates will be harmed.

Even if Liminatus applies for and obtains accelerated approval or Breakthrough Therapy, Fast Track or other designation intended to expedite, facilitate or reduce the cost pursuing development or regulatory review or approval with the FDA or other regulatory authorities for any of Liminatus’s product candidates, there is no guarantee that such designation would lead to faster development, regulatory review, or approval, nor would it increase the likelihood that any such product candidate will receive marketing approval.

If a product candidate is intended for the treatment of a serious condition and nonclinical or clinical data demonstrates the potential to address unmet medical need for such condition or a substantial improvement over available therapy for such condition, a product candidate sponsor may apply for FDA Fast Track or Breakthrough Therapy designation, and there may be other priority designations available under various regulatory bodies. In the future, Liminatus may apply for such priority designation depending on the results of its clinical trials. Even though Liminatus may apply for and receive a Fast Track, Breakthrough Therapy or other priority designations, such priority designation does not ensure that it will receive marketing approval or that approval will be granted within any particular timeframe. Liminatus may not experience a faster development or regulatory review or approval process with the priority designation compared to conventional FDA procedures. In addition, the FDA may withdraw Fast Track or Breakthrough Therapy designation if it believes that the designation is no longer supported by data from Liminatus’s clinical development program. Fast Track or Breakthrough Therapy designation alone does not guarantee qualification for the FDA’s priority review procedures. Further, even if any of Liminatus’s products obtain Fast Track or Breakthrough Therapy designation, this may not lead to earlier regulatory approval or commercialization of its products due to the extensive and time-consuming steps necessary to obtain FDA approval and commercialize a product candidate.

Even if Liminatus obtains regulatory approval for a product candidate, its products will remain subject to extensive regulatory scrutiny.

If any of Liminatus’s product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-market information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.

Manufacturers and manufacturers’ facilities are required to comply with extensive requirements imposed by the FDA, EMA, and comparable foreign regulatory authorities, including ensuring that quality control and manufacturing procedures conform to Good Manufacturing Practice (“GMP”) regulations. As such, Liminatus and its contract manufacturers will be subject to continual review and inspections to assess compliance with GMP and adherence to commitments made in any BLA, NDA, or Marketing Authorization Application (“MAA”). Accordingly, Liminatus and others with whom it works must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

Any regulatory approvals that Liminatus receives for its product candidates will be subject to limitations on the approved indicated uses for which the product may be marketed and promoted or to the conditions of approval (including potentially the requirement to implement a Risk Evaluation and Mitigation Strategy), or contain requirements for potentially costly post-marketing testing. Liminatus will be required to report certain adverse reactions and production problems, if any, to the FDA, EMA, and comparable foreign regulatory authorities. Any new legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to assure compliance. The FDA and other agencies, including the Department of Justice, closely regulate and monitor the post-approval marketing and promotion of products to ensure that they are manufactured, marketed, and distributed only for the approved indications and in accordance with the provisions of the approved labeling. Liminatus will have to comply with requirements concerning advertising and promotion for its products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, Liminatus may not promote its products for indications or uses for which it does not have approval. The holder of an approved BLA, NDA, or MAA must submit new or supplemental applications and obtain approval for certain changes to the approved product, product labeling, or manufacturing process. Liminatus could also be asked to conduct post-marketing clinical trials to verify the safety and efficacy of its products in general or in specific patient subsets. If original marketing approval was obtained via the accelerated approval pathway, Liminatus could be required to conduct a successful post-marketing clinical trial to confirm clinical benefit for its products. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing, or labeling of a product, such regulatory agency may impose restrictions on that product or Liminatus, including requiring withdrawal of the product from the market. If Liminatus fails to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

●	issue warning letters that would result in adverse publicity;
●	impose civil or criminal penalties;
●	suspend or withdraw regulatory approvals;
●	suspend any of its ongoing clinical trials;
●	refuse to approve pending applications or supplements to approved applications submitted by Liminatus;
●	impose restrictions on Liminatus’s operations, including closing its contract manufacturers’ facilities;
●	seize or detain products; or
●	require a product recall.

Any government investigation of alleged violations of law could require Liminatus to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect Liminatus’s ability to commercialize and generate revenue from its products. If regulatory sanctions are applied or if regulatory approval is withdrawn, this would significantly harm Liminatus’s business, financial condition, results of operations, and growth prospects.

Healthcare legislative measures aimed at reducing healthcare costs may have a material adverse effect on Liminatus’s business and results of operations.

Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act (“ACA”) was enacted, which, among other things, subjected biologic products to potential competition by lower-cost biosimilars, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government’s comparative effectiveness research. Changes in the U.S. presidential administration could lead to repeal of or changes in some or all of the ACA and complying with any new legislation or reversing changes implemented under the ACA could be time-intensive and expensive, resulting in a material adverse effect on our business. Moreover, litigation over the ACA is likely to continue, with unpredictable and uncertain results. Until there is more certainty concerning the future of the ACA, it will be difficult to predict its full impact and influence on our business.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at containing or lowering the cost of healthcare. Liminatus cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

●	the demand for our products after obtaining any regulatory approval;
●	Liminatus’s ability to receive or set a price that it believes is fair for its products;
●	Liminatus’s ability to generate revenue and achieve or maintain profitability;
●	the level of taxes that Liminatus is required to pay; and
●	the availability of capital.

Liminatus expects that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement and new payment methodologies. This could lower the price that Liminatus receives for any approved product. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent Liminatus from being able to generate sufficient revenue, attain profitability or commercialize its product candidates, if approved.

Liminatus’s employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

Liminatus is exposed to the risk of fraud, misconduct or other illegal activity by its employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and negligent conduct that fails to:

●	comply with the laws of the FDA, EMA and other comparable foreign regulatory authorities;
●	provide true, complete and accurate information to the FDA, EMA and other comparable foreign regulatory authorities;
●	comply with manufacturing standards Liminatus has established;
●	comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or
●	report financial information or data accurately or to disclose unauthorized activities to Liminatus.

If Liminatus obtains FDA approval of any of its product candidates and begins commercializing those products in the United States, its potential exposure under such laws will increase significantly, and its costs associated with compliance with such laws are also likely to increase. In particular, research, sales, marketing, education and other business arrangements in the healthcare industry are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, educating, marketing and promotion, sales and commission, certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials, which could result in regulatory sanctions and cause serious harm to Liminatus’s reputation. Liminatus plans to adopt a code of business conduct and ethics, but it is not always possible to identify and deter misconduct by employees and third parties, and the precautions it takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against Liminatus, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant fines or other sanctions.

If Liminatus fails to comply with healthcare laws, it could face substantial penalties and its business, operations, and financial conditions could be adversely affected.

If Liminatus obtains FDA approval for any of its product candidates and begin commercializing those products in the United States, its operations will be subject to various federal and state fraud and abuse laws. The laws that may impact its operations include the following:

●	The federal healthcare program anti-kickback statute (the “Anti-Kickback Statute”) prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering, or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, or recommendation of any good, facility, item, or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.
●	Federal civil and criminal false claims laws and civil monetary penalty laws, including the False Claims Act, impose criminal and civil penalties, including through civil actions, against individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other third-party payors that are false or fraudulent, or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation.
●	The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing, or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters.
●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and their respective implementing regulations, impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security, and transmission of individually identifiable health information without appropriate authorization.
●	The federal Physician Payment Sunshine Act, created under the ACA, and its implementing regulations, require manufacturers of drugs, devices, biologicals, and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to the HHS under the Open Payments Program, information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.
●	Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers.
●	Analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection, and unfair competition laws may apply to pharmaceutical business practices, including research, distribution, sales, and marketing arrangements, as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers.
●	State laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources.

●	State laws also require drug manufacturers to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensations, and other remuneration, and items of value provided to healthcare professionals and entities.
●	State and foreign laws also govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of Liminatus’s business activities could, despite its efforts to comply, be subject to challenge under one or more of such laws. Efforts to ensure that Liminatus’s business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that Liminatus business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against Liminatus, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid, and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of its operations, any of which could adversely affect its ability to operate its business and its results of operations. In addition, the approval and commercialization of any of Liminatus’s product candidates outside the United States will also likely subject it to foreign equivalents of the healthcare laws mentioned above, among other foreign laws. Further, achieving and sustaining compliance with applicable federal and state privacy, security, and fraud laws may prove costly.

If we or any clinical collaborators, CROs, contract manufacturers, or other contractors and suppliers that we engage fail to comply with environmental, health, and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.

We and any clinical collaborators, CROs, contract manufacturers, or other contractors and suppliers that we engage are subject to numerous federal, state, and local environmental, health and safety laws, regulations, and permitting requirements, including:

●	those governing laboratory procedures;
●	the generation, handling, use, storage, treatment and disposal of hazardous and regulated materials and wastes;
●	the emission and discharge of hazardous materials into the ground, air and water; and
●	employee health and safety.

Our operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Our operations also produce hazardous waste. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. Under certain environmental laws, we could be held responsible for costs relating to any contamination at our current or past facilities and at third-party facilities. We also could incur significant costs associated with civil or criminal fines and penalties.

Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our research, product development, and manufacturing efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Although we maintain workers’ compensation insurance to cover us for costs and expenses, we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty, and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our business activities may be subject to the FCPA and similar anti-bribery and anti-corruption laws.

Our business activities may be subject to the Foreign Corrupt Practices Act (“FCPA”) and similar anti-bribery or anti-corruption laws, regulations, or rules of other countries in which we operate, including the U.K. Bribery Act. The FCPA generally prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, the researchers with whom we conduct clinical trials, and the healthcare providers who prescribe pharmaceuticals, are employed by their government, and the purchasers of pharmaceuticals are government entities. As a result, our dealings with these researchers, prescribers, and purchasers are subject to regulation under the FCPA. Recently the SEC and Department of Justice have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of our employees, agents, contractors or collaborators, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, the closing down of our facilities, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, and our business, prospects, operating results and financial condition.

Failure to comply with privacy and data protection laws, regulations, or contractual obligations could lead to government enforcement actions (which could include civil or criminal penalties), private disputes and litigation, and/or adverse publicity and could negatively affect our operating results and business.

We receive, generate, and store significant and increasing volumes of sensitive information, such as employee, personal, patient and collaborator data. In addition, we actively seek access to medical information, including patient data, through research and development partnerships and collaborations or otherwise. We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of personal data. We and our partners may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). These data protection laws and regulations continue to evolve and may result in ever-increasing public scrutiny and escalating levels of enforcement and sanctions and increased costs of compliance.

In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the FTC Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our partners, including during our clinical trials. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH, which establish privacy and security standards that limit the use and disclosure of individually identifiable health information and require the implementation of administrative, physical, and technological safeguards to protect the privacy of individually identifiable health information and ensure the confidentiality, integrity, and availability of electronic protected health information. Determining whether individually identifiable health information has been handled in compliance with applicable privacy standards and our contractual obligations can require complex factual and statistical analyses and may be subject to changing interpretation. Depending on the facts and circumstances, we could be subject to civil and criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA. Enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. We cannot be sure how these regulations will be interpreted, enforced, or applied to our operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures and systems. Failure to comply with any of these laws could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by customers and other affected individuals, damage to our reputation, and loss of goodwill (both in relation to existing and prospective customers), any of which could have a material adverse effect on our business, financial condition, results of operations, or prospects.

Although we take measures to protect sensitive data from unauthorized access, use or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance, or other malicious or inadvertent disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, manipulated, publicly disclosed, lost or stolen. Any such access, breach or other loss of information could result in legal claims or proceedings, and liability under federal or state laws that protect the privacy of personal information, such as HIPAA and HITECH, and regulatory penalties. Notice of breaches must be made to affected individuals, the Secretary of the HHS, and for extensive breaches, notice may need to be made to the media or State Attorneys General. Such a notice could harm our reputation and our ability to compete. The HHS has the discretion to impose penalties without attempting to resolve violations through informal means. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents. Although we have implemented security measures to prevent unauthorized access to patient data, such data is currently accessible through multiple channels, and there is no guarantee we can protect our data from breach. Unauthorized access, loss, or dissemination could also damage our reputation or disrupt our operations, including our ability to conduct our analyses, deliver test results, process claims and appeals, provide customer assistance, conduct research and development activities, collect, process and prepare company financial information, provide information about our tests and other patient and physician education and outreach efforts through our website, and manage the administrative aspects of our business.

We may collect, process, use or transfer personal information from individuals located in the European Union in connection with our business, including in connection with conducting clinical trials in the European Union. Additionally, if any of our product candidates are approved, we may seek to commercialize those products in the European Union. The collection and use of personal health data in the European Union are governed by laws, regulations, and directives, including the General Data Protection Regulation (EU) 2016/679 (“GDPR”). This legislation imposes requirements relating to having legal bases for processing personal information relating to identifiable individuals and transferring such information outside of the European Economic Area, including to the United States, providing details to those individuals regarding the processing of their personal information, keeping personal information secure, having data processing agreements with third parties who process personal information, responding to individuals’ requests to exercise their rights in respect of their personal information, reporting security breaches involving personal data to the competent national data protection authority and affected individuals, appointing data protection officers, conducting data protection impact assessments and record-keeping. This legislation imposes significant responsibilities and liabilities in relation to personal data that we process, and we may be required to put in place additional mechanisms ensuring compliance. In particular, with respect to cross-border transfers of personal data, judicial and regulatory developments in the European Union have created uncertainty. In a decision issued by the Court of Justice of the European Union (“CJEU”) on July 16, 2020, the CJEU invalidated one mechanism for cross-border personal data transfer, the EU-U.S. Privacy Shield, and imposed additional obligations on companies, including us, relying on standard contractual clauses (“SCCs”) issued by the European Commission for cross-border personal data transfers. The European Commission released new SCCs designed to address the CJEU concerns on June 4, 2021. We have undertaken certain efforts to conform transfers of personal data from the European Economic Area (“EEA”) to the United States to our understanding of current regulatory obligations and guidance of data protection authorities, but the CJEU’s decision, the revised SCCs, regulatory guidance and opinions, and other developments relating to cross-border data transfer may require us to implement additional contractual and technical safeguards for any personal data transferred out of the EEA, which may increase compliance costs, lead to increased regulatory scrutiny or liability, may require additional contractual negotiations, and may adversely impact our business, financial condition and operating results. Any actual or alleged failure to comply with the requirements of the GDPR or other laws, regulations, and directives of the member states of the European Union may result in substantial fines, other administrative penalties and civil claims being brought against us, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, U.S. states are adopting new laws or amending existing laws and regulations, requiring attention to frequently changing regulatory requirements applicable to data related to individuals. For example, California has enacted the California Consumer Privacy Act (“CCPA”). The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined and which can include any of our current or future employees who may be California residents or any other California residents whose data we collect or process) and provide such residents new ways to opt out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. As we expand our operations and trials (both preclinical or clinical), the CCPA may increase our compliance costs and potential liability. Additionally, a new privacy law, the California Privacy Rights Act (CPRA), was approved by California voters in the election on November 3, 2020. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, and comes fully into force on January 1, 2023, with enforcement beginning July 1, 2023. The CPRA modifies the CCPA significantly, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. Additionally, other U.S. states continue to propose, and in certain cases adopt, privacy-focused legislation such as Colorado, Virginia, and Utah. Aspects of these state laws remain unclear, resulting in further uncertainty and potentially requiring us to modify our data practices and policies and to incur substantial additional costs and expenses in an effort to comply.

Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, patients about whom we or our partners obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

If we or third parties fail to adequately safeguard confidential personal, employee, or patient data, or if such information or data are wrongfully used by us or third parties or disclosed to unauthorized persons or entities, our reputation could suffer and we could be subject to claims for damages or other liabilities, regulatory investigations and enforcement action, litigation, the imposition of fines or other penalties, and significant costs for remediation. Any of these risks could have a material adverse effect on our business, financial condition, results of operations, or prospects.

Risks Related to Liminatus’s Employee Matters, Managing Growth and Other Risks Related to Liminatus’s Business

Our success is highly dependent on our ability to attract, hire and retain highly skilled executive officers and employees.

Liminatus currently has a small team focused on research and development. Our ability to discover and develop any product candidates is dependent on our chemists. To succeed, we must recruit, hire, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and we face significant competition for experienced personnel. Following the closing of the Business Combination, Liminatus will be highly dependent on the principal members of its management and scientific and medical staff, particularly Mr. Chris Kim, our President and Chief Executive Officer, Mr. Scott Dam, our Chief Financial Officer, Mr. Byong C Yoo, our Chief Science Officer, Mr. Sang-jin Daniel Lee, our Head of Research and Development, and Mr. Beom K. Choi, our Chief Technology Officer. If we do not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan and harm our operating results. In particular, the loss of one or more of Liminatus’s executive officers could be detrimental to Liminatus if it cannot recruit suitable replacements in a timely manner. We do not maintain “Key Person” insurance for any of our executives or other employees. Liminatus could in the future have difficulty attracting and retaining experienced personnel and may be required to expend significant financial resources in its employee recruitment and retention efforts.

Many of the other biotechnology companies that Liminatus competes against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than Liminatus does. They also may provide higher compensation, more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what Liminatus has to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can discover, develop and commercialize our product candidates will be limited and the potential for successfully growing our business will be harmed.

Liminatus’s scientific and clinical advisors and consultants typically will not enter into non-compete agreements with it. If a conflict of interest arises between their work for Liminatus and their work for another entity, Liminatus may lose their services. Furthermore, Liminatus’s advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with Liminatus’s. In particular, if Liminatus is unable to maintain consulting or employment relationships with its scientific founders and other scientific and clinical advisors and consultants, or if they provide services to Liminatus’s competitors, Liminatus’s development and commercialization efforts will be impaired and its business will be significantly harmed.

Many members of Liminatus’s management team joined our company following the closing of the Business Combination and will need to be successfully integrated in order to effectively execute our business plan.

Certain members of Liminatus’s management team joined our company full time following the closing of the Business Combination. Such executive officers will need to be successfully integrated in order to effectively execute our business plan and developmental strategies. Our management team has limited historical experience with our clients, our business and our industry and the process of transitioning our new members into our business is complex and time consuming. This may impact our ability to collectively respond to issues in a quick and efficient manner. If our management team is unable to develop a business strategy that can be executed in a successful manner, it could materially adversely impact our business and our revenue.

If we are unable to establish sales or marketing capabilities or enter into agreements with third parties to sell or market our product candidates after any approvals, we may not successfully sell or market our product candidates that obtain regulatory approval.

We currently do not have and have never had a marketing or sales team for the marketing, sales and distribution of any of our product candidates that may obtain regulatory approval in the future. In order to commercialize any product candidates, we must build marketing, sales, distribution, managerial, and other non-technical capabilities or make arrangements with third parties to perform these services for each of the territories in which we may have approval to sell or market our product candidates. We may not be successful in accomplishing these required tasks.

Establishing an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize our product candidates will be expensive and time-consuming, and will require significant attention of our executive officers to manage. Any failure or delay in the development of our internal sales, marketing, and distribution capabilities could adversely impact the commercialization of any of our product candidates that we obtain approval to market, if we do not have arrangements in place with third parties to provide such services on our behalf. Alternatively, if we choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems, we will be required to negotiate and enter into arrangements with such third parties relating to the proposed collaboration. If we are unable to enter into such arrangements when needed on acceptable terms, or at all, we may not successfully commercialize any of our product candidates that receive regulatory approval or any such commercialization may experience delays or limitations. If we are unable to successfully commercialize our approved product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.

Our international operations may expose us to business, regulatory, political, operational, financial, pricing, and reimbursement risks associated with doing business outside of the United States.

Our business strategy incorporates potential international expansion as we seek to obtain regulatory approval for, and commercialize, our current and any future product candidates in patient populations outside the United States. If our product candidates are approved, we may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including:

●	multiple, conflicting, and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits and licenses;
●	failure by us to obtain and maintain regulatory approvals for the use of our products in various countries;
●	rejection or qualification of foreign clinical trial data by the competent authorities of other countries;
●	additional potentially relevant third-party patent rights;
●	complexities and difficulties in obtaining protection and enforcing our intellectual property;
●	difficulties in staffing and managing foreign operations;
●	complexities associated with managing multiple payor reimbursement regimes, government payors, or patient self-pay systems;
●	limits in our ability to penetrate international markets;
●	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products, and exposure to foreign currency exchange rate fluctuations;
●	natural disasters, political and economic instability, including wars, terrorism, and political unrest, outbreak of disease, boycotts, curtailment of trade, and other business restrictions;
●	certain expenses including, among others, expenses for travel, translation, and insurance; and
●	regulatory and compliance risks that relate to anti-corruption compliance and record-keeping that may fall within the purview of the FCPA, its accounting provisions or its anti-bribery provisions, or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.

Risks Related to Liminatus’s Intellectual Property

Liminatus’s proprietary rights may not adequately protect our intellectual property and potential products, and if Liminatus cannot obtain adequate protection of its intellectual property and potential products, it may not be able to successfully market its potential products.

Liminatus’s commercial success will depend in part on obtaining and maintaining intellectual property protection for our products, formulations, processes, methods and other technologies. Liminatus will only be able to protect these technologies and products from unauthorized use by third parties to the extent that valid and enforceable intellectual property rights, including patents, cover them, or other market exclusionary rights apply. The patent positions of pharmaceutical companies, like Liminatus, can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The general environment for pharmaceutical patents outside the United States also involves significant uncertainty. Accordingly, we cannot predict the breadth of claims that may be allowed (if any are allowed at all) or enforced, or that the scope of these patent rights could provide a sufficient degree of future protection that could permit us to gain or keep our competitive advantage with respect to these products and technology. For example, we cannot predict:

●	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to make, use, sell, offer to sell or import competitive products without infringing our patents;
●	if and when patents will issue;
●	whether or not others will obtain patents claiming inventions similar to those covered by our patents and patent applications; or
●	whether we will need to initiate or defend litigation or administrative proceedings in connection with patent rights, which may be costly whether we win or lose, and the outcome of which is unpredictable.

Changes in either the patent laws or in the interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property.

In addition, others may independently develop similar or alternative products and technologies that may be outside the scope of our intellectual property. Furthermore, others may have invented technology claimed by our patents before we or our licensors did so, and they may have filed patents claiming such technology before we did so, weakening our ability to obtain and maintain patent protection for such technology. Should third parties obtain patent rights to similar products or technology, this may have an adverse effect on our business.

We may also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. Trade secrets, however, are difficult to protect. While we believe that we will use reasonable efforts to protect our trade secrets, our own or our strategic partners’ employees, consultants, contractors or advisors may unintentionally or willfully disclose our information to competitors. Such disclosure could adversely affect our ability to prevent further disclosures of our trade secrets. We seek to protect this information, in part, through the use of non-disclosure and confidentiality agreements with employees, consultants, advisors and others. These agreements may be breached, and we may not have adequate remedies for a breach. In addition, we cannot ensure that those agreements will be enforceable, provide adequate protection for our trade secrets, know-how or other proprietary information, or prevent their unauthorized use or disclosure.

To the extent that consultants or key employees apply technological information independently developed by them or by others to our potential products, disputes may arise as to the proprietary rights in such information, which may not be resolved in our favor. Consultants and key employees who work with our confidential and proprietary technologies are required to assign all intellectual property rights in their discoveries to us. However, these consultants or key employees may terminate their relationship with us, and we cannot preclude them indefinitely from dealing with our competitors. If our trade secrets become known to competitors with greater experience and financial resources, the competitors may copy or use our trade secrets and other proprietary information in the advancement of their products, methods or technologies. If we were to prosecute a claim that a third party had illegally obtained and was using our trade secrets, it could be expensive and time consuming and the outcome could be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets than courts in the United States. Moreover, if our competitors independently develop equivalent knowledge, we would lack any legal or contractual claim to prevent them from using such information, and our business could be harmed.

If we are unable to obtain, maintain or protect intellectual property rights in any products that we develop or if the scope of the intellectual property protection obtained is not sufficiently broad, third parties could develop and commercialize products and technology similar or identical to ours, and we may not compete effectively in our market.

Our success depends in significant part on our and our licensors’ ability to obtain, maintain and protect patents and other intellectual property rights and operate without infringing, misappropriating, or otherwise violating the intellectual property rights of others. If we or our licensors are unable to obtain or maintain patent protection with respect to such inventions and technology, our business, financial condition, results of operations, and prospects could be materially harmed.

The patent prosecution process is expensive, time-consuming, and complex, and we and our current or future licensors may not prepare, file, prosecute, maintain, and enforce all necessary or desirable patent applications at a reasonable cost or in a timely manner. Patents may be invalidated and patent applications may not be granted for a number of reasons, including known and unknown prior art, deficiencies in the patent applications or the lack of novelty of the underlying inventions or technology. It is also possible that we or our current and future licensors will fail to identify patentable aspects of inventions made in the course of research, development and commercialization activities in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research, development, and commercialization activities, such as our employees, collaborators, CROs, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such activities before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, publications of discoveries in the scientific literature often lag behind actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we or our current or future licensors were the first to make the inventions claimed in our owned or any licensed patents or patent applications, or that we or our current or future licensors were the first to file for patent protection of such inventions.

The patent position of biotechnology companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our and our current or future licensors’ patent rights are highly uncertain. Our and our current or future licensors’ pending and future patent applications may not result in patents being issued which protect the technology or products we use, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Moreover, the patent examination process may require us or our current and future licensors to narrow the scope of the claims of our or our current and future licensors’ pending and future patent applications, which may limit the scope of patent protection that may be obtained. Additionally, the scope of patent protection can be reinterpreted after issuance. Even if our or our current or future licensors’ pending and future patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we apply for any products that we may develop may be challenged, narrowed, circumvented, or invalidated by third parties in court or in patent offices in the United States and abroad. Our licensors’ patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then only to the extent the issued claims cover the technology. Our competitors or other third parties may also circumvent our licensor’s patents by developing similar or alternative technologies or products in a non-infringing manner.

We cannot assure you that we have found all of the potentially relevant prior art relating to our patents and patent applications. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if our patents do issue and even if such patents cover our product candidates, third parties may initiate oppositions, interferences, re-examinations, post-grant reviews, inter partes reviews, nullification or derivation actions in court or before patent offices, or similar proceedings challenging the inventorship, validity, enforceability or scope of such patents, which may result in the patent claims being narrowed or invalidated. An adverse determination in any such proceeding or litigation could reduce the scope of, or invalidate, the patent rights we own or license, allow third parties to commercialize the technology or products we use and compete directly with us, without payment to us.

Moreover, we, or our current or future licensors, may have to participate in interference or derivation proceedings declared by the United States Patent and Trademark Office (USPTO) to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge priority of invention or other features of patentability. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of the technology and product candidates we use. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Consequently, we do not know whether any of the technology or product candidates we use will be protectable or remain protected by valid and enforceable patents.

Because patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we or our current and future licensors were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications on or before March 15, 2013, an interference proceeding in the United States can be initiated by such third parties to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. If third parties have filed such applications after March 15, 2013, a derivation proceeding in the United States can be initiated by such third parties to determine whether our invention was derived from theirs. Even where we have a valid and enforceable patent, we may not exclude others from practicing our invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license.

We may not protect our intellectual property rights throughout the world.

Filing, prosecuting, enforcing, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our or our current and future licensors’ intellectual property rights may not exist in some countries outside the United States or may be less extensive in some countries than in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we and our current and future licensors may not prevent third parties from practicing our and our current or future licensors’ inventions in all countries, or from selling or importing products made using our and our current or future licensors’ inventions in and into all jurisdictions. Competitors may use our and our current or future licensors’ technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we and our current and future licensors have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our and our current or future licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us and our current and future licensors to stop the infringement of our and our current or future licensors’ patents or marketing of competing products in violation of our and our current or future licensors’ intellectual property and proprietary rights generally. Proceedings to enforce our and our current or future licensors’ intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our and our current or future licensors’ efforts and attention from other aspects of our business, could put our and our current or future licensors’ patents at risk of being invalidated or interpreted narrowly, could put our and our current or future licensors’ patent applications at risk of not issuing, and could provoke third parties to assert claims against us or our current and future licensors. We or our current and future licensors may not prevail in any lawsuits that we or our current and future licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Some jurisdictions may refuse to honor intellectual property rights due to legislation or geopolitical reasons, such as Russia recently stating that it will not honor patent rights of companies from countries that have imposed sanctions on Russia in response to the war in Ukraine. Accordingly, our and our current and future licensors’ efforts to enforce intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or our current and future licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time-consuming, and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (Leahy-Smith Act), could increase those uncertainties and costs. The Leahy-Smith Act includes provisions that affect the way patent applications are prosecuted, redefine prior art, and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and may also affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. In addition, assuming that other requirements for patentability are met, prior to March 15, 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 15, 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on any issued patent or patent application are due to be paid to the USPTO and various government patent agencies outside of the United States in several stages over the lifetime of our owned or licensed patents and applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent lapse can, in some cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. If we or our current and future licensors fail to maintain the patents and patent applications covering our product candidates, our patent protection could be reduced or eliminated and our competitors might be better able to enter the market with competing products or technology, which could have a material adverse effect on our business, financial condition, results of operation, and prospects.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose the ability to continue the development and commercialization of our product candidates.

We are a party to a number of intellectual property and technology licenses that are important to our business. All assets are in-licensed. The CD 47 License originates with a Korean company InnoBation Bio Co. Ltd. If we, or our licensors, fail to comply with our, or their, obligations under these license agreements, including payment and diligence terms, or other specified events occur such as our insolvency or change of control, the licensors may have the right to terminate these agreements or may reduce or eliminate our rights under these agreements, in which event we may not develop, manufacture, market or sell any product that is covered by these agreements or may face other penalties under the agreements. Such an occurrence could adversely affect the value of the technology or product candidate being developed or licensed under any such agreement. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements, which may not be available to us on equally favorable terms, or at all, or cause us to lose our rights under these agreements, including our rights to intellectual property or technology important to our development programs.

Disputes may arise regarding intellectual property subject to a licensing agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;
●	the extent to which the technology and processes we use infringe on intellectual property of the licensor that is not subject to the licensing agreement;

●	the sublicensing of patent and other rights under our existing collaborative development relationships and any collaboration relationships we might enter into in the future;
●	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;
●	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our current and future licensors and us; and
●	the priority of invention of patented technology.

In addition, the agreements under which Liminatus licenses intellectual property or technology from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, result of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

We may not succeed in obtaining necessary rights to any product candidates we may develop through acquisitions and in-licenses.

A third party may hold intellectual property, including patent rights, that are important or necessary to the development of our current or future product candidates. In order to avoid infringing these third-party patents, we may find it necessary or prudent to obtain licenses from such third-party intellectual property holders. Moreover, we may need to obtain additional licenses from our existing licensors and others to advance our research or allow commercialization of product candidates we may develop. In addition, with respect to any patents we may co-own with third parties, we may require licenses to such co-owners’ interest to such patents. However, we may be unable to secure such licenses or otherwise acquire or in-license any compositions, methods of use, processes, or other intellectual property rights from third parties that we identify as necessary for product candidates we develop. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. As a result, we may be unable to obtain any such licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be required to expend significant time and resources to redesign the technology we use, product candidates, or the methods for manufacturing them, or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates, which could harm our business, financial condition, results of operations, and prospects significantly. In addition, even if we obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Moreover, some of our owned and in-licensed patents and patent applications are, and may in the future be, co-owned with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may license their rights to other third parties, including our competitors, and such third parties could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Third parties may initiate legal proceedings against us alleging that we infringe, misappropriate, or otherwise violate their intellectual property rights, or we may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, the outcome of which would be uncertain and could have an adverse effect on the success of our business.

Our commercial success depends upon our ability to develop, manufacture, market and sell our product candidates and use our and our current or future licensors’ proprietary technologies without infringing, misappropriating, or otherwise violating the intellectual property rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Third parties may initiate legal proceedings against us or our current and future licensors alleging that we or our current and future licensors infringe, misappropriate, or otherwise violate their intellectual property rights. In addition, we or our current and future licensors may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, including in oppositions, interferences, reexaminations, inter partes reviews, or derivation proceedings in the United States or other jurisdictions. These proceedings can be expensive and time-consuming, and many of our or our current and future licensors’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our current and future licensors.

Third parties that currently hold patents, have patent applications pending or may submit patent applications in the future may allege that our product candidates, including our CD47 immune checkpoint inhibitor, infringe these patents. Parties making infringement, misappropriation, or other intellectual property claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. In addition, even if we believe any third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of validity, enforceability, priority, or non-infringement. A court of competent jurisdiction could hold that such third-party patents are valid, enforceable, and infringed, which could materially and adversely affect our ability to commercialize any of our products or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such third-party U.S. patents in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. An unfavorable outcome could require us or our current and future licensors to cease using the related technology or developing or commercializing our product candidates, or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us or our current and future licensors a license on commercially reasonable terms or at all. Even if we or our current and future licensors obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us or our current and future licensors, and it could require us to make substantial licensing and royalty payments. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent. A finding of infringement, misappropriation, or other violation of third-party intellectual property could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on our business, financial condition, results of operations, and prospects.

We may be subject to claims by third parties asserting that we or our employees, consultants, or advisors have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our employees, consultants, and advisors, including our senior management, were previously employed at other biopharmaceutical companies, including our competitors or potential competitors. Some of these employees executed proprietary rights, non-disclosure, and/or non-competition agreements in connection with such previous employment. Although we try to ensure that our employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize the technology or products we use. Such a license may not be available on commercially reasonable terms, or at all. Even if we successfully prosecute or defend against such claims, litigation could result in substantial costs and distract management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our inability to protect our confidential information and trade secrets would harm our business and competitive position.

In addition to seeking patents for some of the technology and products we use, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. Trade secrets can be difficult to protect. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors, and other third parties. We also enter into confidentiality agreements with our employees and consultants. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not obtain adequate remedies for such breaches. Misappropriation or unauthorized disclosure of our trade secrets could significantly affect our competitive position and may have a material adverse effect on our business. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. Some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. Furthermore, trade secret protection does not prevent competitors from independently developing substantially equivalent information and techniques and we cannot guarantee that our competitors will not independently develop substantially equivalent information and techniques. If a competitor lawfully obtained or independently developed any of our trade secrets, we would have no right to prevent such competitor from using that technology or information to compete with us. Failure on our part to adequately protect our trade secrets and our confidential information would harm our business and our competitive position.

Issued patents covering one or more of our product candidates or technologies could be found invalid or unenforceable if challenged in court.

To protect our competitive position, we may from time to time need to resort to litigation in order to enforce or defend any patents or other intellectual property rights owned by or licensed to us, or to determine or challenge the scope or validity of patents or other intellectual property rights of third parties. Enforcement of intellectual property rights is difficult, unpredictable, and expensive, and many of our or our licensors’ or collaboration partners’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our licensors or collaboration partners can. Accordingly, despite our or our licensors’ or collaboration partners’ efforts, we or our licensors or collaboration partners may not prevent third parties from infringing upon or misappropriating intellectual property rights we own or control, particularly in countries where the laws may not protect those rights as fully as in the European Union and the United States. We may fail in enforcing our rights — in which case our competitors may be permitted to use the technology we use without being required to pay us any license fees. In addition, however, litigation involving our patents carries the risk that one or more of our patents will be held invalid (in whole or in part, on a claim-by-claim basis) or held unenforceable. Such an adverse court ruling could allow third parties to commercialize our products, including our CD47 immune checkpoint inhibitor, and then compete directly with us, without payment to us.

If we or one of our licensors were to initiate legal proceedings against a third party to enforce a patent covering one of our products, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States or in Europe, defendant counterclaims alleging invalidity or unenforceability are commonplace. A claim for a validity challenge may be based on failure to meet any of several statutory requirements, for example, lack of novelty, obviousness, or non-enablement. A claim for unenforceability could involve an allegation that someone connected with prosecution of the patent withheld relevant information from the European Patent Office or the USPTO or made a misleading statement, during prosecution. Third parties may also raise similar claims before the USPTO or an equivalent foreign body, even outside the context of litigation. Potential proceedings include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover the technology we use or any product candidates that we may develop. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we or our licensing partners and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on one or more of our product candidates. Such a loss of patent protection could have a material adverse impact on our business, financial condition, results of operations, and prospects. Further, litigation could result in substantial costs and diversion of management resources, regardless of the outcome, and this could harm our business and financial results. Patents and other intellectual property rights also will not protect the technology we use if competitors design around the protected technology we use without infringing our patents or other intellectual property rights.

We may become involved in disputes or lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming, unsuccessful, and lead to challenges to our intellectual property ownership.

Competitors and other third parties may infringe, misappropriate, or otherwise violate our issued patents or other intellectual property or the patents or other intellectual property of our licensors, or we or our licensors may be required to defend against claims of infringement, misappropriation, or other violation. In addition, our patents or the patents of our licensors may become involved in inventorship or priority disputes. Other disputes may arise related to intellectual property rights that we believe are derived from, or related to, our patents or technology.

To counter infringement, misappropriation, or other unauthorized use, we or our licensors may be required to negotiate a solution to such dispute or file infringement claims, either of which can be expensive and time-consuming. Any claims we or our licensors assert against perceived infringers could provoke these parties to assert counterclaims against us or our licensors alleging that we or our licensors infringe their patents or that our or our licensors’ patents are invalid or unenforceable. In a patent infringement proceeding, a court may decide that a patent of ours or one of our licensors’ is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our or our licensors’ patents do not cover the technology. An adverse result in any litigation proceeding could put one or more of our owned or licensed patents at risk of being invalidated, held unenforceable, or interpreted narrowly.

We may find it impractical or undesirable to enforce our intellectual property against some third parties. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Interference proceedings provoked by third parties or brought by us or declared by the USPTO or by an equivalent foreign body may be necessary to determine the priority of inventions with respect to our or our licensors’ patents or patent applications. If we or our licensors are unsuccessful in any interference proceedings to which we or they are subject, we may lose valuable intellectual property rights through the loss of one or more patents owned or licensed or our owned or licensed patent claims may be narrowed, invalidated, or held unenforceable. If we or our licensors are unsuccessful in any interference proceeding or other priority or inventorship dispute, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority of inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of the product candidates we may develop. The loss of exclusivity or narrowing of our owned or licensed patent claims could limit our ability to stop others from using or commercializing similar or identical technology and products.

Any of the foregoing intellectual property disputes or litigation could result in a material adverse effect on our business, financial condition, results of operations, or prospects.

Intellectual property litigation or proceedings could cause us to spend substantial resources and distract our personnel.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims could result in substantial costs and diversion of management resources, which could harm our business. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs or in-license needed technology or other product candidates. There could also be public announcements of the results of the hearing, motions or other interim proceedings or developments. If securities analysts or investors perceive those results to be negative, it could cause the price of shares of our common stock to decline. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Most of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not prevent third parties from infringing upon, misappropriating, or otherwise violating our intellectual property. Any of the foregoing events could harm our business, financial condition, results of operations, and prospects.

If we do not obtain patent term extension or data exclusivity for any product candidates we may develop, our business may be materially harmed.

Patents have a limited lifespan. Due to the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. filing date of a non-provisional patent application. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from competitive medications, including biosimilar or generic medications. At the time of the expiration of the relevant patents, the underlying technology covered by such patents can be used by any third party, including competitors. Although the patent term extensions under the Drug Price Competition and Patent Term Restoration Action of 1984 (Hatch-Waxman Act) in the United States may be available to extend the patent term, we cannot provide any assurances that any such patent term extension will be obtained and, if so, for how long.

Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates we may develop, one or more of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent term extension of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, we may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations, and prospects could be materially harmed.

If our trademark and tradenames are not adequately protected, then we may not build name recognition in our markets and our business may be adversely affected.

We cannot assure you that competitors will not infringe our future trademarks or that we will have adequate resources to enforce such trademarks. We cannot assure you that any future trademark applications that we will file will be approved. During trademark registration proceedings, we may receive rejections and although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and in proceedings before comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. An opposition or cancellation proceeding may be filed against our trademarks and our trademarks may not survive such proceedings, which may force us to rebrand our name.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

●	others may make products that are similar to any product candidates we may develop or utilize similar technology but that are not covered by the claims of the patents that we license or may own in the future;
●	others may independently develop similar or alternative technologies or duplicate any of the technologies we use without infringing our owned or licensed intellectual property rights;
●	our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;
●	we may not develop additional proprietary technologies that are patentable; and
●	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Risks Related to Liminatus’s Dependence on Third Parties

Liminatus relies on third parties to conduct its clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies.

Liminatus does not have the ability to independently conduct its clinical trials. Liminatus currently relies on third parties to conduct clinical trials of its product candidates, including ISTs sponsored by third parties; these third parties also include CROs, clinical data management organizations, medical institutions and clinical investigators. Liminatus expects to continue to rely upon third parties to conduct additional clinical trials of Liminatus’s product candidates. Third parties have a significant role in the conduct of Liminatus’s clinical trials and the subsequent collection and analysis of data. These third parties are not Liminatus’s employees, and except for remedies available to Liminatus under Liminatus’s agreements, Liminatus has limited ability to control the amount or timing of resources that any such third party will devote to Liminatus’s clinical trials. In some cases, these third parties may not provide Liminatus with information about the ongoing clinical trials on a timely basis. The third parties may also violate the terms of the agreements governing such clinical trials in various ways, including asserting intellectual property rights that contractually belong to Liminatus. Some of these third parties may terminate their engagements with Liminatus at any time. If Liminatus needs to enter into alternative arrangements, it would delay Liminatus’s drug development activities.

Liminatus’s reliance on these third parties for research and development activities will reduce Liminatus’s control over these activities but will not relieve Liminatus of its regulatory responsibilities. For example, Liminatus will remain responsible for ensuring that each of its clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires Liminatus to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. The EMA also requires Liminatus to comply with similar standards. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators, and trial sites. If Liminatus or any of its CROs fail to comply with applicable GCP requirements, the clinical data generated in Liminatus’s clinical trials may be deemed unreliable and the FDA, EMA, or comparable foreign regulatory authorities may require Liminatus to perform additional clinical trials before approving its marketing applications. Liminatus cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of Liminatus’s clinical trials comply with GCP regulations. In addition, Liminatus’s clinical trials must be conducted with product produced under current GMP regulations. Liminatus’s failure or the failure of the third parties Liminatus engages to comply with these regulations may require Liminatus to repeat clinical trials, which would delay the marketing approval process. Liminatus also is required to register certain ongoing clinical trials and post the results of certain completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in delays in being permitted to initiate patient recruitment at some trial sites, slowing the delivery of clinical trial data, which can lead to sanctions from scientific journals in which Liminatus would seek to publish its study results.

The third parties Liminatus relies on for these services may also have relationships with other entities, some of which may be Liminatus’s competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or conduct Liminatus’s clinical trials in accordance with regulatory requirements or Liminatus’s stated protocols, Liminatus will not obtain, or may be delayed in obtaining, marketing approvals for its product candidates and will not be able to, or may be delayed in its efforts to, successfully commercialize its product candidates.

Liminatus contracts with third parties for the production of Liminatus’s product candidates for preclinical studies, and expects to continue to do so for clinical trials and ultimately for commercialization and for additional product candidates. This reliance on third parties increases the risk that Liminatus will not have sufficient quantities of its product candidates or drugs or such quantities at an acceptable cost, which could delay, prevent, or impair Liminatus’s development or commercialization efforts.

Liminatus does not currently have the infrastructure or internal capability to manufacture its product candidates for use in clinical development and commercialization. Liminatus relies, and expects to continue to rely, on third-party manufacturers for the production of Liminatus’s product candidates in compliance with GMP requirements for clinical trials under the guidance of members of Liminatus’s organization.

The manufacture of small molecule therapeutics is complex. It is anticipated that during development from early clinical trials to commercialization that changes to the manufacturing process or analytical methods will occur. These changes carry the risk that the intended goals of such changes are not achievable and that further development work may be needed to reach these goals, which may delay Liminatus’s ability to meet clinical or commercial supply needs.

If Liminatus were to experience an unexpected loss of supply of its product candidates for any reason, whether as a result of manufacturing, supply, or storage issues or otherwise, Liminatus could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials. Replacement of Liminatus’s current manufacturers for each product would likely result in substantial delay and could interrupt Liminatus’s clinical trials if Liminatus had not previously obtained enough supply of its product candidates.

Liminatus expects to continue to rely on third-party manufacturers for the commercial supply of any of its product candidates for which Liminatus obtains marketing approval. Liminatus may be unable to maintain or establish required agreements with third-party manufacturers or to do so on acceptable terms. Even if Liminatus is able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

●	the possible failure of the third party to manufacture Liminatus’s product candidates according to its specifications;
●	the possible failure of the third party to manufacture Liminatus’s product candidates according to Liminatus’s schedule, or at all, including if Liminatus’s third-party contractors give greater priority to the supply of other products over Liminatus’s product candidates or otherwise do not satisfactorily perform according to the terms of the agreements between Liminatus and them;
●	the possible failure of Liminatus’s third-party manufacturer to procure raw materials from third-party suppliers and potential exposure to supply chain issues impacting delivery dates, quality, quantity and pricing;
●	raw materials, which may result in additional costs and delays in production of clinical trial materials, commercial product and regulatory approvals;
●	the possible termination or nonrenewal of agreements by Liminatus’s third-party contractors at a time that is costly or inconvenient for Liminatus;
●	the possible breach by the third-party contractors of Liminatus’s agreements with them;
●	the failure of third-party contractors to comply with applicable regulatory requirements;
●	the possible mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or placebo not being properly identified;
●	the possibility of clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions, or, following approval by regulatory authorities, of drug supplies not being distributed to commercial vendors in a timely manner, resulting in lost sales; and
●	the possible misappropriation of Liminatus’s proprietary information, including Liminatus’s trade secrets and know-how.

Liminatus does not have control over many aspects of the manufacturing process of and is dependent on its contract manufacturing partners for compliance with GMP regulations for manufacturing both active drug substances and finished drug products. Third-party manufacturers may not comply with GMP regulations or similar regulatory requirements outside of the United States. If Liminatus’s contract manufacturers cannot successfully manufacture material that conforms to Liminatus’s specifications and the strict regulatory requirements of the FDA, EMA, or others, they will not secure and/or maintain marketing approval for their manufacturing facilities. In addition, Liminatus does not have control over the ability of its contract manufacturers to maintain adequate quality control, quality assurance, and qualified personnel. If the FDA, EMA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of Liminatus’s product candidates or if it withdraws any such approval in the future, Liminatus may need to find alternative manufacturing facilities, which would significantly impact Liminatus’s ability to develop, obtain marketing approval for, or market Liminatus’s product candidates, if approved. Liminatus’s failure, or the failure of its third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on Liminatus, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions, and criminal prosecutions, any of which could significantly and adversely affect supplies of Liminatus’s drugs and harm its business and results of operations.

Liminatus’s current and anticipated future dependence upon others for the manufacture of its product candidates or drugs may adversely affect its future profit margins and its ability to commercialize any drugs that receive marketing approval on a timely and competitive basis.

Liminatus may not gain the efficiencies it expects from further scale-up of manufacturing of its product candidates, and Liminatus’s third-party manufacturers may be unable to successfully scale up manufacturing in sufficient quality and quantity for Liminatus’s product candidates, which could delay or prevent the conducting of Liminatus’s clinical trials or the development or commercialization of Liminatus’s other product candidates.

Liminatus expects that third-party manufacturers will manufacture Liminatus’s product candidates at a scale and on a timeline that is sufficient for Liminatus to conduct its future clinical trials and, if Liminatus receives marketing approval, to commercialize Liminatus’s product candidates for the indications Liminatus is currently targeting. However, Liminatus may consider increasing the batch scale to gain cost efficiencies. If Liminatus’s current manufacturer or any other manufacturer Liminatus uses is unable to scale-up the manufacture of Liminatus’s product candidates at such time, Liminatus may not gain such cost efficiencies and may not realize the benefits that would typically be expected from further scale-up of manufacturing. In addition, quality or other technical issues may arise during scale-up activities. If Liminatus’s third-party manufacturers are unable to successfully scale up the manufacture of Liminatus’s product candidates in sufficient quality and quantity, the development, testing and clinical trials of that product candidate may be delayed or become infeasible, and marketing approval or commercial launch of any resulting product may be delayed or not obtained, which could significantly harm Liminatus’s business.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates progress through preclinical and late-stage clinical trials to marketing approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield, manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause Liminatus’s product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. The FDA may not approve Liminatus’s third-party manufacturers’ processes or facilities. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of Liminatus’s product candidates, and jeopardize its ability to commercialize its product candidates and generate revenue.

Liminatus has and may in the future enter into additional agreements with third parties under which those parties have or will be granted a license to develop product candidates. If any such programs are not successful or if disputes arise related to such programs, Liminatus may not realize the full commercial benefits from such programs.

A pipeline of several product candidates may be licensed to third parties, including larger global biopharmaceutical companies and mid-sized regional or China-focused companies. Liminatus’s likely counterparties for future licensing and collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies, and biotechnology companies. Such arrangements generally allow the licensing parties to control the amount and timing of resources that they dedicate to the development or potential commercialization of any product candidates they develop from the technology Liminatus has licensed to them, subject to any territorial or field of use restrictions in the license.

Liminatus typically negotiates milestone payments and royalty fees from its licensees that will require various levels of success with their product candidate development program in order for Liminatus to generate revenue from them. Liminatus’s ability to generate revenue from these licensing arrangements will depend on Liminatus’s counterparties’ abilities to successfully develop and commercialize the product candidates they are developing. Liminatus cannot predict the success of any licensing program that Liminatus enters into or whether such program will lead to any meaningful milestone or royalty revenue to Liminatus.

Licensing programs involving third-party development of product candidates derived from Liminatus’s licensed technology pose the following risks to Liminatus:

●	counterparties generally have significant discretion, if not total control, in determining the efforts and resources that they will apply to these development efforts;
●	counterparties may not properly or adequately obtain, maintain, enforce, or defend intellectual property or proprietary rights relating to Liminatus’s intellectual property or may use Liminatus’s proprietary information in such a way as to expose

Liminatus to potential litigation or other intellectual property-related proceedings, including proceedings challenging the scope, ownership, validity, and enforceability of Liminatus’s intellectual property;
●	counterparties may own or co-own with Liminatus intellectual property covering their product candidates, and, in such cases, Liminatus typically will not have the exclusive right to commercialize such intellectual property or their product candidates based on the terms of the licensing agreement;
●	Liminatus may need the cooperation of these counterparties to enforce or defend any intellectual property Liminatus contributes to the program;
●	counterparties typically will control the interactions with regulatory authorities related to their product candidates, which may impact Liminatus’s ability to obtain and maintain regulatory approval of its own product candidates;
●	disputes may arise between the counterparties and Liminatus that result in the delay or termination of the research, development, or commercialization of Liminatus’s product candidates or research programs or that result in costly litigation or arbitration that diverts management attention and resources;
●	counterparties may decide to not pursue development and commercialization of any product candidates that are derived from Liminatus’s licensed technology, or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the counterparties’ strategic focus or available funding or external factors such as an acquisition that diverts resources or creates competing priorities, or counterparties may elect to fund or commercialize a competing product;
●	counterparties could independently develop, or develop with third parties, products that compete directly or indirectly with Liminatus’s product candidates or research programs if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Liminatus’s;
●	counterparties may not commit sufficient resources to the marketing and distribution of their product candidates, resulting in lower royalties to Liminatus;
●	counterparties may grant sublicenses to Liminatus’s technology or undergo a change of control, and the sublicensees or new owners may decide to pursue a strategy with respect to the program which is not in Liminatus’s best interest;
●	counterparties may become bankrupt, which may significantly delay Liminatus’s research or development programs, or may cause Liminatus to lose access to valuable technology, know-how, or intellectual property of the counterparty relating to Liminatus’s technology in relation to the terms of the licensing agreement;
●	if these counterparties do not satisfy their obligations under Liminatus’s agreements with them, or if they terminate Liminatus’s licensing agreements with them, Liminatus may be adversely impacted; and
●	licensing agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all.

There can be no assurance that any of Liminatus’s pending in-licensed patent applications will be approved and patents issue. Furthermore, there can be no assurance that Liminatus will benefit from any patent term extension or favorable adjustments to the term of any of Liminatus’s in-licensed issued patents or patents that are issued in the future. The applicable authorities, including the FDA, may not agree with Liminatus’s assessment of whether such patent term extensions should be granted, and, if granted, they may grant more limited extensions than Liminatus requests. Liminatus also relies upon know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain Liminatus’s competitive position. Liminatus seeks to protect Liminatus’s proprietary information, in part, using confidentiality and invention assignment agreements with Liminatus’s commercial partners, collaborators, employees, and consultants. These agreements are designed to protect Liminatus’s proprietary information and, in the case of invention assignment agreements, to grant Liminatus ownership of technologies that are developed through a relationship with an employee or a third party. These agreements may be breached, and Liminatus may not have adequate remedies for any such breach. To the extent that Liminatus’s commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for Liminatus, disputes may arise as to the rights in related or resulting know-how and inventions.

Many of the risks relating to product development, intellectual property, regulatory approval, and commercialization described in this “Risk Factors” section also apply to the activities of Liminatus’s licensees and any negative impact on these counterparties and their product development programs may adversely affect Liminatus.

If Liminatus seeks to establish additional collaborations, but are unable to do so, Liminatus may have to alter its development and commercialization plans.

Liminatus’s drug development programs and the potential commercialization of Liminatus’s product candidates will require substantial additional cash to fund expenses. Liminatus may seek to selectively form collaborations to expand its capabilities, potentially accelerate research and development activities, and provide for commercialization activities by third parties.

Liminatus faces significant competition in seeking appropriate collaborators. Whether Liminatus reaches a definitive agreement for a collaboration will depend, among other things, upon Liminatus’s assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA, EMA, or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to Liminatus’s ownership of intellectual property and industry and market conditions generally. The potential collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with Liminatus for Liminatus’s product candidate.

Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. Even if Liminatus successfully enters into a collaboration, the terms and conditions of that collaboration may restrict Liminatus from entering into future agreements on certain terms with potential collaborators.

If and when Liminatus seeks to enter into collaborations, Liminatus may not negotiate collaborations on a timely basis, on acceptable terms, or at all. If Liminatus is unable to do so, Liminatus may have to curtail the development of a product candidate, reduce or delay its development program or one or more of Liminatus’s other development programs, delay its potential commercialization, or reduce the scope of any sales or marketing activities, or increase Liminatus’s expenditures and undertake development or commercialization activities at Liminatus’s own expense.

If Liminatus engages in acquisitions or strategic partnerships or collaborations, this may increase Liminatus’s capital requirements, dilute Liminatus’s stockholders, cause Liminatus to incur debt or assume contingent liabilities, and subject Liminatus to other risks.

Liminatus may evaluate various acquisition opportunities and strategic partnerships or collaborations, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

●	exposure to unknown liabilities;
●	increased operating expenses and cash requirements;
●	the assumption of additional indebtedness or contingent liabilities;
●	the issuance of Liminatus’s equity securities;
●	assimilation of operations, intellectual property, and products of an acquired company, including costs and difficulties associated with integrating new personnel;
●	the diversion of Liminatus’s management’s attention from Liminatus’s existing product programs and initiatives in pursuing such a strategic merger or acquisition;
●	retention of key employees, the loss of key personnel, and uncertainties in Liminatus’s ability to maintain key business relationships;

●	impairment of relationships with key collaborators and other counterparties of any acquired businesses due to changes in management and ownership;
●	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and
●	Liminatus’s inability to generate revenue from acquired technology and/or products sufficient to meet Liminatus’s objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if Liminatus undertakes acquisitions, Liminatus may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses, and acquire intangible assets that could result in significant future amortization expense. Moreover, Liminatus may not locate suitable acquisition opportunities, and this inability could impair Liminatus’s ability to grow or obtain access to technology or products that may be important to the development of Liminatus’s business.

Other General Risks Applicable to Liminatus

Health epidemics and other outbreaks could adversely impact Liminatus’s business including Liminatus’s ongoing and planned preclinical research and clinical trials.

Liminatus could experience disruptions that could severely impact its business, current and planned preclinical research and clinical trials due to health epidemics or other outbreaks, including:

●	delays or difficulties in enrolling and retaining subjects in Liminatus’s ongoing preclinical research and Liminatus’s future clinical trials;
●	delays or difficulties in clinical site initiation, including due to difficulties in staffing and recruiting at clinical sites;
●	difficulties interpreting data from Liminatus’s clinical trials due to the possible effects of health epidemics, on subjects;
●	diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as Liminatus’s clinical trial sites and hospital staff supporting the conduct of clinical trials;
●	interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others;
●	limitations in resources, including Liminatus’s employees, that would otherwise be focused on the conduct of Liminatus’s business or its current or planned clinical trials or preclinical research, including because of sickness, the desire to avoid contact with large groups of people, or restrictions on movement or access to Liminatus’s facility as a result of government-imposed “shelter in place” or similar working restrictions;
●	delays in receiving approval from regulatory authorities to initiate Liminatus’s clinical trials;
●	interruptions in preclinical studies due to restricted or limited operations at the CROs conducting such studies;
●	interruptions or delays in the operations of the FDA or other domestic or foreign regulatory authorities, which may impact review and approval timelines;
●	delays in receiving the supplies, materials and services needed to conduct clinical trials and preclinical research;
●	changes in regulations as part of a response to a health epidemic or outbreak which may require Liminatus to change the ways in which Liminatus’s clinical trials are conducted, which may result in unexpected costs or require Liminatus to discontinue the clinical trial altogether;
●	interruptions or delays to Liminatus’s development pipeline;

●	delays in necessary interactions with regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government or contractor personnel; and
●	refusal of the FDA to accept data from clinical trials in affected geographies outside of the United States.

Liminatus’s internal computer systems, or those used by Liminatus’s third-party research institution collaborators, other contractors, or consultants, may fail or suffer other breakdowns, cyberattacks or information security breaches that could compromise the confidentiality, integrity and availability of such systems and data, result in material disruptions of Liminatus’s development programs and business operations, risk disclosure of confidential, financial or proprietary information, and affect Liminatus’s reputation.

Despite the implementation of security measures, Liminatus’s internal computer systems or those used by Liminatus’s third-party research institution collaborators, other contractors, or consultants, may be vulnerable to damage from computer viruses and unauthorized access. As the cyber-threat landscape evolves, attacks are growing in frequency, sophistication, and intensity, and are becoming increasingly difficult to detect. Such attacks could include the use of key loggers or other harmful and virulent malware, including ransomware or other denials of service, and can be deployed through malicious websites, the use of social engineering, and/or other means. If a breakdown, cyberattack, or other information security breach were to occur and cause interruptions in Liminatus’s operations, it could result in a misappropriation of confidential information, including Liminatus’s intellectual property or financial information, and a material disruption of Liminatus’s development programs and Liminatus’s business operations. For example, the loss of clinical trial data from completed, ongoing, or future clinical trials could result in delays in Liminatus’s regulatory approval efforts and significantly increase Liminatus’s costs to recover or reproduce the data. Likewise, Liminatus relies on Liminatus’s third-party research institution collaborators for research and development of Liminatus’s product candidates and other third parties for the manufacture of Liminatus’s product candidates and to conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on Liminatus’s business. To the extent that any disruption or security breach were to result in a loss of, or damage to, Liminatus’s data or systems, or inappropriate disclosure of confidential, financial, or proprietary information, including data related to Liminatus’s personnel, Liminatus could incur liability or risk disclosure of confidential, financial, or proprietary information, and the further development and commercialization of Liminatus’s product candidates could be delayed. There can be no assurance that Liminatus and Liminatus’s business counterparties will be successful in efforts to detect, prevent, or fully recover systems or data from all breakdowns, service interruptions, attacks, or breaches of systems that could adversely affect Liminatus’s business and operations and/or result in the loss of critical or sensitive data, which could result in financial, legal, business, or reputational harm to Liminatus.

Business disruptions could seriously harm Liminatus’s future revenue and financial condition and increase Liminatus’s costs and expenses.

Liminatus’s operations, and those of Liminatus’s third-party research institution and pharmaceutical company collaborators, manufacturers, and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical or public health crises, and other natural or man-made disasters or business interruptions, including terrorism and war. In addition, for some of Liminatus’s clinical trials, Liminatus relies on third-party research institution collaborators for conducting research and development of Liminatus’s product candidates, and they may be affected by government shutdowns or withdrawn funding. The occurrence of any of these business disruptions could seriously harm Liminatus’s operations and financial condition and increase Liminatus’s costs and expenses. Liminatus relies on third-party manufacturers to produce and process its product candidates. Liminatus’s ability to obtain clinical supplies of Liminatus’s product candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption.

Damage or extended periods of interruption to Liminatus’s office, development or research facilities due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause Liminatus to cease or delay development of some or all of Liminatus’s product candidates. Although Liminatus maintains customary insurance coverage, Liminatus’s insurance might not cover all losses under such circumstances and Liminatus’s business may be seriously harmed by such delays and interruption.

Any legal proceedings or claims against Liminatus could be costly and time-consuming to defend and could harm Liminatus’s reputation regardless of the outcome.

Liminatus may become subject to legal proceedings and claims that arise in the ordinary course of business, including intellectual property, collaboration, licensing agreement, product liability, employment, class action, whistleblower and other litigation claims, and governmental and other regulatory investigations and proceedings, such as the Sidhu Matter (as defined below). Such matters can be time-consuming, divert management’s attention and resources, cause Liminatus to incur significant expenses or liability, or require Liminatus to change its business practices. In addition, the expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change, and could adversely affect Liminatus’s financial condition and results of operations. Because of the potential risks, expenses, and uncertainties of litigation, Liminatus may, from time to time, settle disputes, even where Liminatus has meritorious claims or defenses, by agreeing to settlement agreements. In addition, if Liminatus is found liable for damages in such a proceeding the amount of such damages may be material and have a significant impact on the Company’s cash flows and cash reserves. Any of the foregoing could adversely affect Liminatus’s business, financial condition, and results of operations.

Risks Related to Our Securities

Currently, our Common Stock and Public Warrants are listed on Nasdaq. However, there may not be enough liquidity in such market to enable stockholders to sell their securities.

Currently, our Common Stock and Public Warrants are listed on the Global Market tier of Nasdaq and the Capital Market tier of Nasdaq, respectively. If a public market for our securities does not develop, investors may not be able to re-sell their Common Stock or Warrants, rendering their securities illiquid and possibly resulting in a complete loss of their investment. We cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. The trading price of and demand for the Common Stock and the development and continued existence of a market and favorable price for the Common Stock will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results, and prospects of the Company, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings, and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the price and liquidity of the Common Stock. Many of these factors and conditions are beyond the control of the Company or the stockholders.

We incur substantial costs as a result of being a public company and the requirements of being a public company may strain the Company’s resources and distract management.

The Company is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Securities Act. These rules, regulations and requirements are extensive. We incur significant costs associated with our public company corporate governance and reporting requirements. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more corporate employees to comply with these requirements or engage outside consultants, which would increase our costs and expenses. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. These applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on the Board or as executive officers.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

As a result of disclosure of information in this prospectus and in the filings that we are required to make as a public company, our business, operating results and financial condition have become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If any such claims are successful, our business, operating results and financial condition could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, operating results and financial condition.

Sales of a substantial amount of Common Stock in the public market, particularly sales by our executive officers, directors and significant stockholders, or the perception that these sales could occur, could cause the market price of Common Stock to decline.

Sales of a substantial number of shares of Common Stock in the public market, particularly sales by our executive officers, directors and principal stockholders, or the perception that these sales might occur, could cause the market price of Common Stock to decline. Some of our executive officers, directors and the holders of a substantial number of shares of Common Stock are subject to lock-up provisions that prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of Common Stock and of any securities convertible into or exercisable for Common Stock.

When the applicable lock-up periods expire, our security holders subject to lock-up provisions will be able to sell shares of Common Stock in the public market. Sales of a substantial number of such shares upon expiration of the lock-up provisions, the perception that such sales may occur or early release of these provisions could cause our market price to fall or make it more difficult for you to sell your shares of Common Stock at a time and price that you deem appropriate.

In addition, we may file a registration statement to register shares reserved for future issuance under our equity compensation plans. Subject to the satisfaction of applicable vesting requirements and expiration of the lock-up provisions referred to above, the shares issued upon exercise of outstanding stock options would be available for immediate resale in the open market.

A decline in the price of Common Stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of Common Stock could result in a reduction in the liquidity of the Common Stock and a reduction in our ability to raise capital. A decline in the price of Common Stock could be especially detrimental to our liquidity, operations and strategic plans. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new products and services and continue current operations. If our Common Stock’s price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us or our business, our Common Stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the trading price for our Common Stock would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our securities or publish inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us, demand for our Common Stock could decrease, which might cause the share price and trading volume to decline.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We have not paid any cash dividends on Common Stock and do not intend to pay cash dividends on Common Stock in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements which we may enter into with institutional lenders may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of the Board and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the Board decides is relevant. Therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

The market price of our equity securities may be volatile, and you could lose a significant part of your investment.

The stock markets, including Nasdaq, on which certain of our securities are listed, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Common Stock and our Public Warrants, the market price of the Common Stock and our Public Warrants may be volatile and could decline significantly.

On June 22, 2026, the last reported sales price of our Common Stock was $0.11. The exercise price of the Public Warrants is $11.50, which is higher than the current market price of our Common Stock and accordingly, Warrant holders may not be able to exercise their warrants at this time. Cash proceeds associated with the exercises of our outstanding warrants are dependent on our stock price and given the recent price volatility of our Common Stock and relative lack of liquidity in our stock, we may not receive any cash proceeds in relation to our outstanding warrants. In addition, the trading volume in our Common Stock and our Public Warrants may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of the Common Stock and our Public Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this prospectus;
●	the concentration of the ownership of our shares by a limited number of affiliated stockholders may limit interest in our securities;
●	limited “public float” with a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for the Common Stock;
●	additions or departures of key personnel;
●	loss of a strategic relationship;
●	variations in operating results from the expectations of securities analysts or investors;
●	announcements of new products or services by us or our competitors;
●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
●	investor perception of our industry or prospects;
●	insider selling or buying;
●	investors entering into short sale contracts;
●	regulatory developments affecting our industry;
●	changes in our industry;
●	competitive pricing pressures;
●	our ability to obtain working capital financing;
●	our ability to execute our business plan;
●	operating results that fall below expectations;
●	revisions in securities analysts’ estimates or reductions in security analysts’ coverage; and
●	economic and other external factors.

Many of these factors are beyond our control and may decrease the market price of the Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for the Common Stock will be at any time, including as to whether the Common Stock will sustain current market prices, or as to what effect that the sale of shares or the availability of the Common Stock for sale at any time will have on the prevailing market price. In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Common Stock.

In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

If we do not maintain compliance with the Nasdaq continued listing requirements, it could result in a suspension or delisting of the Common Stock.

The Common Stock is listed for trading on The Nasdaq Global Market, and the continued listing of the Common Stock on The Nasdaq Global Market is subject to compliance with a number of listing standards. These listing standards include the requirement of maintaining a minimum Market Value of Listed Securities and maintaining a minimum Market Value of Publicly Held Shares. The failure to meet any listing standard would subject Company to potential loss of listing.

On November 19, 2025, we received notices from Nasdaq indicating that we were no longer in compliance with (i) Nasdaq Listing Rule 5450(b)(2)(A) due to our failure to maintain a minimum Market Value of Listed Securities (MVLS) of $50,000,000 (the “MVLS Rule”), based upon a review of our MVLS for the last 30 consecutive business days and (ii) Nasdaq Listing Rule 5450(b)(2)(C) due to our failure to maintain a minimum Market Value of Publicly Held Shares (MVPHS) of $15,000,000 (the “MVPHS Rule”), based upon a review of our MVPHS for the last 30 consecutive business days. The Nasdaq staff noted that we also do not meet the requirements under Listing Rule 5450(b)(3)(A), which requires us to have total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the three most recently completed fiscal years. Under the Nasdaq rules, we were provided a compliance period of 180 calendar days, or until May 18, 2026, in which to regain compliance with the MVLS Rule.

On May 20, 2026, the Company received a notice from Nasdaq stating that the Company had not regained compliance with the MVLS Rule and the MVPHS Rule. Accordingly, its securities were to be delisted from The Nasdaq Global Market. Unless the Company requested an appeal of the determination before the Nasdaq Hearings Panel (the “Panel”) by May 27, 2026, trading of the Company’s Common Stock and Warrants would have been suspended at the opening of business on May 29, 2026, and a Form 25-NSE would have been filed with the SEC, which would have removed the Company’s securities from listing and registration on Nasdaq. On May 26, 2026, the Company requested an appeal before the Panel. The hearing request will result in a stay of any suspension or delisting action pending the hearing. We are working diligently to regain compliance with Nasdaq’s listing rules. However, there can be no assurance that we will be able to regain compliance within the prescribed time period.

If the Common Stock were no longer listed on The Nasdaq Global Market or any other Nasdaq market, investors might only be able to trade on one of the over-the-counter markets, including the OTC Pink Market (a quotation medium operated by the OTC Markets Group). This would impair the liquidity of the Common Stock, not only in the number of shares that could be bought and sold at a given price, which might be depressed by the relative illiquidity, but also through delays in the timing of transactions and reduction in media coverage. In addition, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	a limited amount of news and analyst coverage for us; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

In the event of a future delisting, we intend to take actions to restore our compliance with Nasdaq’s continued listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock or prevent future non-compliance with Nasdaq’s continued listing requirements.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If our common stock is no longer listed on a national securities exchange such as Nasdaq and if the price of our common stock is less than $5.00, our common stock may be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

We are a “smaller reporting company” and “emerging growth company” under the U.S. federal securities laws, and the reduced reporting requirements applicable to smaller reporting companies and emerging growth companies could make our common stock less attractive to investors.

We are a “smaller reporting company” and an “emerging growth company” under U.S. federal securities laws. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Furthermore, as an emerging growth company, we may take advantage of exemptions from certain reporting requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. Investors may not find our common stock attractive because we may rely on these exemptions and reduced disclosures. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Anti-takeover provisions contained in our certificate of incorporation and bylaws could impair a takeover attempt.

Our charter and bylaws afford certain rights and powers to our board of directors that could contribute to the delay or prevention of an acquisition that it deems undesirable, including:

●	the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;
●	the right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which may prevent stockholders from being able to fill vacancies on our board of directors;
●	the requirement that a special meeting of stockholders may be called only by our board of directors, the chairman of the board of directors, the chief executive officer or the president, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

We are also subject to other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain mergers. Any of the foregoing provisions and terms that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of Common Stock, and could also affect the price that some investors are willing to pay for the Common Stock.

Our certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our charter. In addition, our charter and bylaws provide that, to the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims and result in increased costs for investors to bring a claim. Alternatively, if a court were to find the choice of forum provision contained in our charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Risks Related to this Offering

The Selling Stockholder may choose to sell the shares at prices below the current market price.

The Selling Stockholder is not restricted as to the prices at which it may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market prices could adversely affect the market price of our Common Stock.

Neither we nor the Selling Stockholder has authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus, including the documents incorporated by reference herein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholder has authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase Shares in this offering at different times will likely pay different prices and so may experience different levels of dilution and different outcomes in their investment results. The Selling Stockholder may sell shares of Common Stock underlying the Inducement Warrants at different times and at different prices.

The issuance of Common Stock to the Selling Stockholder upon exercise of the Inducement Warrants may cause substantial dilution to our existing stockholders, and the sale of such shares acquired by the Selling Stockholder could cause the price of our Common Stock to decline.

We are registering for resale by the Selling Stockholder of up to 20,688,000 shares of Common Stock that we may issue to the Selling Stockholder upon exercise of the Inducement Warrants. The number of shares of our Common Stock ultimately offered for resale by the Selling Stockholder under this prospectus is dependent upon the number of shares of Common Stock issued to the Selling Stockholder upon exercise of the Inducement Warrants. Depending on a variety of factors, including market liquidity of our Common Stock, the issuance of Shares to the Selling Stockholder may cause the trading price of our Common Stock to decline. Following receipt by the Selling Stockholder of Shares issued to the Selling Stockholder upon exercise of the Inducement Warrants, the Selling Stockholder may sell all, some or none of such Shares. The sale of a substantial number of shares of our Common Stock by the Selling Stockholder in this offering, or anticipation of such sales, could cause the trading price of our Common Stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

Our management will have broad discretion over the use of the net proceeds received upon any cash exercise of the Inducement Warrants, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion over the use of proceeds, if any, received upon any cash exercise of the Inducement Warrants. We intend to use the net proceeds primarily for working capital and general corporate purposes. The net proceeds, if any, may be used for corporate purposes that do not improve our operating results or enhance the value of our Common Stock. The failure of our management to use these funds effectively could have a material adverse effect on our business or cause the market price of our Common Stock to decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares by the Selling Stockholder pursuant to this prospectus. However, we may receive aggregate gross proceeds of up to $3,723,840 only to the extent the Inducement Warrants are exercised for cash. We intend to use the net proceeds primarily for working capital and general corporate purposes.

We will pay all expenses associated with effecting the registration of the Shares, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the shares for sale under applicable state securities laws, and listing fees, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the sale or other disposition of the Shares.

DIVIDEND POLICY

We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends by us in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our Board. The Board currently anticipates that we will retain all or our earnings, if any, for use in our business and operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LIMINATUS

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” the “Company” or “Liminatus” refer to Liminatus Pharma, LLC prior to the consummation of the Business Combination and to Liminatus Pharma, Inc. and its consolidated subsidiaries following the Business Combination. You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere herein, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties, and assumptions. As a result of many factors, including those set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

The Company is a pre-clinical stage biopharmaceutical company developing novel, immune-modulating cancer therapies. The Company’s candidate IBA101, is a humanized anti CD47 monoclonal antibody. The next generation CD47 checkpoint inhibitor’s initial indication is expected to be patients with advanced solid cancers including non-small cell lung cancer.

The Company is subject to the uncertainty of whether the Company’s intellectual property will develop into successful commercial products.

Business Combination

On November 30, 2022, Iris Acquisition Corp, a Delaware corporation (“Iris”), the Company, Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”), Liminatus Merger Sub and SPAC Merger Sub entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”).

On March 4, 2025, Iris held a special meeting of stockholders. At the special meeting, Iris’s stockholders voted to approve the Business Combination and adopt the Business Combination Agreement, among other items. In connection with the special meeting, stockholders holding 59,844 Iris Class A Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.74 per share, subject to adjustment for taxes payable from the trust account, for an aggregate redemption amount of $702,359. The redemptions were settled on April 30, 2025 upon the consummation of the Business Combination.

On April 30, 2025 (the “Closing Date”), the Company consummated the business combination contemplated by the Business Combination Agreement, pursuant to which (a) Liminatus Merger Sub merged with and into Liminatus (the “Liminatus Merger”), with Liminatus surviving the Liminatus Merger as a direct wholly-owned subsidiary of the Company, and (b) simultaneously with the Liminatus Merger, SPAC Merger Sub merged with and into Iris (the “SPAC Merger” and, together with the Liminatus Merger, the “Mergers”), with Iris surviving the SPAC Merger as a direct wholly-owned subsidiary of the Company (the transactions contemplated by the foregoing clauses (a) and (b), the “Business Combination”), and in connection therewith the Company changed its name from “Iris Parent Holding Corp.” to “Liminatus Pharma, Inc.”

Pursuant to the Business Combination Agreement, among other matters, at the effective time of the Business Combination (the “Effective Time”), (i) every issued and outstanding unit issued by Iris during its initial public offering (each, an “Iris Unit”) was automatically separated and broken out into its constituent parts and the holder thereof was deemed to hold one share of Iris Class A common stock, par value $0.0001 per share (the “Iris Class A Shares”) and one-fourth of one redeemable warrant that was included as part of each Iris Unit (the “Public Warrants”), and such underlying constituent securities of Iris were converted in accordance with the applicable terms of the Business Combination Agreement, (ii) at the Effective Time, each issued and outstanding Iris Class A Share was converted automatically into and thereafter represent the right to receive one share of common stock, par value $0.0001 per share (“Common Stock”), of the Company, following which all Iris Class A Shares ceased to be outstanding and were automatically canceled and ceased to exist, (iii) at the Effective Time, each issued and outstanding Public Warrant immediately and automatically represented the right to purchase shares of Common Stock on the same terms and conditions as are set forth in the applicable warrant agreement, (iv) at the Effective Time, each issued and outstanding non-redeemable warrant of Iris that was issued by Iris in a private placement at the time of the consummation of its initial public offering, entitling the holder thereof to purchase one Iris Class A Share at $11.50 per share, except those issued to Cantor Fitzgerald & Co. (“Cantor”), were forfeited, and (v) the private placement warrants issued to Cantor immediately and automatically represented the right to purchase shares of Common Stock.

Upon the consummation of the Business Combination, the Company’s certificate of incorporation was amended and restated to, among other things, set the total number of authorized shares of capital to 501,000,000 shares, of which 500,000,000 were designated as common stock, $0.0001 par value per share, and 1,000,000 shares were designated as preferred stock, $0.0001 par value per share.

At the Closing Date, 7,014,633 shares of Iris Class A Shares automatically converted into shares of the Company’s common stock, on a one-for-one basis. Of the total 7,014,633 newly converted shares, 6,900,000 were issued to Iris Acquisition Holdings, LLC, the sponsor of Iris and 114,633 were issued to Iris’ public stockholders in a noncash transaction.

At the Closing Date, the Company issued an aggregate of 1,500,000 shares of the Company’s common stock in a private placement (the “PIPE Shares”) for the total consideration of $15,000,000 (the “PIPE Financing”). The PIPE Financing consisted of a cash and non - cash component. Under the cash component, the Company received gross proceeds of $10,556,500, of which $7,129,500 came directly from the PIPE investor and $3,427,000 were funded indirectly by the PIPE investor, through promissory notes between Prophase Sciences, LLC, a related party of the Company, and Liminatus. At the Closing Date, the $3,427,000 in related party debts between Prophase Sciences, LLC and Liminatus was ultimately converted into shares as part of the PIPE Financing. As part of the PIPE Financing, the gross proceeds satisfied principal and accrued interest totaling $3,316,756, which was ultimately converted into shares as part of the PIPE Financing. The non - cash component of the PIPE Financing included the conversion of $4,443,500 in amounts borrowed from a consortium of related parties. The $4,443,500 borrowed from the related parties were used to fund an unsecured promissory note between Liminatus and Iris. At the Closing Date, the unsecured promissory note was settled and the $4,443,500 in related party debts were ultimately converted into shares of the Company in a noncash transaction.

At the Closing Date, 112,222,220 Liminatus’ member units converted into 17,500,000 shares of the Company’s common stock. Of the 17,500,000 shares of common stock, 4,000,000 were issued to Feelux Co, Ltd. as part of an agreement between the Company, Feelux Co, Ltd. and Car-Tcellkor, Inc. As part of the agreement, the outstanding principal and accrued interest on the Feelux and Car-Tcellkor bonds, totaling $11,481,146, and 9,999,999 member units of Liminatus were converted into 4,000,000 shares of the Company’s common stock. The remaining Liminatus member units were converted based on a conversion ratio of 0.1559 shares per member unit.

Upon consummation of the Business Combination, the Company assumed a total of $10,694,604 in liabilities from Iris. The Company incurred $1,518,381 in transaction costs associated with the closing of the Business Combination. The Company converted a total of $14,797,901 of related party debt and accrued interest, $3,316,756 from the PIPE investor and $11,481,146 from Feelux and Car-Tcellkor (as described above) into common stock. Additionally, a total of $169,201 in accrued interest on related party debts that were converted, as discussed above, was eliminated upon consummation of the Business Combination.

In addition, at the Closing Date, the Company settled Iris’ liabilities for $7,000,000 of the deferred underwriting fees incurred prior to the Closing Date for 700,000 shares of common stock to the underwriters in Iris’s initial public offering. At the Closing Date, the shares were not issued to the underwriter and the Company recorded as a liability with a fair value of $7,049,000. On July 1, 2025, the Company issued the shares to the underwriters, which on July 1, 2025 had a fair value of $7,245,000.

Liminatus was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The determination was primarily based on Liminatus’ members prior to the Business Combination having a majority of the voting interests in the combined company, Liminatus’ ability to exert control over the majority of the board of directors of the combined company, Liminatus’ ability to maintain control of the board of directors on a go-forward basis, Liminatus’ senior management comprising the senior management of the combined company, and Liminatus’ operations prior to the Business Combination comprise the ongoing operations of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Liminatus’ issuing stock for the net assets of Iris, accompanied by a recapitalization. The net assets of Iris were stated at fair value, with no goodwill or other intangible assets recorded.

Upon the consummation of the Business Combination, the Iris Class A Shares, Iris Units and Public Warrants ceased trading on the OTC Pink Marketplace, and the Common Stock and Public Warrants began trading on Nasdaq under the trading symbols “LIMN” and “LIMNW,” respectively.

February 2026 Public Offering

On February 18, 2026, we closed a best efforts public offering for the sale of (i) 8,270,000 shares of our common stock, (ii) 5,543,000 pre-funded warrants to purchase up to 5,543,000 shares of our common stock and (iii) 13,813,000 common stock purchase warrants to purchase up to 20,719,500 shares of common stock, at a combined public offering price of $0.29 per share (or $0.2899 per pre-funded warrant) and accompanying warrant (the “Offering”), for aggregate net proceeds of approximately $3.44 million after deducting the estimated offering expenses, including the placement agent fees. Each pre-funded warrant has an exercise price of $0.0001 per share upon issuance for one share of common stock and will not expire prior to exercise. Each warrant has an exercise price of $0.29 per share, is exercisable upon issuance for one and a half shares of common stock, and will expire five years following the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the common stock and the exercise price. Maxim Group LLC acted as the placement agent in connection with the Offering.

In connection with the Offering, on February 17, 2026, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain purchasers party thereto. Pursuant to the Purchase Agreement, we agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock or file any registration statement or prospectus, or any amendment or supplement thereto for 180 days after the closing date of the Offering, subject to certain exceptions. We also agreed not to effect or enter into an agreement to effect any issuance of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock involving a Variable Rate Transaction (as defined in the Purchase Agreement) until 180 days after the closing date of the Offering, subject to certain exceptions.

In connection with the Offering, on February 17, 2026, we entered into a placement agency agreement with Maxim Group LLC, as placement agent in connection with the Offering (the “Placement Agent”). We paid the Placement Agent a cash fee of 8.0% of the aggregate gross proceeds raised in the Offering. We also agreed to reimburse the Placement Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the Offering in an aggregate amount up to $100,000. In addition, we issued to the Placement Agent warrants (the “Placement Agent Warrants”) to purchase 690,650 shares of common stock (representing 5.0% of the number of shares of common stock sold in the Offering). The Placement Agent Warrants are immediately exercisable at an exercise price of $0.319 (or 110% of the public offering price for the shares of common stock and common warrants offered in the Offering) and will expire on the fifth anniversary of the commencement of sales of the Offering.

Certain Recent Developments

InnocsAI Merger Agreement

On May 17, 2026, the Company entered into a Merger Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) with InnocsAI LLC, Delaware limited liability company (“InnocsAI”), and NamChul Jung, an individual, as the representative of the members of InnocsAI.

Acquisition and Merger Consideration

Upon the closing of the transactions contemplated in the Merger Agreement, and subject to the terms and conditions set forth therein, and in accordance with the applicable provisions of the Delaware General Corporation Law and the Delaware Limited Liability Company Act, InnocsAI will merge with an into a new wholly-owned Delaware subsidiary of the Company (“Merger Sub”), the separate corporate existence of InnocsAI will cease and Merger Sub will continue as the surviving corporation (the “Merger”).

Pursuant to the terms of the Merger Agreement, the aggregate consideration to be paid to existing members of InnocsAI is 1,600,000,000 shares of Common Stock, at an issue price of $0.20 per share (the “Closing Payment Shares”), and contingent value rights to be agreed upon by the parties representing in the aggregate the right to receive 20% of net proceeds from any future strategic sale, out-license, transfer, or exit of the assets acquired from InnocsAI. Upon the effectiveness of the Merger, all issued and outstanding membership interests of InnocsAI will be canceled and automatically converted into the Closing Payment Shares. Valetudo Therapeutics LLC is a member of InnocsAI, and Chris Kim, the CEO and a director of the Company, is the CEO and controlling member of Valetudo Therapeutics LLC.

Overview of Acquired Pipeline Assets

The assets to be acquired in the Merger include a portfolio of oncology-focused biologic and cellular therapy programs. The portfolio is centered on CAR-T and antibody-related technologies designed to address certain limitations observed in current approaches to hematologic malignancies and solid tumors, including antigen escape, tumor heterogeneity, limited T-cell persistence, tumor microenvironment-mediated suppression, and lineage-restricted target coverage. The Company believes that these assets may provide development opportunities across hematologic oncology, solid tumor indications, and future multi-target platform applications.

IBC101. IBC101 is an autologous CD19xCD22 bivalent CAR-T cell therapy candidate designed for relapsed or refractory B-cell malignancies. The product is intended to function as an OR-gate CAR-T therapy, enabling recognition of malignant B cells expressing either CD19 or CD22. According to InnocsAI materials, IBC101 has received authorization from the Ministry of Food and Drug Safety of the Republic of Korea for a Phase 1/2a clinical study in relapsed or refractory diffuse large B-cell lymphoma, with Seoul St. Mary’s Hospital identified as the lead clinical site.

IBC101 is designed to address antigen escape and tumor heterogeneity, which are recognized mechanisms of relapse following single-antigen CD19-directed CAR-T therapy. By combining CD19 and CD22 targeting, IBC101 is intended to broaden antigen coverage in B-cell malignancies. InnocsAI materials also describe an ex vivo expansion process using IL-7 and IL-15, with the goal of supporting T-cell fitness and persistence. If successfully developed, IBC101 could represent a next-generation hematologic CAR-T candidate with potential applicability in relapsed or refractory DLBCL and other B-cell malignancies.

INC101. INC101 is a preclinical autologous bicistronic CAR-T cell therapy candidate for solid tumors based on a dual-antigen MSLNxCD276 design. The construct is designed as an AND-gate system in which mesothelin provides the primary tumor-associated activation signal and CD276, also known as B7-H3, provides a secondary costimulatory signal. This design is intended to improve tumor selectivity by requiring convergence of two tumor-associated signals.

The INC101 program is designed to address challenges that have limited CAR-T development in solid tumors, including on-target/off-tumor risk, antigen heterogeneity, tonic signaling, T-cell exhaustion, and tumor microenvironment-mediated suppression. InnocsAI materials describe a bicistronic architecture that separates activation and costimulation into two modules and incorporates engineering features intended to reduce signal leakage. A related follow-on construct, INC102, incorporates a dominant-negative TGF-β receptor armoring strategy intended to support T-cell function in TGF-β-rich tumor microenvironments. The proposed development focus includes biomarker-selected solid tumors with mesothelin and CD276 expression, including malignant pleural mesothelioma, ovarian cancer, pancreatic cancer, and other selected solid tumors.

CS1 Antibody Platform. The CS1 antibody platform consists of proprietary anti-CS1 monoclonal antibodies intended to serve as an enabling module for InnocsAI’s hematologic CAR-T platform. Rather than being positioned primarily as a standalone CS1-directed CAR-T program, the CS1 binders are intended to be combined with the CD19xCD22 bivalent CAR-T backbone to support development of a potential CD19xCD22xCS1 trivalent CAR-T candidate.

This strategy is intended to extend the platform from B-cell malignancies into plasma-cell malignancies, including multiple myeloma. CD19 and CD22 are intended to provide coverage of B-cell leukemias and lymphomas, while CS1 is intended to add plasma-cell targeting capability. By integrating these targets into one trivalent CAR-T framework, InnocsAI may be able to bridge B-cell malignancy and plasma-cell malignancy targeting strategies and support broader hematologic oncology platform-development opportunities.

Warrant Inducement

Inducement Letter Agreement

On June 3, 2026, the Company entered into the Inducement Letter Agreement with Armistice, which was a holder of certain warrants (the “Existing Warrants”) to purchase up to 10,344,000 shares of the Common Stock. The Existing Warrants were originally issued on February 18, 2026, with an exercise price of $0.29 per share. Pursuant to the Inducement Letter Agreement, Armistice agreed to exercise the Existing Warrants for cash at a reduced exercise price of $0.18 per share in consideration for the Company’s agreement to issue the Inducement Warrants to purchase up to an aggregate of 20,688,000 shares of Common Stock at an exercise price per share of $0.18.

The issuance of the shares of Common Stock upon exercise of the Existing Warrants is registered pursuant to a registration statement on Form S-1 (File No. 333-293364), which was declared effective by the Securities and Exchange Commission on February 13, 2026.

The aggregate gross proceeds to the Company from the exercise of the Existing Warrants was approximately $1,861,920, before deducting offering expenses payable by the Company.

Financial Advisor Agreement

In connection with the Inducement Letter Agreement, on June 3, 2026, we entered into a letter agreement (the “Financial Advisor Agreement”) with Maxim Group LLC (the “Financial Advisor”), pursuant to which (i) the Financial Advisor agreed to act as exclusive lead warrant solicitation agent on a “reasonable best efforts” basis in connection with the transactions contemplated by the Inducement Letter Agreement, and (ii) we agreed to pay the Financial Advisor an aggregate fee equal to 8.0% of the gross proceeds received by the Company from the exercise of the Existing Warrants. Additionally, we reimbursed the Financial Advisor for certain expenses and legal fees up to $15,000.

Results of Operations for the Three Months Ended March 31, 2026 and 2025

The following is a comparative of our results of operations for the three months ended March 31, 2026 and 2025:

	For the three months ended March 31,
	2026	2025	Change	%
General and administrative	$700,898	$264,220	$436,678	165%
Research and development	400,000	—	400,000	0%
Total operating expenses	1,100,898	264,220	836,678	317%
Loss from operations	(1,100,898)	(264,220)	(836,678)	317%
Other income (expense), net	(22,816)	(63,306)	40,490	(64)%
Net loss	$(1,123,714)	$(327,526)	$(796,188)	243%

Operating Expenses

General and Administrative Expenses

General and administrative expenses consist primarily of professional service fees, including accounting and legal services and other general operating expenses. General and administrative expenses increased by $436,678 during the three months ended March 31, 2026 as compared to the three months ended March 31, 2025 primarily due to increases in accounting and legal expenses incurred in connection with the Company now operating as a publicly traded company.

Research and Development Expenses

Research and development expenses consist of costs incurred by InnoBation Bio Co, Ltd. (“Innobation”) who was performing the research and development activities for the Company in accordance with the license agreements with Innobation. Research and development expenses increased by $400,000 as a result of costs incurred under the CD47 license agreement during the three months ended March 31, 2026 as compared no such costs incurring during the three months ended March 31, 2025.

Other Expenses, net

The other expense, net decreased by $40,490 from $63,306 of other expense for the three months ended March 31, 2025 to $22,816 of other expense for the three months ended March 31, 2026. The Company recognized interest expense of $18,638 on related party promissory notes during the three months ended March 31, 2026 as compared to interest expense of $115,512 during the three months ended March 31, 2025 due to a decrease in the related party promissory notes principal balance following the closing of the Business Combination. Further, the Company recognized no interest income on loans receivable with Iris during the three months ended March 31, 2026 as compared to interest income of $52,206 during the three months ended March 31, 2025. In connection with the closing of the Business Combination on April 30, 2025, the loans receivable with Iris were terminated, thus no interest income is expected in future periods.

Results of Operations for the Years Ended December 31, 2025 and 2024

General and Administrative Expenses

General and administrative expenses were $3.0 million for the year ended December 31, 2025 as compared to $0.6 million for the year ended December 31, 2024. The increase by approximately $2.3 million was primarily related to increases in accounting and legal costs related to the Business Combination and general corporate matters during the year ended December 31, 2025 as compared to the year ended December 31, 2024.

Research and Development Expenses

Research and development expenses were $0 for the year ended December 31, 2025 as compared to $2.7 million for the year ended December 31, 2024. Research and development expenses decreased by approximately $2.7 million during the year ended December 31, 2025 as compared to the year ended December 31, 2024 as a result of the termination of TDT’s license agreements on August 11, 2024.

Other Expense, Net

Other expense, net increased by approximately $7.0 million from $0.2 million of other expense for the year ended December 31, 2024 to $7.2 million of other expense for the year ended December 31, 2025. The increase is primarily due the Company recognizing other income of $2.1 million related to the settlement of TDT’s payables and an unrealized gain on the change in fair value of the warrant liabilities of $54,312, offset by an unrealized loss on the change in the fair value of deferred underwriting fee paid in common stock of $196,000, a loss on the issuance of common stock of approximately $1.7 million related to the issuance of common stock in exchange for the cancellation of warrants and approximately $7.4 million of expenses related to the fair value of common stock to be issued in February of 2026 due to settlement of the Clear Street litigation, discussed elsewhere in this filing, for a contingent liability that became reasonably estimable prior to the issuance of these consolidated financial statements. No such transactions occurred during the year ended December 31, 2024. The Company recognized interest expense of $215,903 on related party promissory notes during the year ended December 31, 2025 as compared to interest expense of $338,882 during the year ended December 31, 2024 due to a decrease in the related party promissory notes principal balance following the closing of the Business Combination. Further, the Company recognized interest income of $76,589 on loans receivable with Iris during the year ended December 31, 2025 as compared to interest income of $122,526 during the year ended December 31, 2024. In connection with the closing of the Business Combination on April 30, 2025, the loans receivable with Iris were terminated, thus no interest income is expected in future periods.

Going Concern, Liquidity and Capital Resources as of March 31, 2026 and 2025

The Company is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern for one year after the date that the condensed consolidated financial statements are issued. Through March 31, 2026, the Company has funded its operations mainly through equity and debt financings, including the proceeds from the Mergers and the PIPE Financing, and the Offering (as described below).

As of March 31, 2026, the Company had $1,907,674 of cash in its bank accounts. As of March 31, 2026 and December 31, 2025, there was $1,442,500 of related party debts, which are included in Short-term debt, related parties in the accompanying unaudited condensed consolidated balance sheets.

The Company has an accumulated deficit of $39,995,447 as of March 31, 2026. The Company had a loss from operations and net loss of $1,100,898 and $1,123,714, respectively, for the three months ended March 31, 2026. The Company had a loss from operations and net loss of $264,220 and $327,526, respectively, for the three months ended March 31, 2025.

On February 18, 2026, the Company completed a “best efforts” public offering of (i) 8,270,000 shares of its common stock, (ii) 5,543,000 pre-funded warrants to purchase up to 5,543,000 shares of common stock (the “Pre-Funded Warrants”) and (ii) 13,813,000 common stock purchase warrants to purchase up to 20,719,500 shares of common stock, at a combined public offering price of $0.29 per share (or $0.2899 per Pre-Funded Warrant) and accompanying warrant (the “Offering”). In connection with the Offering, the Company received net proceeds of approximately $3.44 million, after deducting the estimated offering expenses payable by the Company, including the placement agent fees.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) ASC 205-40, Presentation of Financial Statements—Going Concern, management has concluded that there is substantial doubt about its ability to continue as a going concern for one year after the date that the accompanying unaudited condensed consolidated financial statements are issued. The Company’s unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Management’s plans relating to the above include raising additional cash through equity and debt financings or other arrangements to fund operations. There can be no assurance that the Company will be able to raise adequate capital under acceptable terms, if at all. The sale of additional equity may dilute existing members and newly issued equity securities may contain senior rights and preferences compared to currently outstanding common stock. Issued debt securities may contain covenants and limit the Company’s ability to pay dividends or make other distributions to stockholders. If the Company is unable to obtain such additional financing, future operations would need to be reevaluated.

Cash Flows

The following table summarizes our cash flows for the three months ended March 31, 2026 and 2025:

	For the three months ended March 31,
	2026	2025	Change	%
Net cash used in operating activities	$(2,015,289)	$(159,393)	$(1,855,896)	1,164%
Net cash used in investing activities	—	(575,000)	575,000	(100)%
Net cash provided by financing activities	3,585,308	713,000	2,872,308	403%
Net change in cash	$1,570,019	$(21,393)	$1,591,412	(7,439)%

Net cash used in operating activities for the three months ended March 31, 2026 increased by $1,855,896 as compared to the three months ended March 31, 2025. The increase in cash used in operating activities is primarily due to an increase in net loss during the three months ended March 31, 2026 of $935,688, when compared to the net loss for the three months ended March 31, 2025, an increase in prepaid expenses of $657,107 and an increase in payment of accounts payable and accrued expenses of $173,923 for the three months ended March 31, 2026 as compared to the same period in the prior year. The increase is further a result of operating activities, adjusted for non-cash transactions including depreciation expense of $518 and a change in fair value of warrant liabilities of $4,178 for the three months ended March 31, 2026 as compared to no such activity during the three months ended March 31, 2025

Net cash used in investing activities for the three months ended March 31, 2026 decreased by $575,000 as compared to the three months ended March 31, 2025. The decrease in cash used in investing activities is primarily to less issuances of loans to Iris prior to the Business Combination.

Net cash provided by financing activities for the three months ended March 31, 2026 increased by $2,872,308 as compared to the three months ended March 31, 2025. The increase in cash provided by financing activities is primarily due to proceeds received of $3,585,308 from the Offering, net of offering costs. Further, the Company received no proceeds from related party debt during the three months ended March 31, 2026 as compared to proceeds of $713,000 during the three months ended March 31, 2025.

Critical Accounting Policies and Estimates

The preparation of unaudited condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The actual results could materially differ from those estimates.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing liabilities from equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance, modification, and as of each subsequent quarterly period end date while the warrants are outstanding. As of March 31, 2026, 13,813,000 of the Company’s Common Stock Warrants, 690,650 Placement Agent Warrants and 5,094,623 of the Company’s Public Warrants were accounted for as equity-classified instruments and 835,555 private placement warrants were accounted for as liability-classified instruments.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the liability-classified warrants are recognized as a non-cash gain or loss on the accompanying consolidated statements of operations and comprehensive loss. The Company assesses the classification of its warrants at each reporting date to determine whether a change in classification between equity and liability is required. During the three months ended March 31, 2026, the Company had an unrealized gain on the change in fair value of the warrant liabilities of $4,178. During the three months ended March 31, 2025, the Company had no unrealized gain or loss on the change in fair value of the warrant liabilities.

Recently Adopted Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” that addresses requests for improved income tax disclosures from investors that use the financial statements to make capital allocation decisions. Public entities must adopt the new guidance for fiscal years beginning after December 15, 2024. The amendments in this ASU must be applied on a retrospective basis to all prior periods presented in the financial statements and early adoption is permitted. The Company adopted this standard on January 1, 2025 and determined that the adoption does not have a material impact on these unaudited condensed consolidated financial statements.

Recently Issued Accounting Pronouncements – Not Yet Adopted

On November 4, 2024, the FASB issued ASU 2024-03, Accounting Standards Update 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses to improve financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The amendments in this ASU do not change or remove current expense disclosure requirements; however, the amendments affect where such information appears in the notes to financial statements because entities are required to include certain current disclosures in the same tabular format disclosure as the other disaggregation requirements in the amendments. This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the potential impact that the adoption of this standard will have on its financial statements.

Going Concern, Liquidity and Capital Resources as of December 31, 2025 and 2024

Overview

The Company is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern for one year after the date that the consolidated financial statements are issued. Through December 31, 2025, the Company has funded its operations mainly through equity and debt financings, including the proceeds from the Mergers and the PIPE Financing.

As of December 31, 2025, the Company had $337,655 of cash in its bank accounts. As of December 31, 2025 and 2024, there was approximately $1.4 million and $20.0 million, respectively, of related party debts, which are included in Short-term debt, related parties in the accompanying consolidated balance sheets.

The Company has incurred operating losses since inception and expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. The Company has an accumulated deficit of $38,871,733 as of December 31, 2025. The Company had a (loss) from operations and net (loss) of $(2,967,812) and $(10,206,517), respectively, for the year ended December 31, 2025. The Company had a (loss) from operations and net (loss) of $(3,329,953) and $(3,546,309), respectively, for the year ended December 31, 2024.

Going Concern

The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months after the financial statements are issued. The Company’s cash requirements include, but are not limited to, research and development costs, license fees and working capital requirements. Due to these cash requirements, the Company does not believe that it will have sufficient cash to fund operations for one year after the date that the accompanying financial statements are issued.

The Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the accompanying financial statements are issued. The Company’s financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company intends to raise additional cash through equity financings, debt financings or other arrangements to fund operations; however, there can be no assurance that the Company will be able to raise adequate capital under acceptable terms, if at all. The sale of additional equity may dilute existing members and newly issued member units may contain senior rights and preferences compared to currently outstanding ordinary shares. Issued debt securities may contain covenants and limit the Company’s ability to pay dividends or make other distributions to members. If the Company is unable to obtain such additional financing, future operations would need to be reevaluated.

Capital Requirements

To date, we have not generated any revenues from any source, including the commercial sale of approved drug products, and we do not expect to generate revenue for at least the next few years. If we fail to complete the development of our product candidate in a timely manner or fail to obtain their regulatory approval, our ability to generate future revenue will be adversely affected. We do not know when, or if, we will generate any revenue from our product candidate, and we do not expect to generate revenue unless and until we obtain regulatory approval of, and commercialize, our product candidate.

We expect our expenses to increase significantly in connection with our ongoing activities, particularly as we continue the research and development of, and seek marketing approval for, our product candidate. In addition, if we obtain approval for our product candidate, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing, and distribution. Furthermore, following the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company.

We will also be required to pay all clinical trial costs and expenses in connection with the development of the CD47 Products.

We are also required to repay our loans with Valetudo of $0.5 million issued in June 2023 and due in December 2023 that does not bear interest (the “Valetudo June 2023 Loans”) with an outstanding balance of $0.2 million, our additional loan with Valetudo of $0.3 million issued in July 2023 and due in January 2024, and related interest of 6% per annum (the “Valetudo July 2023 Loan”), our loan with Prophase Sciences LLC (“Prophase”) of $0.2 million issued February 2024 that bears 6% interest per annum and due June 1, 2024 (the “Prophase February 2024 Loan”) with an outstanding balance of less than $0.1 million, our loan with Prophase issued in March 2024 of $0.3 million that bears interest of 6% per annum and due June 1, 2024 (the “Prophase March 2024 Loan”), our loans with Prophase issued in May 2024 totaling $0.8 million that bears interest of 6% per annum and due June 1, 2024 and July 1, 2024 (the “Prophase May 2024 Loans”) with an outstanding balance of $0.2 million, our loans with Prophase issued in July 2024 of $0.1 million that bears interest of 6% per annum and due September 14, 2024, September 24, 2024 and September 29, 2024 (the “Prophase July 2024 Loans”), our loans with Prophase issued in August 2024 of $0.1 million that bears interest of 6% per annum and due October 12, 2024 and October 13, 2024 (the “Prophase August 2024 Loans”), our loan with Hana Immunotherapeutics, LLC (“Hana”) issued in August 2024 of $0.6 million that bears interest of 6% per annum and due October 26, 2024 (the “Hana August 2024 Loan”) with an outstanding balance of less than $0.1 million, our loans with Amantes LLC (“Amantes”) issued November 2024 totaling $0.7 million that bear interest of 6% per annum and due January 1, 2025 (the “Amantes November 2024 Loans”) with an outstanding balance of $0.2 million, our loans with Amantes issued in January 2025 totaling $0.3 million that bear interest of 6% per annum and due March 1, 2025 and March 22, 2025 (the “Amantes January 2025 Loans”) with an outstanding balance of less than $0.1 million, our loan with Prophase issued in February 2025 of $0.2 million that bears interest of 6% per annum and due April 11, 2025 (the “Prophase February 2025 Loan”) with an outstanding balance of $0.1 million, and our loan with Prophase issued in March 2025 of $0.2 million that bears interest of 6% per annum and due June 6, 2025 (the “Prophase March 2025 Loan”) with an outstanding balance of less than $0.1 million.

As the Company’s loans are with related parties, the Company and its related parties have mutually agreed to defer repayment of the past due loans until a time that is mutually agreed upon between the Company and its related parties. As such, the Company deems that it is not in default of its loan agreements.

We therefore anticipate that we will need substantial additional funding in connection with our continuing operations.

Because of the numerous risks and uncertainties associated with research, development, and commercialization of pharmaceutical drug products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

●	the extent to which we develop, in-license or acquire other product candidates and technologies in our product candidate pipeline;
●	the costs and timing of process development and manufacturing scale-up activities associated with our product candidates and other programs as we advance them through clinical development;
●	the number and development requirements of product candidates that we may pursue;
●	the costs, timing, and outcome of regulatory review of our product candidates;
●	the timing and amount of our milestone and royalty payments to InnoBation under the CD47 License;
●	the costs and timing of future commercialization activities, including product manufacturing, marketing, sales, and distributions, for any of our product candidates for which we receive marketing approval;
●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;
●	the revenue, if any, received from sales of our product candidates for which we receive marketing approval; and
●	the costs of operating as a public company.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time-consuming, expensive, and uncertain process that takes many years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidate, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of our product candidates that we do not expect to be commercially available in the near term, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the terms of these equity securities or this debt may restrict our ability to operate. Any future debt financing and equity financing, if available, may involve covenants limiting and restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, entering into profit-sharing or other arrangements or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise capital when needed or on acceptable terms, we could be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.

Cash Flows

Operating Activities

Net cash used in operating activities for the years ended December 31, 2025 increased by $8,512,252 as compared to the year ended December 31, 2024. The increase in cash used in operating activities is primarily due to an increase in net loss during the year ended December 31, 2025 of $6,660,208 when compared to the net loss for the year ended December 31, 2024, an increase in payments of accounts payable and accrued expenses of $4,035,340 as a result of increased compliance and legal fees as a public entity, settlement of amounts due to related parties of $3,427,000, and amounts due to research and development partner of $1,540,359 for the year ended December 31, 2025 as compared to the same period in the prior year. The increase is further a result of the operating activities, adjusted for non-cash transactions including a contingent liability for common stock to be issued of $7,360,000, issuance of common stock in connection with surrender of warrants of $1,740,000, change in fair value of deferred underwriting fee payable of $196,000 and forgiveness of related party receivables of $126,275, offset by the non-cash settlement of the TDT payables of $2,142,297 for the year ended December 31, 2025 as compared to no such activity during the same period in the prior year.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2025 decreased by $2,061,892 as compared to the year ended December 31, 2024. The decrease in cash used in investing activities is primarily due to less issuances of loans to Iris prior to the Business Combination.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2025 increased by $7,109,762 as compared to the year ended December 31, 2024. The increase in cash provided by financing activities is primarily due to proceeds received of $10,556,500 from the PIPE Financing, offset by $2,563,738 in payments for the transaction costs in connection with the Business Combination. Further, the Company had proceeds from related party debt of $4,340,000, which is offset by payments of related party debt of $1,300,000 during the year ended December 31, 2025 as compared to proceeds of $3,923,000 during the year ended December 31, 2024. No such payments occurred during the year ended December 31, 2024.

Contractual Obligations and Other Commitments

See Capital Requirements, above for discussion of our commitments and contractual obligations. Additionally, in the future we may enter into agreements in the normal course of business with contract research organizations, contract manufacturing organizations and other vendors for research and development services for operating purposes, which are generally cancelable upon written notice. In addition, some third party CMOs have intellectual property, such as patents and/or know-how with an annual fee and royalty bearing license to their customers that forms part of the manufacturing agreement. These payments are therefore not included in our contractual obligations herein.

See Note 8 to our audited financial statements included elsewhere in this prospectus.

Critical Accounting Policies and Significant Judgments and Estimates

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses, and the disclosure of contingent assets and liabilities, in our financial statements. In accordance with U.S. GAAP, we evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We define our critical accounting policies as those accounting principles that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles. While our significant accounting policies are more fully described in Note 2 to our audited financial statements appearing elsewhere in this report, we believe the following are the critical accounting policies used in the preparation of our financial statements that require significant estimates and judgments.

Research and Development

Research and development costs primarily consist of costs incurred for preclinical and clinical trials for our products. Research and development expenses are recognized as incurred and payments made prior to costs being incurred are capitalized until the costs are incurred. Costs incurred in obtaining technology licenses through asset acquisitions are charged to research and development expense if the licensed technology has not reached technological feasibility and has no alternative future use.

Recent Accounting Pronouncements

See Note 2 to our audited financial statements included elsewhere in this prospectus for information about recent accounting pronouncements, the timing of their adoption, and our assessment, if any, of their potential impact on our financial condition and results of operations.

Emerging Growth Company and Smaller Reporting Company Status

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Upon the closing of the Business Combination, we became an emerging growth company and delayed the adoption of certain accounting standards until those standards would otherwise apply to private companies. We elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In addition, as an emerging growth company, we have taken advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	being permitted to present only two years of audited financial statements in addition to any required financial statements, with correspondingly reduced disclosure in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
●	an exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;
●	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements;

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements; and
●	an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on financial statements.

We would cease to qualify as an emerging growth company on the date that is the earliest of: (i) December 31, 2026, (ii) the last day of the fiscal year in which we have more than $1.235 billion in total annual gross revenues, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common shares that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, or (iv) the date on which we have issued more than $1.0 billion of non-convertible debt over the prior three-year period. We may choose to take advantage of some but not all of these reduced reporting burdens. We have taken advantage of certain reduced reporting requirements in this filing. Accordingly, the information contained herein may be different than you might obtain from other public companies in which you hold equity interests.

BUSINESS

Unless the context otherwise requires, all references in this section to the “Company,” “Liminatus,” “we,” “us” or “our” refer to the business and operations of Liminatus Pharma, LLC prior to the consummation of the Business Combination and to Liminatus Pharma, Inc. and its consolidated subsidiaries following the consummation of the Business Combination.

Executive Summary

Liminatus is a pre-clinical stage, single-asset biopharmaceutical company. Liminatus is developing novel cancer therapies that exploit the body’s immune system. The Company’s clinical candidate is a humanized anti CD47 monoclonal antibody. The next generation CD47 checkpoint inhibitor’s (code name: IBA101) initial indication is expected to be patients with advanced solid cancers including non-small cell lung cancer (“NSCLC”).

CD47 is a potent ‘do not eat me’ signal that enables cancer cells to evade detection by the immune system. CD47 blockade promotes uptake of tumor antigens and tumor cells by macrophages. The first generation of CD47 agents generally induced anemia and thrombocytopenia (deficiency of platelets in the blood) due to their binding to red blood cells (“RBCs”) and platelets. The Liminatus CD47 next generation antibody has shown to preferentially bind to immune cells, but not to red blood cells and platelets without inducing destruction of red blood cells which is a key differentiating feature. The next generation of anti CD47 monoclonal antibodies have catalysed a resurgence of interest in the field. Key preclinical studies, including CMC development and monkey toxicity studies, have already been completed, allowing for a swift preparation of the IND application and enabling a timely transition into the clinical trial phase.

CD47 immune checkpoint inhibitors are expected to penetrate the market primarily through combination therapy with already established PD-1/PD-L1 blockades rather than as standalone treatments. The global market for PD-1/PD-L1 blockades was estimated at $49.5 billion in 2023 and is projected to reach $123.3 billion by 2033. If CD47 immune checkpoint inhibitors are successfully brought to market, they are expected to grow alongside the PD-1/PD-L1 blockade market, potentially starting at 10-20% of the PD-1/PD-L1 market size by 2030 and rapidly expanding to reach the same market scale.

Global Market Size Projections for PD-1/PD-L1 Blockades (adapted from Future Market Insights)

Our asset targets patients with significant unmet need. Our vision is to develop a broad array of transformative therapies for cancer patients as a leading global biopharmaceutical company. We intend to do this through establishing a leadership position in immune-oncology and by strengthening the differentiation of the next generation anti-CD47 monoclonal antibody from IND enabling studies through to clinical development and broadening the portfolio through in-licensing highly promising and differentiated therapeutic assets.

Overview

Liminatus is a pre-clinical stage biopharmaceutical company developing novel cancer therapies. Our product candidate is exploiting CD47 antibodies to target cancer cells. Our product candidate has the potential to become cornerstones of treatment for solid cancers.

We are developing a next generation CD47 immune checkpoint inhibitor. CD47 is a potent ‘do not eat me’ signal that enables cancer cells to evade detection by the immune system. CD47 blockade promotes uptake of tumor antigens and tumor cells by macrophages. Anti-CD47 monoclonal antibodies (mAb) generally induce anemia and thrombocytopenia due to their binding to red blood cells and platelets. The Liminatus CD47 mAb has shown to preferentially bind to immune cells, but not to red blood cells and platelets and does not induce hemolysis. Our clinical candidate is currently in the late preclinical stage, with most of the necessary research completed. The next steps in the clinical process will include preparing the IND package required for the submission of a Phase 1 clinical trial approval application.

InnoBation (licensor to Liminatus) has actively invested in the CD47 asset following its licensing to Liminatus. Funds were allocated towards critical preclinical work, including CMC development and the monkey toxicity study, which were essential steps in advancing the CD47 asset. These studies were completed in collaboration with GenScript ProBio and Charles River Laboratories.

In addition to these developments, InnoBation conducted its own independent animal studies to explore the effects of long-term administration of the CD47 asset. During these studies, we discovered that the CD47 asset, in addition to its potential as an anti-cancer therapeutic, also shows promise in reducing chronic inflammation and inducing weight loss. This is likely due to the asset’s ability to enhance macrophage proliferation and differentiation, which improves the scavenging of apoptotic cells. This effect not only aids in cancer treatment by enhancing the immune response but also suggests potential applications in preventing or mitigating age-related diseases such as cardiovascular disease and obesity, which are often driven by chronic low-grade inflammation due to accumulated senescent cells.

InnoBation’s ongoing research into the CD47 asset has uncovered these potential new therapeutic applications, expanding the scope of its utility.

The following overview shows our clinical plan after closing the business combination:

Candidate	Indication	Clinical trial	Notes
IBA101 Mono	Advanced solid cancers	2025	Phase 1 clinical trial is scheduled solely for safety confirmation. A global Phase 1 clinical trial in South Korea will focus on lung cancer patients.
IBA101 + Durvalumab or pembrolizumab	≥ stage III NSCLC	2027	Both PD-L1High and PD-L1Low patients. A global Phase 1 clinical trial in South Korea will focus on lung cancer patients.

Corporate History and Our Team

Liminatus was founded in 2018, having obtained an exclusive license for GCC CAR-T-related patents and know-how from Targeted Diagnostics & Therapeutics, Inc. (TDT), which licensed the GCC CAR-T intellectual property from Thomas Jefferson University, and assignment of a sub-license from Viral Gene for the GCC vaccine diagnostics. Subsequently, the Company was assigned the license to the CD47 immune checkpoint inhibitor from InnoBation Bio Co. Ltd. and Valetudo Therapeutics LLC. The TDT licenses have been terminated as of August 2024.

We believe that our leadership team’s extensive global experience within the biopharma industry, which spans all stages of development, commercialization and financing of pharmaceutical products, is a key competitive advantage for Liminatus in maximizing the full potential value of its pipeline. Members of our team have also been heavily involved in business development, capital formation and investor engagement across a range of industries. For further information and biographies of our management team, see “Management.”

Our Vision and Our Strategy

Our vision is to develop transformative therapies for cancer patients as a global biopharmaceutical company offering advanced, differentiated, best-in-class therapies that induce powerful and durable responses in patients resulting in quality survival and a chance for cure. To accomplish this goal, we plan to execute on the following:

●	Strengthen the differentiation of our anti-CD47 monoclonal antibody from IND enabling studies through to clinical development.
●	Maximize the value of our product candidate by selectively entering into strategic collaborations with world leading academic and industrial partners.
●	Build a leading immuno-oncology company while maintaining a strong culture of innovation, valuing diversity, and putting patients at the center of everything we do.

●	Maintain, deepen, and protect our intellectual property portfolio. We intend to continue extending our global intellectual property portfolio to protect our assets.
●	Pursue business development and strategic partnerships. We may seek to form strategic alliances, enter into licensing agreements, or collaborate with third parties with the aim of strengthening and aiding our research, development, and commercialization of our assets more broadly.
●	Broaden our portfolio. We are actively engaged in evaluating additional assets for in-licensing or partnership and may execute additional transactions to add to our pipeline. We believe that our leadership team has a proven track record for identifying and transacting upon de-risked clinical stage assets.

Our Approach to Cancer Immunotherapy

Our product candidate exploits the body’s immune system to recognize and attack cancer cells. Our product candidate has the potential to become a significant treatment option for cancer patients.

Checkpoint Inhibitor CD47

A critical feature of the immune system is its ability to distinguish between normal cells in the body and those deemed as “foreign” (such as germs and cancer cells). This allows the immune system to attack the foreign cells while leaving normal cells unharmed. The immune system does this, in part, by using “checkpoint” proteins on immune cells. The checkpoints act like switches that need to be turned on or off to start an immune response. But tumors can find ways to manipulate these on/off immune checkpoints to avoid being attacked by the immune system. Monoclonal antibodies targeting immune checkpoints are designed as therapies to forcefully activate the “on” switch of the immune response, allowing the immune system to mount an effective anti-tumor attack. These medicines, known as immune checkpoint inhibitors, work by targeting checkpoint proteins to block the tumor’s ability to shut down the immune response and thereby induce a potent anti-cancer effect. Rather than killing cancer cells directly, they aid the immune system to detect and mount an attack on cancer cells. Several therapeutics that target different checkpoint proteins have been approved to treat some types of cancer including PD-1 (Pembrolizumab, Merck & Co; Novolumab, BMS; Cemiplimab, Regeneron), PD-L1(Atezolizumab, Genentech; Avelumab EMD Serono & Pfizer; Durvalumab, AstraZeneca), CTLA-4 (Ipilumab, BMS; tremelimumab, AstraZeneca), and LAG-3 (Opdulag, BMS) inhibitors.

Although such therapies have revolutionized cancer treatment showing to be remarkably effective in certain subsets of patients with specific types of tumors, there are a significant number of cancer patients for whom these therapies are not effective. Another novel, yet well-established immune checkpoint is CD47 which plays a broad role in cancer immune evasion across multiple cancers. CD47 is a transmembrane protein, an integral membrane protein that spans the entirety of the cell membrane, and upon its interaction with SIRPα, which is expressed on macrophages, a “don’t eat me” signal is sent to the macrophages. This helps tumors achieve immune escape by stopping macrophages from acting on these tumor cells to undergo phagocytosis. Blockade of the interaction between CD47 and SIRPα could restore phagocytic activity and eliminate tumor cells. However, the first generation of anti-CD47 monoclonal antibodies have induced anemia and thrombocytopenia due to their binding to red blood cells and platelets. Our CD47 therapeutic candidate is a next generation anti-CD47 monoclonal antibody and has shown to preferentially bind to immune cells, but not to red blood cells and platelets and does not induce hemolysis (destruction of red blood cells). Furthermore, the CD47 mAb has been shown to synergistically enhance anti-tumor responses in combination with other immune-oncology therapies. The CD47 mAb has completed key preclinical studies and is now preparing for the IND application.

CD47 Immune Checkpoint Inhibitor Program

Overview

The CD47 therapeutic candidate is a high affinity humanized anti CD47 antibody that has the potential to translate into clinic for CD47 SIRPα blocking and restoring the anti-tumor function of innate immune cells without inducing hemagglutination or hemolysis.

Benefits

●	K D (equilibrium dissociation constant) value of 0.48 nM for human CD47 protein and effectively blocked the interaction of CD47 on cancer cells and soluble SIRPα protein, in vitro.

●	Did not bind to red blood cells and platelets and did not cause hemolysis.
●	In an animal tumor model, where MC38 murine colon adenocarcinoma cells expressing human CD47 were implanted in immune competent mice, the CD47 mAb (Hu3A5) completely suppressed the tumor in combination with an anti PD1 antibody.
●	CD47 mAb (Hu3A5) showed the expected moderate tumor suppression in the hCD47/hSIRPα knock-in mice model expressing human CD47 and human SIRPalpha, using MC38 cells expressing hCD47.

Pre-Clinical Development to Date

●	The anti-CD47 monoclonal antibody has been generated by immunizing mice with the extracellular domain of human CD47 protein. This antibody has been further humanized by CDR grafting and selecting the clone 3A5-V10 (Hu3A5) for further screening. Hu3A5 has a KD (equilibrium dissociation constant) value of 0.48 nM for human CD47 protein and has shown to effectively block the interaction of CD47 on cancer cells and soluble SIRPα protein, in vitro.
●	In vitro assay, Hu3A5 did not bind to red blood cells and platelets and did not cause hemolysis (destruction of red blood cells) in vitro.
●	In an animal tumor model, where MC38 murine colon adenocarcinoma cells expressing human CD47 — the only commercially available cancer cell line used in immune-competent animal models for human CD47 research — were implanted in immune-competent mice, the CD47 mAb (Hu3A5) completely suppressed the tumor in combination with an anti-PD1 antibody. Additionally, the Hu3A5 antibody demonstrated moderate tumor suppression in a mouse model that was engineered to express human CD47 and SIRPα, after being implanted with MC38 tumor cells. However, when combined with other treatments like anti-PD-1, anti-TIGIT blocking antibodies, or an agonistic anti-4-1BB antibody, the Hu3A5 antibody completely suppressed tumor growth. This result shows that Hu3A5 can work synergistically with various immune checkpoint inhibitors, highlighting its versatility as a potential cancer therapy. In addition, DSC analysis has shown good thermostability.
●	Further IND-enabling studies are underway in preparation for early-stage clinical testing. Based on the prepared data, a pre-IND meeting will be prioritized with the FDA. Since the primary indication for CD47 mAb (Hu3A5) is lung cancer, additional preclinical animal studies utilizing mouse lung cancer cell lines, such as LL/2, will be conducted if requested to evaluate efficacy in lung cancer models by the FDA. For this purpose, LL/2 expressing human CD47 has been prepared.

Toxicity-related experiments

●	CD47 mAb preferentially binds to CD47 on tumor and immune cells, but not to RBCs and platelets.
●	Murine 3A5, humanized 3A5 with human IgG1 Fc (Hu3A5-V10), and humanized 3A5 with human IgG4 (Hu3A5-G4) strongly bind to CD47-positive MCF-7 human cancer cells and most of immune cells including T/B lymphocytes and phagocytic cells, but not to human RBCs and platelets.
●	CD47 mAb does not induce hemolysis of RBCs in vitro.
●	Anti-CD47 blocking mAb (Hu3A5) typically induce hemolysis of RBCs and thus developing anemia.
●	However, Hu3A5 does not induce hemolysis of RBCs (perhaps due to the inability of binding to CD47 on RBCs).
●	CD47 mAb does not induce severe hematologic disorder.
●	Animal in vivo experiments using C57BL/6-hCD47/hSIRPα mice showed that although Hu3A5-G4 was binding to human CD47 over-expressed on mouse RBCs of C57BL/6-hCD47/hSIRPα mice, it did not induce hemolysis of mouse RBCs.
●	C57BL/6-hCD47/hSIRPα mice were repeatedly injected with Hu3A5-G4 mAb even in combination with anti-mPD-1 mAb, but they survived over the experimental period and their body weight barely changed compared with that of rat IgG-treated mice.

●	Anti-human CD47 mAb induces no/minimal inflammation in organs.
●	C57BL/6-hCD47/hSIRPα mice were subcutaneously engrafted with MC38-hCD47 tumor cells and were repeatedly injected with Hu3A5-G4 mAb and/or anti-mPD-1 mAb.
●	Lung, liver and kidney from each group of mice were collected 4th injection of Abs. H&E staining of organs showed that there was minimal or no inflammation in those organs.

A 4-week Toxicity Study in Cynomolgus Monkeys Followed by a 4-Week Recovery Period

●	Objective of monkey toxicity study
●	The objective of this study was to determine the potential toxicity of IBA101(Anti-CD47 mAb), a monoclonal antibody conjugated with IgG4 Fc, when administered as an intravenous bolus injection once weekly (Days 1, 8, 15, 22, and 29) to non-human primates and to evaluate the potential reversibility of any findings following a 4-Week recovery period. In addition, the toxicokinetic characteristics of IBA101(Anti-CD47 mAb) were determined. The study design was as follows:

					Main Study		Recovery Study
				Dose
		Dose Level	Dose Volume(a)	Concentration	No. of	No. of	No. of	No. of
Group No.	Test Article	(mg/kg/dose)	(mL/kg)	(mg/mL)	Males	Females	Males	Females
1	Vehicle Control	0		0	3	3	2	2
2		10	2	5	3	3	—	—
3	IBA101	30		15	3	3	—	—
4		100		50	3	3	2	2

●	Study design and standards
●	The 4-week toxicity study of IBA101 in Cynomolgus monkeys, conducted by Charles River Laboratories, was designed and analyzed according to GLP (Good Laboratory Practice) standards. This ensured the reliability and reproducibility of the data, adhering to rigorous quality standards throughout the study.
●	Parameters and endpoints of evaluation

Based on the most recent body weight measurement, the following parameters and endpoints were evaluated:

●	Mortality, clinical signs, body weight, ophthalmology, electrocardiographic examinations
●	Clinical pathology parameters (hematology, coagulation, clinical chemistry, and urinalysis)
●	Anti-drug antibody analysis, toxicokinetic parameters, organ weights, and macroscopic and microscopic examinations.
●	Conclusion: Toxicokinetic Analysis

Following once-weekly (Days 1, 8, 15, 22, and 29) intravenous dosing of IBA101 to Cynomolgus monkeys at 0, 10, 30, or 100 mg/kg/dose:

●	No significant IBA101-related effects were noted at any dose level, indicating that 100 mg/kg/dose was well-tolerated.
●	All study parameters, including body weight, clinical pathology results, and toxicokinetic measurements, were analyzed for statistical significance using standard statistical methods. At the highest dose tested (100 mg/kg), no statistically significant differences were observed in any parameter compared to the vehicle control group, supporting the determination of the No Observed Adverse Effect Level (NOAEL) at 100 mg/kg/ dose. Anti-drug antibody analysis, toxicokinetic parameters, organ weights, and macroscopic and microscopic examinations.

On Day 22, the combined sex mean C0, Cmax, and AUC0-168hr values of IBA101 at the NOAEL were:

●	No C0 (Initial Plasma Concentration): 4,310,000 ng/mL
●	Cmax (Maximum Plasma Concentration): 4,080,000 ng/mL
●	AUC0-168hr (Area Under the Concentration-Time Curve): 359,000,000 hr*ng/mL.
●	These toxicokinetic results suggest a good safety profile of IBA101 under the tested conditions and provide statistical evidence for its tolerability.

Efficacy-related studies

●	CD47 antibody blocks interaction of CD47 and SIRPα
●	A competitive ELISA assay demonstrated that the interaction between recombinant CD47 and recombinant SIRPα proteins was blocked by Hu3A5 in vitro.
●	CD47 antibody promotes phagocytosis of live tumor cells by human macrophages.
●	In vitro phagocytosis assay demonstrated that human macrophages promoted the uptake of live tumor cells in the presence of as low as > 0.1 micro grams/ml of CD47 mAb.
●	Exclusive blockade of human CD47 on tumor cells with Hu3A5 in combination with check-point inhibitors induces a limited synergistic suppression of tumor growth.
●	To assess how effectively CD47 blockade enhances anti-tumor responses, hCD47-expressing MC38 tumor cells were subcutaneously engrafted into normal C57BL/6 mice, and anti-human CD47 monoclonal antibodies were injected to specifically block the function of the hCD47 protein on tumor cells, allowing evaluation of the resulting increase in anti-tumor effects.
●	This induced moderate delayed tumor growth.
●	However, in combination with anti-PD-L1 and anti-TIGIT check-point inhibitors significant synergistic activity was observed where tumor growth was regressed and most of the mice became tumor-free.
●	Global blockade of human CD47 on tumor and immune cells induces significant reduction of tumor growth.
●	Investigated whether global effects of CD47 blockade would be beneficial if all cells including immune cells were expressing human CD47.
●	Instillation of Hu3A5 alone to C57BL/6-hCD47/hSIRPα knock-in mice engrafted with MC38- hCD47 tumor cells suppressed tumor growth.
●	When Hu3A5 treatment was combined with anti-mPD-1 mAb, tumor-free mice were generated.

New Aspects of the CD47 Asset and Expanded Indications

●	Chronic Inflammation: Hu3A5, an anti-CD47 antibody, plays a unique role in helping immune cells called macrophages develop and survive in the body. These cells are critical in fighting disease. IBA101 not only promotes the formation of these macrophages but also increases the number of a special type, called M1 macrophages, that actively destroy harmful cells.
●	Reducing Chronic Inflammation: As we age, our body becomes less effective at clearing out dead cells, leading to a buildup that contributes to chronic inflammation and diseases such as atherosclerosis (narrowing of arteries), obesity, and dementia. By enhancing the activity of macrophages, Hu3A5 could help reduce this buildup and, in turn, lower the risk of these inflammation-related diseases.
●	Animal Study: To explore this possibility, we conducted an experiment on mice fed a high-fat diet. These mice were given Hu3A5 — CD47 blockade to see if it could help reduce obesity and improve overall health. The early results were promising: mice treated with Hu3A5 showed significant reductions in obesity, along with improvements in fat tissue health.
●	Industry Context: Dr. Irving Weissman, a pioneer in CD47 research, founded a company called Forty Seven Inc. to develop CD47-targeted therapies for cancer. Though Gilead Sciences acquired the company for $4.9 billion in 2020, some of the clinical trials were stopped due to serious side effects. However, Dr. Weissman didn’t give up on CD47 research. He later founded Bitterroot in 2023, aiming to use CD47 blockers for cardiovascular diseases. This shift aligns with our own findings, suggesting that Hu3A5 could have broader applications, not only in cancer but also in reducing chronic inflammation and potentially treating diseases like obesity, heart disease, and dementia.

Manufacturing

We will rely upon established, large scale, GMP compliant, third-party manufacturers for our current and future manufacturing needs for both bulk drug substance and finished drug product. There are no current plans to build our own manufacturing capabilities.

Intellectual property

Our commercial success depends in large part on our ability to obtain and maintain patent protection for our assets, their uses, components, formulations, methods of manufacturing and methods of treatment in the U.S. and other countries; to operate without infringing valid and enforceable patents and proprietary rights of others; and to prevent others from infringing on our proprietary or intellectual property rights.

Our intellectual property strategy is, where appropriate, to file new patent applications in the U.S. and certain other regions/countries (including the EU) on inventions, including improvements to existing products/ candidate(s) and formulations, methods of treatment and processes to improve our competitive edge or to improve business opportunities. We continually assess and refine our intellectual property strategy to ensure appropriate protection and rights are obtained.

We rely on trade secrets and know-how to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection, and which are difficult to reverse engineer. We intend to take advantage of regulatory protection afforded through data exclusivity, market exclusivity and patent term extensions, where available.

Our asset is in-licensed. CD47 originates with a Korean company, InnoBation Bio Co. Ltd. The Anti-CD47 antibody is covered by three early-stage applications. Additional work is being done to characterize the mechanisms and properties that differentiate the antibody. One is a published application directed to CDRs, which essentially define the target and specificity of the antibody. There is also an unpublished application to the humanized antibody, i.e., the therapeutic entity Hu3A5. There is also a separate application covering back-ups. If granted, the cases have a long duration with a normal expiry of 2040 and 2041.

Liminatus will, where appropriate, seek to file on future IP opportunities that may arise, such as commercial formulations, dosing regimens, combination therapies, manufacturing methods, biomarkers, and new patient populations. The strategy going forward will be to file an International PCT application claiming priority from the U.S. or other provisional applications, with a view to ultimately entering the national/ regional phase in core pharmaceutical markets (such as US, Europe, Japan, China, etc.).

The life of a patent and the protection it affords is limited. For example, in the United States, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. In Europe the expiration of an invention patent is 20 years from its filing date.

In addition to patent protection there is regulatory protection for licensed products. Biologicals currently receive 12 years regulatory protection in the U.S. In Europe there is 8 years data exclusivity followed by 2 years market exclusivity, plus 1 year for further significant indications. This means that during the first 8 years from the grant of the first marketing authorization in the E.U., data exclusivity applies. After the initial 8 year period has expired, a generic company can make use of the pre-clinical and clinical trial data of the originator in their regulatory application in an application for regulatory approval, but they still cannot market their drug during the two year period of market exclusivity. This therefore provides a total 10-year period of exclusivity.

Liminatus is not currently aware of any third-party patent property that presents a barrier to the proposed commercialization of our therapeutic asset.

License Agreements

The InnoBation License

In December 2022, the Company entered into a Subscription Agreement In Kind (the “Metavagen License”) with Metavagen LLC, owned by Chris Kim (“Metavagen”), whereby the Company received the license rights initially granted from InnoBation Bio Co., Ltd., a Korean company (“InnoBation”) to Metavagen to develop, market and sell YN1203, InnoBation Bio CAR NK biomarkers, including devices, compounds and products used to detect analyte in body or tissue, in exchange for 40,000,000 shares of Class A membership interest in the Company. The Metavagen License transaction was consummated as the Company had the right to use the license, but the license was not transferred. In March 2023, the Metavagen License was cancelled, and the Company membership interest was returned.

On October 1, 2022, Metavagen was assigned the License and Development Agreement dated as of March 30, 2022, by and between InnoBation Bio Co. Ltd. and Valetudo Therapeutics LLC, as may have been amended (the “InnoBation License”), granting exclusive worldwide rights to Develop and Commercialize the CD47 Product in the Field and exclusive worldwide rights to Develop and Commercialize the Companion Diagnostics to the CD47 Products in the Field (such italicized items bearing the meanings ascribed to them in the InnoBation License). Under the InnoBation License, the licensee is responsible for all of the developmental costs for the CD47 Products after the upfront payment of $8.2 million, which was paid by Viral Gene to InnoBation. The Company will also pay license fees and management fees to be mutually agreed with InnoBation from time to time.

The term of the InnoBation License expires on a licensed product-by-licensed product and country-by- country basis until the expiration of all royalty terms. “Royalty Term” means, on a royalty bearing CD47 product-by-royalty bearing CD47 Product and country-by-country basis, the period beginning upon commencement of the Patent Royalty Term in the applicable country and ending upon the expiration of Know-How Royalty Term in the applicable country. The License Agreement can be terminated (i) by either party if the other party remains in material breach of the license agreement following a cure period to remedy the breach, (ii) by us at will, or (iii) by either party, in its entirety, upon the other party’s bankruptcy or insolvency.

U.S. patent term restoration and marketing exclusivity

Depending upon the timing, duration and specifics of the FDA approval of a biological product, some of a sponsor’s U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent for more than five years, or beyond a total of 14 years from the product’s approval date. The patent term restoration period is composed of a “testing phase” and a “review phase” (also referred to as an “approval phase”).

The testing phase begins on the effective date of an IND and ends on the date a BLA or a New Drug Application (“NDA”) is initially submitted to FDA. The review phase is the period between the initial submission of the BLA or NDA and approval. The term of a patent may be extended for a period that is the sum of one-half of the time in the testing phase, plus all the time in the review phase, and minus any of the regulatory review period that occurs prior to the patent grant or where the sponsor did not act with due diligence. Only one patent applicable to an approved biological product is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. In addition, a patent can only be extended once and only for a single product. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

Similar provisions for supplementary protection to compensate applicants for regulatory delays also exist in a number of territories, including Europe and Japan. Where possible we intend to apply for supplementary protection for our therapeutic assets.

Data and market exclusivity

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the ACA, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products shown to be biosimilar to, or interchangeable with, an FDA-licensed reference biological product.

This amendment to the PHS Act attempts to minimize duplicative testing. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical trial or trials. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the large, and often complex, structure of biological products, as well as the process by which such products are manufactured, may pose significant hurdles to implementation.

At the present time, the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product, and FDA will not approve an application for a biosimilar or interchangeable product based on the reference biological product until 12 years after the date of first licensure of the reference product.

“First licensure” typically means the initial date the particular product at issue was licensed in the U.S. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest, or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, or for a modification to the structure of the biological product that does not result in a change in safety, purity, or potency.

The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate implementation and impact of the BPCIA is subject to significant uncertainty.

In Europe (EEA), upon receiving marketing authorization, innovative medicinal products generally receive eight years of data exclusivity and an additional two years of market exclusivity. If granted, data exclusivity prevents generic or biosimilar applicants from referencing the innovator’s pre-clinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EEA, during a period of eight years from the date on which the reference product was first authorized in the EEA. During the additional two-year period of market exclusivity, a generic or biosimilar marketing authorization application can be submitted, and the innovator’s data may be referenced, but no generic or biosimilar product can be marketed until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to authorization, is held to bring a significant clinical benefit in comparison with existing therapies. There is no guarantee that a product will be considered by the EMA to be an innovative medicinal product, and products may not qualify for data exclusivity.

Another company may market another version of the product if such company obtained a marketing authorization based on a completely independent data package of pharmaceutical tests, preclinical tests and clinical trials.

Pediatric Development

A biological product can obtain pediatric market exclusivity in the U.S. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods, including some regulatory exclusivity periods. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. Similar provisions are also available in other territories, such as Europe.

In the EEA, companies developing a new medicinal product must agree upon a Pediatric Investigation Plan, or PIP, with the EMA’s pediatric committee, or PDCO. Products that are granted a marketing authorization with the results of the pediatric clinical trials conducted in accordance with the PIP are eligible for a six month extension of exclusivity.

Competition

We face competition with respect to our current product candidate and will face competition with respect to future product candidates from segments of the pharmaceutical, biotechnology and other related markets that pursue immune-oncology treatments. Specifically, there are many companies that commercialize or are developing immuno-oncology treatments for cancer including large pharmaceutical and biotechnology companies such as Amgen, AstraZeneca, BMS, Merck, Novartis, Pfizer, Roche, and its subsidiary Genentech. Some of these competitors and competitor assets could also be opportunities for combination opportunities which is an established method that all these pharma companies have employed and are constantly searching for highly promising Liminatus type assets for such opportunities.

CD47

There are currently several CD47-targeting drug candidates in development for various cancer treatments. Magrolimab, developed by Forty Seven (acquired by Gilead Sciences), has been one of the most advanced CD47/ SIRPα axis-targeting drug candidates in development for cancer treatment. Initially seen as a frontrunner, it was under investigation in Phase 3 clinical trials for indications such as acute myeloid leukemia (AML) and high-risk myelodysplastic syndromes (MDS), often in combination with Azacitidine. However, the program has faced substantial setbacks due to efficacy concerns and safety risks. Below is an update on Magrolimab’s current status:

●	Investigated ENHANCE-3 (AML): This trial evaluated a combination therapy of Magrolimab, Azacitidine, and Venetoclax. A futility analysis revealed a lack of therapeutic benefit and an increased risk of mortality, leading to the trial’s termination.
●	ENHANCE (High-Risk MDS): The Phase 3 ENHANCE trial compared Magrolimab plus Azacitidine versus placebo plus Azacitidine. On July 25, 2023, the trial was discontinued due to insufficient efficacy.
●	ENHANCE-2 (TP53-Mutated AML): This trial tested Magrolimab and Azacitidine against Venetoclax plus Azacitidine and other standard-of-care regimens in patients with TP53-mutated AML. It was terminated on September 26, 2023, again due to futility concerns.
●	Solid Tumor Studies (ELEVATE Program): Gilead placed a partial clinical hold on Magrolimab’s solid tumor studies, including Phase 2 trials for head and neck squamous cell carcinoma (NCT04854499), solid tumors (NCT04827576), triple-negative breast cancer (NCT04958785), and colorectal cancer (NCT05330429). Although enrollment is paused, patients already enrolled and deriving clinical benefit may continue treatment after re-consenting.

Despite its potential, Magrolimab’s clinical development has been significantly hampered by challenges such as anemia caused by red blood cell binding, which remains a major safety concern. These setbacks highlight the need for improved CD47-targeting strategies, emphasizing the importance of addressing both efficacy and safety issues to realize the therapeutic promise of this target.

In contrast, our CD47 program has been designed specifically to avoid RBC binding and prevent anemia, a common side effect seen with first-generation CD47 inhibitors. This key advantage has been initially demonstrated through in vitro experiments using human blood and in vivo toxicity studies in monkeys, further supporting its safety profile. In addition, the strong results from our preclinical in vivo studies show that when our CD47 antibody is combined not only with already marketed PD-1/PD-L1 blockades but also with T cell boosters like LAG-3, TIGIT, TIM-3, and ICOS blockades, which are currently in active clinical development, it demonstrates a powerful synergistic effect. This versatility suggests significant market expansion potential as it could enhance the efficacy of various immune checkpoint inhibitors across multiple indications.

Figure 4: Second generation anti-CD47 monoclonal antibodies leading immuno-oncology drug development targeting innate immunity

Properties

On April 1, 2026, the Company entered into a lease in Fullerton, CA for office space of approximately 1,057 sq. ft. commencing April 1, 2026 and ending July 1, 2027. The monthly rent is $3,485.05.

We believe the property has been adequately maintained, is generally in good condition, and is suitable and adequate for our business.

Employees

As of December 31, 2025, Liminatus had one full-time employee, its Chief Executive Officer, Chris Kim. Liminatus also engaged advisors, including its Chief Financial Officer, Scott Dam, and several third-party contractors, who were engaged in research and development activities. In order to successfully implement its development and commercialization plans and strategies, and as the Company continues operating as a public company, the Company expects to need additional managerial, operational, sales, marketing, financial, and other personnel.

Insurance

Our insurance policies currently include policies that cover product liability and property, casualty and general liability risks, protecting us against certain risks of loss consistent with the exposures associated with the nature and scope of our operations. Our policies are generally subject to certain deductibles, limits and policy terms and conditions.

Legal Proceedings

From time to time, we may become involved in actions, claims, litigation, and other legal proceedings occurring in the ordinary course of its business from time to time, including assertions by third parties relating to intellectual property infringement, contract breaches, or employment-related matters. Except as described below, we are not currently a party to any actions, claims, suits, or other legal procedures whose conclusion, if not determined in our favor, would have a major adverse effect on our business, financial condition, or results of operations, either individually or in the aggregate.

On August 4, 2025, Dr. Someit Sidhu (“Dr. Sidhu”) filed a complaint against the Company (collectively, the “Sidhu Matter”) for breach of contract in the New York State Supreme Court, County of New York. Dr. Sidhu alleges the Company breached a certain Letter Agreement for Consulting Services, dated December 8, 2022 (the “Consulting Agreement”) entered into by Dr. Sidhu and Iris prior to the Business Combination by failing to pay Dr. Sidhu an advisory fee of $25,000 (“Advisory Fee”) upon the execution of the Business Combination Agreement, and a $1,400,000 despac success fee (“Despac Fee” together with the Advisory Fee, the “Fees”) upon consummation of the Business Combination. Dr. Sidhu also alleges claims of unjust enrichment and quantum meruit, which likewise arise out of the Company’s alleged failure to pay Dr. Sidhu the Fees. On December 10, 2025, the Company filed a motion to dismiss Dr. Sidhu’s complaint with prejudice (the “Motion”). Dr. Sidhu had a deadline of January 15, 2026 to oppose the Motion.

On February 6, 2026, the Company entered into a settlement and release agreement (the “Settlement Agreement”) with Clear Street LLC ( “Clear Street”), pursuant to which the Company agreed to issue 4,000,000 shares of its Common Stock, to the Holder in exchange for the surrender and cancellation of 805,377 warrants to purchase shares of Common Stock held by Clear Street. No commission or other remuneration was paid or given, directly or indirectly, in connection with the exchange of the warrants for the shares. Pursuant to the Settlement Agreement, the Company and Clear Street agreed to dismiss (a) an action pending in the United States District Court for the Central District of California and (b) an action pending in the United States District Court for the Southern District of New York, in which, on September 11, 2025, the Court entered a default judgment against the Company in the amount of $7,500,000 plus approximately $515,000 in interest, which judgment was registered in the Central District of California on October 22, 2025.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information as of the date of this prospectus, with respect to the individuals who serve as the executive officers and directors of Company, including their positions, and is followed by a biography of each such individual.

Name	Age	Position
Chris Kim	67	Chief Executive Officer and Director
Scott Dam	47	Chief Financial Officer
Byong C. Yoo, PhD	54	Chief Science Officer
Sang-jin Daniel Lee, PhD	58	Head of Research & Development
Beom K. Choi	54	Chief Technology Officer
Eun Sook Lee, MD, PhD(1)(2)(3)	64	Independent Director
Nicholas Fernandez(1)(2)(3)	42	Independent Director
Ji Yeon Baek(1)(2)(3)	55	Independent Director
Philip Lemons	55	Independent Director
Richard Baek	33	Independent Director
(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Compensation Committee.

Executive Officers

Mr. Chris Kim, JD, LLM —Chief Executive Officer

Mr. Chris Kim has been Liminatus Pharma, LLC’s Chief Executive Officer and Managing Member since its founding in May 2018 and has been the Chief Executive Officer and Director of Liminatus Pharma, Inc. since November 23, 2022. From December 2016 to the present, he has also served as Chief Executive Officer of Viral Gene, Inc., Philadelphia, PA. From January 2007 to October 2017, he was Counsel for DeHeng Law Office NY, the largest law firm in China. Mr. Kim has over 30 years of experience in intellectual property law including patent, trademark, copyright, trade secret, unfair competition, and other related areas.

Mr. Kim is a graduate of University of Pennsylvania Law School, LLM, SJD (C), M&A, Corporate Financing, Investment. He completed Saïd Business School, University of Oxford, Oxford Entrepreneurship: Venture Finance Programme, Certificate, 2019 – 2020, and the Harvard University Business School, Entrepreneurs Essentials, Certificate, 2018 – 2019.

Mr. Scott Dam — Chief Financial Officer

Mr. Dam has been the Chief Financial Officer of Liminatus Pharma, Inc. since April 30, 2025. Since July 2020, Mr. Dam has been Head of Credit & Market Risk for NTT Data, a global innovator of IT and business services. From January 2018 to June 2020, Mr. Dam was a Business Partner of Thynk Digital. Mr. Dam’s prior professional experience includes working as an executive at Bank of America, Merrill Lynch and Wells Fargo and advisory to C-Level clients at Global Significant Investment Banks and Private Equity Firms.

Mr. Dam received a MBA from Queens University, McColl School of Business, and a Bachelor of Science in Business Administration from the University of North Carolina at Charlotte. He serves on the Board of Cleveland Diabetes Care and as Treasurer and on the Board of Directors for Hope Haven, a 501(c)3 Non - Profit in Charlotte, North Carolina.

Mr. Byong Chul Yoo, PhD — Chief Science Officer

Dr. Yoo has been the Chief Science Officer of Liminatus Pharma, Inc. since April 30, 2025. Since March 2023, Dr. Yoo has been the Chief Executive Officer of InnoBation Bio Inc. From 2019 to 2023, Dr. Yoo was the Principal Scientist at the Division of Translational Science, National Cancer Center, Republic of Korea. From 2018 to 2023, he has also been an Adjunct Professor at Department of Cancer Biomedical Science, National Cancer Center Graduate School of Cancer Science and Policy, Republic of Korea. From 2013 to 2019, Dr. Yoo was a Senior Scientist at Colorectal Cancer Branch and the Biomarker Branch, Research Institute, National Cancer Center, Republic of Korea. From 2006 to 2013, he was an Associate Scientist in the Colorectal Cancer Branch.

Dr. Yoo received a PhD from the University of Vienna, Vienna, Austria. He did a one year post-doctorate program at Yale University. He received his Master of Science and Bachelor of Science degrees from Sung Kyun Kwan University, Graduate School, Republic of Korea.

Dr. Sang-jin Daniel Lee, PhD — Head of Research and Development

Dr. Lee has been the Head of Research and Development of Liminatus Pharma, Inc. since April 30, 2025. Dr. Lee has been Principal Scientist, National Cancer Center of Korea, Immunology Division, since 2017. From 2019 to 2021, Dr. Lee was the Head, Cancer Immunology Division, National Cancer Center. From 2014 to the present, he has been a Professor, Graduate School of Cancer Science and Policy. From 2010 to 2016, Dr. Lee was the Chief, Genitourinary Cancer Branch, National Cancer Center.

He received a Doctorate of Philosophy from the University of Virginia, Charlottesville, Virginia, a Master of Science from the University of Wisconsin, Madison, and a Bachelor of Science from Seoul National University, Seoul, Korea.

Dr. Beom K. Choi — Chief Technology Officer

Dr. Yoo has been the Chief Technology Officer of Liminatus Pharma, Inc. since April 30, 2025. Since 2022, Dr. Choi has been Chief Technology Officer for InnoBation Bio, Inc., based in Seoul, Republic of Korea. Since 2022, he has also been the Chief Executive Officer of Samda BioLab, which focuses on the efficacy of biopharmaceuticals. From 2018 to 2022, Dr. Choi was the QA manager, Biomedicine Production Branch, National Cancer Center. From 2012 to 2017, he was the Chief, Biomedicine Production Branch (cGMP facility for T cell therapeutics), National Cancer Center. From 2011 to 2019, Dr. Choi held the position of Senior Scientist, Cancer Immunology Branch, National Cancer Center.

Dr. Choi received his PhD in 2005 from Department of Immunology and Biomedicine, University of Ulsan, Ulsan, Korea. He received his Master of Science and Bachelor of Science degrees from the Department of Microbiology, College of Life Science, Hannam University, Daejeon, Korea. Dr. Choi is the author of numerous research papers and articles about cellular immunology and various treatments for cancer.

Independent Directors

Eun Sook Lee, MD, PhD

Dr. Lee has been a director of Liminatus Pharma, Inc. since April 30, 2025. Since 2020, Dr. Lee has been a surgeon at the Center for Breast Cancer, National Cancer Center, Korea. She is also currently Honorary Professor, Graduate School of Cancer Science and Policy National Cancer Center, Korea. From 2017 to 2020, she was the President of the National Cancer Center, Korea. From 2017 to 2020, Dr. Lee was also President of the National Cancer Center Graduate School of Cancer Science and Policy. From 2016 to 2017, she was the Head of the Program for Immunotherapy Research, National Cancer Center.

Dr. Lee received her MD and PhD from Korea University Graduate School, Seoul, Korea. She also received a Master’s degree in Medicine from Medicine Korea University Graduate School. Dr. Lee received a Bachelor’s Degree from Korea University College of Medicine. She is a board member of numerous medical societies.

Nicholas Fernandez

Mr. Fernandez has been a director of Liminatus Pharma, Inc. since April 30, 2025. Mr. Fernandez has almost 20 years of experience across operations, accounting and finance. Mr. Fernandez has been with Athanor Capital, a hedge fund, since December 2019, most recently serving as Chief Operating Officer and Chief Financial Officer. Mr. Fernandez has chaired the Valuation Committee in addition to sitting on the Management Committee. Previously, he was the Chief Financial Officer of the Asset Management and Alternative Investments Divisions of Jeffries LLC, a global bulge bracket investment bank, from February 2017 to April 2019. Prior to that, Mr. Fernandez worked at a variety of alternative investment managers in several capacities, progressing from a Fund Accountant to a Controller/Director of Operations. He started his career in public accounting with Ernst & Young in their Financial Services Office in New York, in their asset management practice with a concentration/serving Hedge, Private Equity and Venture Funds, as well as consulting. Mr. Fernandez earned a BS in Accounting and Finance with a minor in Business Administration from the University at Albany, SUNY. Mr. Fernandez holds an active Certified Public Accountant License in the state of New York.

Ji Yeon Baek, MD, PhD

Dr. Baek has been a director of Liminatus Pharma, Inc. since April 30, 2025. Dr. Baek has extensive clinical experience, combined with a track record of successfully leading impactful studies in colorectal and rectal cancer. Since March 2024, Dr. Baek has been a clinical professor at Korea University Guro Hospital. From 2009 to 2024, Dr. Baek was a research medical oncologist at National Cancer Center, Republic of Korea. From 2018 to 2019, she was a visiting investigator at Dana- Farber Cancer Center. Dr. Baek received her MD, MS and PhD at The Catholic University of Korea.

Philip Lemons

Mr. Lemons has been a director of Liminatus Pharma, Inc. since July 10, 2025. Mr. Lemons brings extensive expertise in clinical research and development, with over two decades of leadership roles across global research institutions and consulting firms. Mr. Lemons has served as Chief Business Officer and a board member of ICE Global Consulting, Inc., a clinical research consulting company, since October 2020 and as consultant and owner of Nine18 Consulting, LLC since July 2013. Mr. Lemons has also held senior executive positions at Duke Clinical Research Institute, Clintrax Global, and Momentum Research, where he led clinical trial strategy, business development, and international collaborations. Mr. Lemons holds a Bachelor of Science degree in business management from Guilford College.

Richard Baek

Richard Baek has been a director of Liminatus Pharma, Inc. since July 10, 2025. Mr. Baek brings extensive expertise across multiple sectors in financial oversight, internal controls and regulatory compliance. He has demonstrated the ability to ensure adherence to accounting standards and financial regulations. Since December 2022, Mr. Baek has served as Vice President, Head of Finance & Business at Studio City PXL, a marketing and advertising agency. From November 2021 to June 2022, Mr. Baek was Finance Director at Hawke Media. From April 2021 to November 2021, Mr. Baek was Associate Finance Director at RAPP (an Omnicom company). Mr. Baek holds a Bachelor of Science degree in business management from the University of San Francisco.

Family Relationships

There are no family relationships among any of the Company’s directors or executive officers.

Corporate Governance

Composition of the Board

The Company’s business and affairs are organized under the direction of its board of directors. Chris Kim serves as Chair of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to the Company’s management. The Board meets on a regular basis and additionally as required.

In accordance with the terms of the Company’s Bylaws, the Board may establish the authorized number of directors from time to time by resolution. The Board consists of six (6) members. In accordance with the Company’s Certificate of Incorporation, the Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The Company’s directors are divided among the three classes as follows:

●	the Class I directors are Nicholas Fernandez and Dr. Ji Yeon Baek, with terms that will expire at the annual meeting of stockholders to be held in 2026;

●	the Class II directors are Dr. Eun Sook Lee and Richard Baek, with terms that will expire at the annual meeting of stockholders to be held in 2027; and
●	the Class III directors are Chris Kim and Philip Lemons, with terms that will expire at the annual meeting of stockholders to be held in 2028.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

The Company is required to comply with the applicable rules of Nasdaq in determining whether a director is independent. The Company undertook a review of the independence of the individuals named above and has determined that each of Dr. Eun Sook Lee, Dr. Ji Yeon Baek, Nicholas Fernandez, Philip Lemons and Richard Baek qualifies as “independent” as defined under the applicable Nasdaq rules.

Board Leadership Structure

Our Board has not adopted a formal policy regarding the separation of the offices of Chief Executive Officer and Chairman of the Board. However, our Bylaws provide that an executive officer may also hold the position of Chairman of the Board. The Board has determined that combining the roles of Chief Executive Officer and Chairman of the Board is appropriate for the Company at this time. This leadership structure provides unified direction and facilitates efficient and timely decision-making. The Chief Executive Officer’s extensive experience, institutional knowledge, and deep understanding of the Company’s business, technology, and strategic objectives enable effective leadership of both management and the Board. The Board believes this structure promotes clear accountability and enhances the Company’s ability to execute its strategic initiatives. The Board retains responsibility for independent oversight of management and corporate governance matters.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of the Company’s risk management process. The Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Company’s audit committee will have the responsibility to consider and discuss the Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. The Company’s compensation committee also assesses and monitors whether the Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board

The Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of the Board are described below. Members serve on these committees until their resignation or until otherwise determined by the Board. The Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The Company’s audit committee consists of Dr. Eun Sook Lee, Dr. Ji Yeon Baek and Nicholas Fernandez.

The Board has determined that each member of the audit committee satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the audit committee is Nicholas Fernandez. The Board has determined that Nicholas Fernandez is qualified as an “audit committee financial expert” within the meaning of SEC regulations to serve on the Board and the audit committee. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee is to discharge the responsibilities of the Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the Company’s independent registered public accounting firm.

Specific responsibilities of our audit committee include:

●	helping the Board oversee corporate accounting and financial reporting processes;
●	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the Company’s consolidated financial statements;
●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the Company’s interim and year-end operating results;
●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
●	reviewing related person transactions;
●	obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes the Company’s internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
●	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee consists of Dr. Eun Sook Lee. Dr. Ji Yeon Baek and Nicholas Fernandez. The chair of the compensation committee is Dr. Eun Sook Lee. The Board has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee is to discharge the responsibilities of the Board in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee include:

●	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;
●	reviewing and recommending to the Board the compensation of directors;
●	administering the equity incentive plans and other benefit programs;
●	reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and
●	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Dr. Eun Sook Lee, Dr. Ji Yeon Baek and Nicholas Fernandez. The chair of the nominating and corporate governance committee is Nicholas Fernandez. The Board has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.

Specific responsibilities of the nominating and corporate governance committee include:

●	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the Board;
●	considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board;
●	developing and making recommendations to the Board regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and
●	overseeing periodic evaluations of the performance of the Board, including its individual directors and committees.

Code of Ethics

The Company has adopted a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on the Company’s website. In addition, the Company has posted on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to the Company’s website address does not constitute incorporation by reference of the information contained at or available through the Company’s website, and you should not consider it to be a part of this registration statement.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the Company’s compensation committee has ever been an executive officer or employee of the Company. None of the Company’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Company’s Certificate of Incorporation limits a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;
●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	for any unlawful payment of dividends or redemption of shares; or
●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the amended and restated bylaws provide that the Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Company has entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

The Company maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Company’s Certificate of Incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, references to “Liminatus,” “we,” “us,” “our” and the “Company” in this section are to the business and operations of Liminatus Pharma, LLC prior to the consummation of the Business Combination and of Liminatus Pharma, Inc. and its consolidated subsidiaries following the consummation of the Business Combination.

This section discusses the material components of the executive compensation program for (i) the individual who served as our principal executive officer during fiscal years 2025 and 2024; and (ii) our next two most highly compensated executive officers who earned more than $100,000 during fiscal years 2025 and 2024 and were serving as executive officers as of December 31, 2025 or 2024. We refer to these individuals as our “named executive officers.”

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Summary Compensation Table – Years Ended December 31, 2025 and 2024

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2025 and 2024:

					Non-Equity
					Incentive
				Stock	Plan	Option	Other
		Salary	Bonus	Awards	Compensation	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Chris Kim, Chief Executive Officer	12/31/2025	183,333	—	—	—	—	—	183,333
	12/31/2024	144,000	—	—	—	—	—	144,000
(1)	These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

Executive Compensation Arrangements

On April 15, 2018, we entered into an employment agreement with Chris Kim, to serve as our Chief Executive Officer. Pursuant to the employment agreement, Mr. Kim is entitled to receive a base annual salary of at least $120,000, which is subject to review and potential increase by the Board at least once per fiscal year. Unless the Board decides otherwise, the base salary will be increased by predetermined percentages on specified dates: 15% in 2020, 20% in 2022, 25% in 2024, and 30% in 2026. These increases (the “Increased Margin”) are to be paid in cash as additional salary. However, any personal expenses charged to the Company credit card will be counted together with the increased salary and may not exceed the applicable Increased Margin. Under the terms of the employment agreement, Mr. Kim’s base salary will be set at $200,000 per year if the Company is listed on Nasdaq or the New York Stock Exchange, regardless of the foregoing provisions. Notwithstanding the foregoing, Mr. Kim received $12,000 per month through April 2025, and has been receiving $16,667 per month beginning May 2025 as compensation. Mr. Kim is entitled to participate in the Company’s employee benefit plans and the Board has the discretion to award Mr. Kim a bonus in an amount up to 100% of Mr. Kim’s salary at the end of each year. If the Company terminates Mr. Kim’s employment without cause, the Company will be obligated to pay Mr. Kim’s then salary for two years following termination in accordance with the Company’s regular payroll practices.

As of December 31, 2025 and 2024, the Company has $0.21 million and $0.19 million, respectively, in deferred compensation due to Chris Kim, our Chief Executive Officer, under his employment agreement.

Other than the compensation agreement described above, the Company has no other executive compensation, change in control or similar agreements or arrangements.

2025 Omnibus Equity Incentive Plan

The Company has adopted the 2025 Omnibus Equity Incentive Plan, which plan was approved by stockholders at the extraordinary general meeting. The purpose of the Incentive Plan is to help us attract, motivate and retain such persons with awards designed for the U.S. market and thereby enhance stockholder value.

Administration. The Incentive Plan is administered by the compensation committee of the Board (the “Plan Committee”). The Plan Committee will have the power to determine, among other items, the terms of the awards granted under the Incentive Plan, including the exercise price, the number of shares subject to each award (and the class of shares), and the exercisability and vesting terms of the awards. The Plan Committee also will have the power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the Incentive Plan. All decisions made by the Plan Committee pursuant to the provisions of the Incentive Plan will be final, conclusive and binding. To the extent desirable to qualify transactions under the Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated under the Incentive Plan will be structured to satisfy the requirements for exemption under Rule 16b-3. Awards granted to participants who are insiders subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” of the Company Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

Grant of Awards; Shares Available for Awards. The Incentive Plan provides for the grant of awards which are distribution equivalent rights, incentive share options, non-qualified share options, performance stock, performance units, restricted common stock, restricted stock units, share appreciation rights (“SARs”), tandem share appreciation rights, unrestricted common stock or any combination of the foregoing, to key management employees and non-employee directors of, and non-employee consultants of, Company or any of its subsidiaries (each a “Participant”) (however, solely Company employees or employees of Company subsidiaries are eligible for awards which are incentive share options). We have reserved a total of 2,000,000 shares of common stock for issuance as or under awards to be made under the Incentive Plan. To the extent that an award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any common stock subject to such award shall again be available for the grant of a new award. The Incentive Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by the Company Board (except as to awards outstanding on that date). The Company Board in its discretion may terminate the Incentive Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Incentive Plan’s termination shall not materially and adversely impair the rights of a holder, without the consent of the holder, with respect to any award previously granted. The number of shares of common stock for which awards which are options or SARs may be granted to a Participant under the Incentive Plan during any calendar year is limited to a number of shares equal to ten percent (10%) of the total number of shares of common stock of the Company outstanding on the last day of the prior calendar year.

Future new hires, non-employee directors and additional non-employee consultants are eligible to participate in the Incentive Plan as well. The number of awards to be granted to officers, non-employee directors, employees and non-employee consultants cannot be determined at this time as the grant of awards is dependent upon various factors such as hiring requirements and job performance.

Options. The term of each share option shall be as specified in the option agreement; provided, however, that except for share options which are incentive share options (“ISOs”), granted to an employee who owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) more than 10% of the combined voting power of all classes of our common stock or the capital stock of our subsidiaries (a “ten percent stockholder”), no option shall be exercisable after the expiration of ten (10) years from the date of its grant (five (5) years for an employee who is a ten percent stockholder).

The price at which a share may be purchased upon exercise of a share option shall be determined by the Plan Committee; provided, however, that such option price: (i) shall not be less than the fair market value of a share on the date such share option is granted, and (ii) shall be subject to adjustment as provided in the Incentive Plan. The Plan Committee or the Company Board shall determine the time or times at which or the circumstances under which a share option may be exercised in whole or in part, the time or times at which options shall cease to be or become exercisable following termination of the share option holder’s employment or upon other conditions, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, and the methods by or forms in which common stock will be delivered or deemed to be delivered to Participants who exercise share options.

Options which are ISOs shall comply in all respects with Section 422 of the Code. In the case of ISOs granted to a ten percent stockholder, the per share exercise price under such ISO (to the extent required by the Code at the time of grant) shall be no less than 110% of the fair market value of a share on the date such ISO is granted. ISOs may only be granted to employees of Company or one of its subsidiaries. In addition, the aggregate fair market value of the shares subject to an ISO (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. And Option which specifies that it is not intended to qualify as ISOs or any Option that fails to meet the requirement of an ISO at any point in time will automatically be treated as a nonqualified option (“NQSO”) under the terms of the Plan.

Restricted Stock Awards. A restricted stock award is a grant or sale of common stock to the Participant, subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Committee or the Company Board may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Committee or the Company Board may determine at the date of grant or purchase or thereafter. Except to the extent restricted under the terms of the Incentive Plan and any agreement relating to the restricted stock award, a Participant who is granted or has purchased restricted stock shall have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Committee or the Company Board or in the award agreement). During the restricted period applicable to the restricted stock, subject to certain exceptions, the restricted stock may not be sold, transferred, pledged, hypothecated, or otherwise disposed of by the Participant.

Unrestricted Stock Awards. An unrestricted stock award is the award of common stock which are not subject to transfer restrictions. Pursuant to the terms of the applicable unrestricted stock award agreement, a holder may be awarded (or sold) common stock which are not subject to transfer restrictions, in consideration for past services rendered thereby to us or an affiliate or for other valid consideration.

Restricted Stock Unit Awards. A restricted stock unit award provides for a cash payment to be made to the holder upon the satisfaction of predetermined individual service-related vesting requirements, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable restricted stock unit award agreement the individual service-based or performance-based vesting requirement which the holder would be required to satisfy before the holder would become entitled to payment and the number of units awarded to the holder. The vesting restrictions under any restricted stock unit award shall constitute a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a restricted stock unit shall be entitled to receive a cash payment equal to the fair market value of a stock, or one (1) share, as determined in the sole discretion of the Plan Committee and as set forth in the restricted stock unit award agreement, for each restricted stock unit subject to such restricted stock unit award, if and to the extent the applicable vesting requirement is satisfied. Such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the restricted stock unit first becomes vested.

Performance Unit Awards. A performance unit award provides for a cash payment to be made to the holder upon the satisfaction of predetermined individual and/or Company performance goals or objectives, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable performance unit award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or Company would be required to satisfy before the holder would become entitled to payment, the number of units awarded to the holder and the dollar value assigned to each such unit. The vesting restrictions under any performance under award shall constitute a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance unit shall be entitled to receive a cash payment equal to the dollar value assigned to such unit under the applicable performance unit award agreement if the holder and/or Company satisfy (or partially satisfy, if applicable under the applicable performance unit award agreement) the performance goals and objectives set forth in such performance unit award agreement. If achieved, such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of Company’s fiscal year to which such performance goals and objectives relate.

Performance Stock Awards. A performance stock award provides for distribution of common stock (or cash equal to the fair market value of shares) to the holder upon the satisfaction of predetermined individual and/or Company goals or objectives. The Plan Committee shall set forth in the applicable performance stock award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or Company would be required to satisfy before the holder would become entitled to the receipt of common stock pursuant to such holder’s performance stock award and the number of shares of common stock subject to such performance stock award. The vesting restrictions under any performance under award shall constitute a “substantial risk of forfeiture” under Section 409A of the Code and, if such goals and objectives are achieved, the distribution of such common stock shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of our fiscal year to which such goals and objectives relate. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance stock award shall have no rights as a Company stockholder until such time, if any, as the holder actually receives common stock pursuant to the performance stock award.

Distribution Equivalent Rights. A distribution equivalent right entitles the holder to receive bookkeeping credits, cash payment and/or share distributions equal in amount to the distributions that would be made to the holder had the holder held a specified number of common stock during the period the holder held the distribution equivalent rights. The Plan Committee shall set forth in the applicable distribution equivalent rights award agreement the terms and conditions, if any, including whether the holder is to receive credits currently in cash, is to have such credits reinvested (at fair market value determined as of the date of reinvestment) in additional common stock or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such award becomes vested, the distribution of such cash or common stock shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of Iris’s fiscal year in which the holder’s interest in the award vests. Distribution equivalent rights awards may be settled in cash or in common stock, as set forth in the applicable distribution equivalent rights award agreement. A distribution equivalent rights award may, but need not be, awarded in tandem with another award other than an Option or SAR award, whereby, if so awarded, such distribution equivalent rights award shall terminate or be forfeited by the holder, as applicable, under the same conditions as under such other award. The distribution equivalent rights award agreement for a distribution equivalent rights award may provide for the crediting of interest on a distribution rights award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of Iris’s fiscal year in which such interest was credited), at a rate set forth in the applicable distribution equivalent rights award agreement, on the amount of cash payable thereunder.

Share Appreciation Rights. A SAR provides the Participant to whom it is granted the right to receive, upon its exercise, the excess of (A) the fair market value of the number of shares of common stock subject to the SAR on the date of exercise, over (B) the product of the number of shares of common stock subject to the SAR multiplied by the base value under the SAR, as determined by the Plan Committee or the Company Board. The base value of a SAR shall not be less than the fair market value of a share on the date of grant. If the Plan Committee grants a share appreciation right which is intended to be a tandem SAR, additional restrictions apply.

Recapitalization or Reorganization. Subject to certain restrictions, the Incentive Plan provides for the adjustment of common stock underlying awards previously granted if, and whenever, prior to the expiration or distribution to the holder of common stock underlying an award theretofore granted, we shall effect a subdivision or consolidation of our common stock or the payment of a share dividend on common stock without receipt of consideration by us. If we recapitalize or otherwise change our capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted award, the holder shall be entitled to receive (or entitled to purchase, if applicable) under such award, in lieu of the number of shares of common stock then covered by such award, the number and class of shares and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the holder had been the holder of record of the number of shares of common stock then covered by such award. The Incentive Plan also provides for the adjustment of shares underlying awards previously granted by the Company Board in the event of changes to the outstanding common stock by reason of extraordinary cash dividend, reorganization, mergers, consolidations, combinations, split ups, spin offs, exchanges or other relevant changes in capitalization occurring after the date of the grant of any award, subject to certain restrictions.

Amendment and Termination. The Incentive Plan shall continue in effect, unless sooner terminated pursuant to its terms, until the tenth (10th) anniversary of the date on which it is adopted by the Company Board (except as to awards outstanding on that date). The Company Board may terminate the Incentive Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Incentive Plan’s termination shall not materially and adversely impair the rights of a holder with respect to any award theretofore granted without the consent of the holder. The Company Board shall have the right to alter or amend the Incentive Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of our stockholders at which a quorum representing a majority of our common stock entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Incentive Plan may: (i) materially increase the benefits accruing to holders, (ii) except as otherwise expressly provided in the Incentive Plan, materially increase the number of shares of common stock subject to the Incentive Plan or the individual award agreements, (iii) materially modify the requirements for participation, or (iv) amend, modify or suspend certain repricing prohibitions or amendment and termination provisions as specified therein. In addition, no change in any award theretofore granted may be made which would materially and adversely impair the rights of a holder with respect to such award without the consent of the holder (unless such change is required in order to exempt the Incentive Plan or any Award from Section 409A of the Code).

As of the date of this prospectus, no awards have been granted under the Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End Table

None of the named executive officers held any unexercised options and unvested stock awards previously awarded as of December 31, 2025.

Director Compensation

We do not currently intend to compensate our non-employee directors.

Policies and Procedures Related to the Grant of Certain Equity Awards

We do not purposefully time our grants to coincide or be near in time to the release of material non-public information (“MNPI”). However, from time to time, we may grant options close in time to the release of MNPI to the extent those options are being granted upon the hiring of new executive officers and in connection with annual grants being made as part of our director compensation policy, upon appointment of a new director and on an annual basis at each annual meeting.

DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDER IS OFFERING

Common Stock

The following summary of certain provisions of the Company’s common stock does not purport to be complete and is subject to the Company’s Certificate of Incorporation, Bylaws and the provisions of applicable law. Copies of our Certificate of Incorporation and Bylaws are attached to this registration statement as Exhibits 3.1 and 3.2, respectively.

We are authorized to issue 500,000,000 shares of Common Stock, $0.0001 par value. All of the outstanding shares of our Common Stock are fully paid and non-assessable. The holders of a majority of the shares entitled to vote, present in person or represented by proxy shall constitute a quorum at all meetings of our stockholders. Our Common Stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. The holders of our Common Stock are not entitled to cumulative voting for election of the Board.

Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor, as well as any distributions to the security holders, subject to the rights of the Preferred Stock holders or any class or series of stock having a preference senior to or the right to participate with the Company’s Common Stock with respect to the payment of dividends. We have never paid cash dividends on our Common Stock, and do not expect to pay such dividends in the foreseeable future.

In the event of a liquidation, dissolution or winding up of our Company, holders of Common Stock are entitled to share ratably in all of our assets remaining after payment or provision for payment of the debts and other liabilities of the Company and of the preferential and other amounts, if any, to which the holders of preferred stock are entitled, if any, the holders of all outstanding shares of the Company’s Common Stock will be entitled to receive all the remaining assets of the Company available for distribution ratably in proportion to the number of shares of the Company’s Common Stock.

The rights, preferences and privileges of the holders of Common Stock are subject to, and might be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future. We are authorized to issue 1,000,000 shares of preferred stock, $0.0001 par value. Our Board is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, as well as to fix the designation and any preferences, conversion and other rights and limitations of such series. These rights and limitations may include voting powers, limitations as to dividends, and qualifications and terms and conditions of redemption of the shares of each such series.

Inducement Warrants

The following description of the Inducement Warrants is a summary and is qualified by reference to the Inducement Warrants and Inducement Letter Agreement.

Exercisability

The Inducement Warrants will (i) not be exercisable until the date upon which stockholder approval of the exercise of the Inducement Warrants in accordance with the rules of The Nasdaq Stock Market LLC, and if necessary, the approval of the authorization for sufficient additional shares of Common Stock to allow for the exercise of the Inducement Warrants (the “Nasdaq Stockholder Approval”) have been obtained at a meeting of Company stockholders and such approvals become effective (collectively, the “Exercise Date”) and (ii) have a term of five (5) years from the Exercise Date. If a registration statement registering the issuance of the Inducement Warrant Shares under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Inducement Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of Inducement Warrant Shares determined according to the formula set forth in the Inducement Warrants.

Exercise Limitation

A holder of the Inducement Warrants will not have the right to exercise any portion of the Inducement Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% or 9.99% (as selected by the Holder, the “Beneficial Ownership Limitation”) of the number of shares of the Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Inducement Warrants; provided, however, such holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions, provided that the Beneficial

Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Inducement Warrants held by such holder. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company.

Exercise Price Adjustment

Subject to the aforementioned limitations, the exercise price of the Inducement Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications, or similar events affecting the Common Stock, and upon any distributions of assets, including cash, stock, or other property to our stockholders. In addition, subject to the rules and regulations of Nasdaq (or any successor entity), the Company may, at any time during the term of the Inducement Warrants, reduce the then current exercise price to any amount and for any period of time deemed appropriate by the Board.

Subsequent Rights Offerings

The Inducement Warrants provide that, if the Company conducts a pro rata distribution of rights, warrants or other securities to holders of its Common Stock, the holder of the Inducement Warrants will be entitled to participate in such offering as if it held the shares of Common Stock issuable upon full exercise of the Inducement Warrants immediately prior to the applicable record date. Participation is subject to the Beneficial Ownership Limitation, and any portion of such rights that would cause the holder of the Inducement Warrants to exceed those limitations will be deferred until such limitations no longer apply.

Pro Rata Distributions

While the Inducement Warrants are outstanding, the holder of the Inducement Warrants is entitled to participate in any dividend or other pro rata distribution of cash, securities, or other property to holders of Common Stock as if it held the shares of Common Stock issuable upon full exercise of the Inducement Warrants immediately prior to the applicable record date. Participation is subject to the Beneficial Ownership Limitations, with any portion of a distribution that would cause such holder to exceed such limitations deferred until the limitation no longer applies.

Fundamental or Change of Control Transactions

Upon the occurrence of certain fundamental or change of control transactions, including mergers, consolidations, asset sales, tender or exchange offers, recapitalizations or changes of control, the holder of the Inducement Warrants will be entitled, upon exercise of the Inducement Warrants, to receive the same form and amount of consideration that would have been received had the Inducement Warrants been exercised immediately prior to such transaction, with the exercise price appropriately adjusted as set forth in the Inducement Warrants. In certain fundamental transactions, the holder of the Black-Scholes Warrants may instead elect to require the Company or a successor entity to repurchase the unexercised portion of the warrant for its Black-Scholes Value (as defined in the Black-Scholes Warrants). The Inducement Warrants further provide for assumption by any successor entity and continuation of the Inducement Warrant holder’s rights following a fundamental or change of control transaction.

SELLING STOCKHOLDER

This prospectus relates to the resale by the Selling Stockholder from time to time of the Shares, consisting of up to 20,688,000 shares of Common Stock issuable upon exercise of the Inducement Warrants. We are registering the shares of Common Stock to permit the Selling Stockholder to offer the Shares for resale from time to time. The Stockholder has not had any material relationship with us within the past three years, except as follows:

(i)the Inducement Letter Agreement and the transactions contemplated thereby; and
(ii)the participation of Armistice in our public offering (the “February 2026 Offering”) in which we issued 8,270,000 shares of our Common Stock, 5,543,000 pre-funded warrants to purchase up to 5,543,000 shares of our Common Stock and 13,813,000 Common Stock purchase warrants to purchase up to 20,719,500 shares of Common Stock, which consummated on February 18, 2026.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of Common Stock held by the Selling Stockholder. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholder, based on its ownership of shares of Common Stock, the Inducement Warrants, and any other warrants, as of June 23, 2026, assuming the exercise of the Inducement Warrants and any other warrants held by the Selling Stockholder on that date, taking into account any limitations on exercise set forth therein. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholder and does not take into account any limitations on (i) exercise of the Inducement Warrants set forth therein, or (ii) exercise of any other warrants set forth therein.

In accordance with the terms of the Inducement Letter Agreement, this prospectus generally covers the resale of the sum of 100% of the shares of Common Stock issuable upon exercise of the Inducement Warrants. Because the exercise price of the Inducement Warrants may be adjusted in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications, or similar events affecting the Common Stock, and upon any distributions of assets, including cash, stock, or other property to our stockholders, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Inducement Warrants, the Selling Stockholder may not exercise the Inducement Warrants to the extent (but only to the extent) the Selling Stockholder or any of its affiliates would beneficially own a number of shares of Common Stock which would exceed 4.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The number of shares in the second column reflects these limitations, whereas the fourth column do not reflect this limitation The Selling Stockholder may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of Common Stock with respect to which the Selling Stockholder has voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 50,607,633 shares of Common Stock outstanding as of June 23, 2026. The number of Shares that may actually be sold by the Selling Stockholder may be fewer than those being offered by this prospectus.

	Beneficial Ownership Prior to			Number of	Beneficial Ownership After
	Offering			Shares of	Offering
Name of Selling				Common Stock
Stockholder	Number		Percent	to be Offered	Number	Percent
Armistice Capital, LLC(1)	5,588,410	(2)	9.99%	20,688,000	0	0%
(1)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Inducement Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the Inducement Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(2)	The aggregate number of shares set forth above represents shares that the Master Fund may obtain under a 9.99% beneficial ownership restriction set forth in the terms of the Pre-Funded Warrants. The full conversion and/or exercise of the securities of the Master Fund would exceed this restriction.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table shows the amount of our Common Stock beneficially owned as of June 23, 2026 by:

●	each person or group (as those terms are used in Section 13(d)(3) of the Exchange Act) believed by us to beneficially own more than 5% of our Common Stock,
●	each of our current directors,
●	each of our Named Executive Officers, and
●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, and includes securities that the individual or entity has the right to acquire, such as through the exercise of stock options, within 60 days of June 23, 2026. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

The percentage of beneficial ownership in the table below is based on 50,607,633 shares of Common Stock deemed to be outstanding as of June 23, 2026.

	Number of	% of
	Shares of Common Stock	Outstanding
Name and Address of Beneficial Owner(1)	Beneficially Owned	Common Stock
Directors and Executive Officers
Chris Kim(2)	6,169,406	12.2%
Scott Dam	—	—
Byong C Yoo	—	—
Sang-jin Daniel Lee	—	—
Beom K. Choi	—	—
Eun Sook Lee	—	—
Nicholas Fernandez	16,667	*
Ji Yeon Baek	—	—
All executive officers and directors as a group (8 individuals)	6,169,406	12.2%

5% or More Stockholders:
Iris Acquisition Holdings LLC(3)	2,530,000	5.0%
Valetudo Therapeutics LLC(2)	6,169,406	12.2%
KH Feelux Co., Ltd (4)	2,666,667	5.3%
*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the directors and executive officers is c/o Liminatus Pharma, Inc., 2251 Stern Goodman Street, Suite E, Fullerton, CA 92833.
(2)	Consists of shares of Common Stock held of record by Valetudo Therapeutics LLC. Mr. Chris Kim is the CEO and controlling member of Valetudo and has voting and dispositive power over, and may be deemed to be the beneficial owner of, the shares held by Valetudo. The business address of Valetudo is 2251 Stern Goodman Street, Suite E, Fullerton, CA 92833. Mr. Kim disclaims any beneficial ownership of any shares held by Valetudo except to the extent of his ultimate pecuniary interest therein.
(3)	Consists of shares of Common Stock held of record by Iris Equity Holdings LLC. The natural person who has voting and/or investment power over the shares held by Iris Equity Holdings LLC is Joon Seok Yoo.

(4)	Consists of shares of Common Stock held by KH Feelux Co., Ltd, a company formed in the Republic of Korea. The business address of Feelux is 624-8, Sukwoo-Ri, Gwangjuk-Myeon, Yangju-Gun, Yangju, Gyeonggi, South Korea. Feelux is a publicly traded company in Korea.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2025, with respect to our compensation plans under which equity securities may be issued.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2025 Omnibus Equity Incentive Plan	—	—	2,000,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	2,000,000

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Iris’s Related Party Transactions

Administrative Support Agreement

On March 11, 2024, Iris entered into an administrative support agreement with Arrow Capital Management LLC (“Arrow”). Pursuant to the agreement, Arrow will provide certain office space, utilities and secretarial and administrative support (the “Services”) to Iris. In exchange for the Services, Iris will pay to Arrow $10,000 per month, beginning January 1, 2024, and continuing until the earlier of the consummation by Iris of an initial business combination or Iris’ liquidation. On August 30, 2024, Iris amended the agreement with Arrow. In exchange for the Services mentioned above, Iris will pay to Arrow $30,000 per month, beginning September 1, 2024, and continuing until the earlier of the consummation by Iris of an initial business combination or Iris’ liquidation. Upon completion of the initial business combination or Iris’ liquidation, Iris will cease paying these monthly fees. For the year ended December 31, 2024, Iris incurred $200,000 for the administrative support agreement, which is included in formation and operating costs on the statements of operations.

Loan

On July 24, 2024, Hana Immunotherapeutics, LLC, an affiliate of Chris Kim, the Chief Executive Officer of Liminatus, agreed to loan Gaius Investment Partners (“Gaius”), the buyer of the managing member of Iris’s Sponsor, Columbass Limited (“Columbass”), approximately $1.216 million to facilitate Gaius’ acquisition of Columbass. As a result of the acquisition, the former managing member, Columbass Limited, resigned as managing member of the Sponsor on October 30, 2024, and Iris Equity Holdings LLC was appointed as managing member of the Sponsor.

Advances

On October 4, 2023, Iris issued an unsecured promissory note in the aggregate principal amount up to $1,500,000 to Liminatus. Pursuant to the note, Liminatus agreed to loan to Iris an aggregate amount up to $1,500,000 payable following the earlier of (i) closing of the Business Combination, or (ii) thirty (30) days following the termination of the Business Combination Agreement; provided, however, in the event Iris commences liquidation proceedings, this note shall be cancelled and all amounts due, including all principal and accrued interest, shall be forgiven.

Interest on the note compounds annually and accrues on each unpaid advance made under this note at the rate of 5% per annum. On February 28, 2024, the Liminatus unsecured promissory note was amended and restated to increase the aggregate principal amount to up to $2,500,000, and add advances that occurred under the note. On August 2, 2024, the Liminatus unsecured promissory note was amended and restated to increase the aggregate principal amount to up to $3,500,000, and add advances that occurred under the note. On November 27, 2024, the Liminatus unsecured promissory note was amended and restated to increase the aggregate principal amount to up to $5,000,000, and add advances that occurred under the note. As of December 31, 2025 and December 31, 2024, Iris’ outstanding balance was $0 and $3,668,500, respectively. For the years ended December 31, 2025 and December 31, 2024, Iris recorded interest expense of $0 and $119,843, respectively, which is included within interest expense on the statements of operations and accounts payable and accrued expenses on the balance sheets. For the year ended December 31, 2025, there was no outstanding accrued interest.

Underwriting Agreement

On October 11, 2023, Iris executed a fee reduction agreement with the underwriters to reduce the deferred underwriting discount of $9,660,000 to $8,000,000, of which $7,000,000 were payable in shares of Common Stock. The share price was subject to adjustment based on the five-day volume-weighted average price prior to the filing of a resale registration statement covering such shares. As of April 30, 2025, Iris and the Company amended the fee reduction agreement with the underwriters to limit the total number of shares of Common Stock issuable to the underwriters to 1,750,000. On July 1, 2025, the Company issued 700,000 shares of Common Stock to Cantor pursuant to the fee reduction agreement, as amended, based on a deemed price of $10.00 per share.

Liminatus Pharma, Inc. (formerly known as Iris Parent Holding Corp.)

In November 2022, the Company issued 100 shares of the Company’s common stock for an aggregate purchase price of $10 to Chris Kim, the Company’s Chief Executive Officer. Such shares on the date of issuance were duly and validly authorized and issued. Each outstanding share of stock has voting power equal to one vote on each matter submitted at any stockholder’s meeting. As of March 31,

2026 no consideration has been received from Mr. Kim for the issuance of these shares. Accordingly, the Company has recorded a “Stock subscription receivable” within the stockholder’s deficit section on its unaudited condensed consolidated balance sheet as of March 31, 2025 and December 31, 2024.

Indemnification

The Company’s charter and bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. In addition, the Company has entered into indemnification agreements with its directors and executive officers.

Policies and Procedures for Related Persons Transactions

Pursuant to its Audit Committee charter, the Audit Committee will have the responsibility to review related party transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000 (or, for so long as we remain a “smaller reporting company” the lesser of (i) $120,000 and (ii) 1% of our average total assets of the two completed fiscal years), and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or directors;
●	any person who is known by the post-combination company to be the beneficial owner of more than 5% of the Company voting stock;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Company’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s voting stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Director Independence

Nasdaq listing standards require that a majority of the Company’s board of directors be independent. For a description of the director independence, see “Management” for additional information.

PLAN OF DISTRIBUTION

The Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. the Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker dealer as principal and resale by the broker dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholder may arrange for other broker dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121, and, in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Loeb & Loeb LLP.

EXPERTS

The consolidated financial statements of Liminatus Pharma, Inc. as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, included in this prospectus, have been included in reliance on the report of WithumSmith+Brown PC, an independent registered public accounting firm, given on the authority of said firm, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern, as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the shares of Common Stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and its exhibits.

In addition, we file annual and current reports, and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

LIMINATUS PHARMA, INC.

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements.

Liminatus Pharma, Inc.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2026	2025
ASSETS	(Unaudited)
Current assets
Cash	$1,907,674	$337,655
Prepaid and other current assets	870,872	162,919
Total current assets	2,778,546	500,574
Non-current assets
Property and equipment, net	11,703	12,221
Total non-current assets	11,703	12,221
Total assets	$2,790,249	$512,795

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$529,778	$582,234
Accrued interest, related parties	222,558	203,921
Due to related parties	194,587	209,586
Short-term debt, related parties	1,442,500	1,442,500
Deferred underwriting fee payable	500,000	500,000
Settlement payable	—	7,360,000
Total current liabilities	2,889,423	10,298,241
Warrant liability	33,422	29,244
Total liabilities	2,922,845	10,327,485

Commitments and Contingencies (Note 7)

Stockholders’ deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized; 44,877,633 and 27,064,633 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	4,823	2,706
Additional paid-in capital	39,858,028	29,054,337
Accumulated deficit	(39,995,447)	(38,871,733)
Total stockholders’ deficit	(132,596)	(9,814,690)
Total liabilities and stockholders’ deficit	$2,790,249	$512,795

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Liminatus Pharma, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended March 31,
	2026	2025

General and administrative	$700,898	$264,220
Research and development	400,000	—
Total operating expenses	1,100,898	264,220
Loss from operations	(1,100,898)	(264,220)
Other income (expense):
Interest expense, related parties	(18,638)	(115,512)
Interest income	—	52,206
Change in the fair value of warrant liabilities	(4,178)	—
Total other expense, net	(22,816)	(63,306)
Net loss	$(1,123,714)	$(327,526)

Weighted average shares outstanding, basic and diluted*	35,999,589	17,500,000

Basic and diluted net loss per share*	$(0.03)	$(0.02)

* Shares and per share data are presented on a retroactive basis to reflect the effects of the conversion and recapitalization as a result of the Business Combination consummated on April 30, 2025.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Liminatus Pharma, Inc.

Condensed Consolidated Statements of Changes in Stockholders’ Deficit

For the three months ended March 31, 2026 and 2025

(Unaudited)

					Total
	Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance - December 31, 2025	27,064,633	$2,706	$29,054,337	$(38,871,733)	$(9,814,690)
Issuance of common stock in connection with the Clear Street settlement	4,000,000	736	7,359,264	—	7,360,000
Issuance of common stock in connection with the Offering, net of offering costs of $559,962	13,813,000	1,381	3,444,427	—	3,445,808
Net loss	—	—	—	(1,123,714)	(1,123,714)
Balance - March 31, 2026	44,877,633	$4,823	$39,858,028	$(39,995,447)	$(132,596)

					Total
	Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance - December 31, 2024*	17,500,000	$1,750	$9,323,403	$(28,665,216)	$(19,340,063)
Net loss	—	—	—	(327,526)	(327,526)
Balance - March 31, 2025*	17,500,000	$1,750	$9,323,403	$(28,992,742)	$(19,667,589)

* Shares, preferred stock amount, common stock amount and additional paid - in capital data are presented on a retroactive basis to reflect the effects of the conversion and recapitalization as a result of the Business Combination consummated on April 30, 2025.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Liminatus Pharma, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the three months ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Adjustments to reconcile net loss to net cash used in operating activities
Net loss	$(1,123,714)	$(327,526)
Depreciation	518	—
Change in the fair value of warrant liabilities	4,178	—
Changes in operating assets and liabilities
Prepaid and other current assets	(707,953)	(50,846)
Accounts payable and accrued expenses	(191,956)	121,467
Accrued interest, related parties	18,637	115,512
Due to related parties	(14,999)	(18,000)
Net cash used in operating activities	(2,015,289)	(159,393)

Cash Flows from Investing Activities:
Loans to Iris Acquisition Corp	—	(575,000)
Net cash used in investing activities	—	(575,000)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock, net	3,585,308	—
Proceeds from issuance of short-term debt, related party	—	713,000
Net cash provided by financing activities	3,585,308	713,000

Net change in cash	1,570,019	(21,393)

Cash, beginning of the period	337,655	56,319
Cash, end of the period	$1,907,674	$34,926

Non-cash investing and financing activities:
Issuance of common stock in connection with the Clear Street settlement	$7,360,000	$—
Costs incurred in connection with the issuance of common stock	$139,500	$—
Deferred transaction costs in accounts payable	$—	$112,112

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LIMINATUS PHARMA, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Organization and Business Operations

Liminatus Pharma, Inc. (the “Company”), a Delaware corporation, is a pre-clinical stage biopharmaceutical company developing novel, immune-modulating cancer therapies. The Company’s candidate, IBA101, is a humanized anti CD47 monoclonal antibody. The next generation CD47 checkpoint inhibitor’s initial indication is expected to be patients with advanced solid cancers including non-small cell lung cancer.

The Company is subject to the uncertainty of whether the Company’s intellectual property will develop into successful commercial products.

Business Combination

On November 30, 2022, Iris Acquisition Corp, a Delaware corporation (“Iris”), the Company, Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”), Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Liminatus Merger Sub”), and SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“SPAC Merger Sub”), entered into a business combination agreement (as amended, the “Business Combination Agreement”).

On March 4, 2025, Iris held a special meeting of stockholders. At the special meeting, Iris’s stockholders voted to approve the Business Combination and adopt the Business Combination Agreement, among other items. In connection with the special meeting, stockholders holding 59,844 Iris Class A Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.74 per share, subject to adjustment for taxes payable from the trust account, for an aggregate redemption amount of $702,359. The redemptions were settled on April 30, 2025 upon the consummation of the Business Combination.

On April 30, 2025 (the “Closing Date”), the Company consummated the business combination contemplated by the Business Combination Agreement, pursuant to which (a) Liminatus Merger Sub merged with and into Liminatus (the “Liminatus Merger”), with Liminatus surviving the Liminatus Merger as a direct wholly-owned subsidiary of the Company, and (b) simultaneously with the Liminatus Merger, SPAC Merger Sub merged with and into Iris (the “SPAC Merger” and, together with the Liminatus Merger, the “Mergers”), with Iris surviving the SPAC Merger as a direct wholly-owned subsidiary of the Company (the transactions contemplated by the foregoing clauses (a) and (b) the “Business Combination”), and in connection therewith the Company changed its name from “Iris Parent Holding Corp.” to “Liminatus Pharma, Inc.”

Pursuant to the Business Combination Agreement, among other matters, at the effective time of the Business Combination (the “Effective Time”), (i) every issued and outstanding security issued by Iris during its initial public offering (each, an “Iris Unit”) was automatically separated and broken out into its constituent parts and the holder thereof was deemed to hold one share of Iris Class A common stock, par value $0.0001 per share (the “Iris Class A Shares”) and one-fourth of one redeemable warrant that was included as part of each Iris Unit (the “Public Warrants”), and such underlying constituent securities of Iris were converted in accordance with the applicable terms of the Business Combination Agreement, (ii) at the Effective Time, each issued and outstanding Iris Class A Share was converted automatically into and thereafter represent the right to receive one share of common stock, par value $0.0001 per share (“Common Stock”), of the Company, following which all Iris Class A Shares ceased to be outstanding and were automatically canceled and ceased to exist, (iii) at the Effective Time, each issued and outstanding Public Warrant immediately and automatically represented the right to purchase shares of Common Stock on the same terms and conditions as are set forth in the applicable warrant agreement, (iv) at the Effective Time, each issued and outstanding non-redeemable warrant of Iris that was issued by Iris in a private placement at the time of the consummation of its initial public offering, entitling the holder thereof to purchase one Iris Class A Share at $11.50 per share, except those issued to Cantor Fitzgerald & Co. (“Cantor”), were forfeited, and (v) the private placement warrants issued to Cantor immediately and automatically represented the right to purchase shares of Common Stock.

Upon the consummation of the Business Combination, the Company’s certificate of incorporation was amended and restated to, among other things, set the total number of authorized shares of capital to 501,000,000 shares, of which 500,000,000 were designated as common stock, $0.0001 par value per share, and 1,000,000 shares were designated as preferred stock, $0.0001 par value per share.

At the Closing Date, 7,014,633 shares of Iris Class A Shares automatically converted into shares of the Company’s common stock, on a one-for-one basis. Of the total 7,014,633 newly converted shares, 6,900,000 were issued to Iris Acquisition Holdings, LLC, the sponsor of Iris, and 114,633 were issued to Iris’ public stockholders in a noncash transaction.

At the Closing Date, the Company issued an aggregate of 1,500,000 shares of the Company’s common stock in a private placement (the “PIPE Shares”) for the total consideration of $15,000,000 (the “PIPE Financing”). The PIPE Financing consisted of a cash and non-cash component. Under the cash component, the Company received gross proceeds of $10,556,500, of which $7,129,500 came directly from the PIPE investor and $3,427,000 were funded indirectly by the PIPE investor, through promissory notes between Prophase Sciences, LLC, a related party of the Company, and Liminatus. At the Closing Date, the $3,427,000 in related party debts between Prophase Sciences, LLC and Liminatus was ultimately converted into shares as part of the PIPE Financing. As part of the PIPE Financing, the gross proceeds satisfied principal and accrued interest totaling $3,316,756, which was ultimately converted into shares as part of the PIPE Financing. The non-cash component of the PIPE Financing included the conversion of $4,443,500 in amounts borrowed from a consortium of related parties. The $4,443,500 borrowed from the related parties was used to fund an unsecured promissory note between Liminatus and Iris. At the Closing Date, the unsecured promissory note was settled and the $4,443,500 in related party debts were ultimately converted into shares of the Company in a noncash transaction.

At the Closing Date, 112,222,220 of Liminatus’ member units converted into 17,500,000 shares of the Company’s common stock. Of the 17,500,000 shares of common stock, 4,000,000 were issued to Feelux Co, Ltd. as part of an agreement between the Company, Feelux Co, Ltd. and Car-Tcellkor, Inc. As part of the agreement, the outstanding principal and accrued interest on the Feelux and Car-Tcellkor bonds, totaling $11,481,146, and 9,999,999 member units of Liminatus were converted into 4,000,000 shares of the Company’s common stock. The remaining Liminatus member units were converted based on a conversion ratio of 0.1559 shares per member unit.

Upon consummation of the Business Combination, the Company assumed a total of $10,694,604 in liabilities from Iris. The Company incurred $1,518,381 in transaction costs associated with the closing of the Business Combination. The Company converted a total of $14,797,901 of related party debt and accrued interest, $3,316,756 from the PIPE investor and $11,481,146 from Feelux and Car-Tcellkor (as described above) into common stock. Additionally, a total of $169,201 in accrued interest on related party debts that were converted, as discussed above, was eliminated upon consummation of the Business Combination.

In addition, at the Closing Date, the Company settled Iris’ liabilities for $7,000,000 of the deferred underwriting fees incurred prior to the Closing Date for 700,000 shares of common stock to the underwriters in Iris’s initial public offering. At the Closing Date, the shares were not issued to the underwriter and the Company recorded as a liability with a fair value of $7,049,000. On July 1, 2025, the Company issued the shares to the underwriters, which on July 1, 2025 had a fair value of $7,245,000.

Liminatus was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The determination was primarily based on Liminatus’ members prior to the Business Combination having a majority of the voting interests in the combined company, Liminatus’ ability to exert control over the majority of the board of directors of the combined company, Liminatus’ ability to maintain control of the board of directors on a go-forward basis, Liminatus’ senior management comprising the senior management of the combined company, and Liminatus’ operations prior to the Business Combination comprise the ongoing operations of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Liminatus’ issuing stock for the net assets of Iris, accompanied by a recapitalization. The net assets of Iris were stated at fair value, with no goodwill or other intangible assets recorded.

Upon the consummation of the Business Combination, the Iris Class A Shares, Iris Units and Public Warrants ceased trading on the OTC Pink Marketplace, and the Common Stock and Public Warrants began trading on The Nasdaq Stock Market (“Nasdaq”) under the trading symbols “LIMN” and “LIMNW,” respectively.

Notices from Nasdaq

On August 22, 2025, the Company received a notice from the Nasdaq Listing Qualifications Department indicating that the Company was no longer in compliance with Nasdaq Listing Rule 5250(c)(1) due to the delay in filing its Quarterly Report on Form 10-Q for the period ended June 30, 2025. The deficiency letter had no immediate effect on the listing of the Company’s common stock, and its common stock continued to trade on Nasdaq under the symbol “LIMN”. Under the Nasdaq rules, the Company had 60 calendar days, or until October 21, 2025, to submit a plan to regain compliance and if the plan was accepted, Nasdaq can grant an exception of up to 180 calendar days from the filing’s due date, or until February 16, 2026, to regain compliance. If the compliance plan was not accepted, the Company had the opportunity to appeal that decision to a Nasdaq Hearings Panel. On October 6, 2025, the Company filed its Form 10-Q for the period ended June 30, 2025 and the matter was closed.

On November 19, 2025, the Company received notices from the Nasdaq indicating that the Company was no longer in compliance with (i) Nasdaq Listing Rule 5450(b)(2)(A) due to its failure to maintain a minimum Market Value of Listed Securities (“MVLS”) of

$50,000,000 (the “MVLS Rule”), based upon a review of the Company’s MVLS for the last 30 consecutive business days and (ii) Nasdaq Listing Rule 5450(b)(2)(C) due to its failure to maintain a minimum Market Value of Publicly Held Shares (“MVPHS”) of $15,000,000 (the “MVPHS Rule”), based upon a review of the Company’s MVPHS for the last 30 consecutive business days. The Nasdaq staff noted that the Company also does not meet the requirements under Listing Rule 5450(b)(3)(A), which requires the Company to have total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the three most recently completed fiscal years. Under the Nasdaq rules, the Company has 180 calendar days, or until May 18, 2026, to regain compliance with the MVLS Rule and MVPHS Rule. In the event the Company does not regain compliance with the MVLS Rule and MVPHS Rule prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq Hearings Panel. Alternatively, the Company may consider applying to transfer the Company’s securities to the Capital Market, provided it meets the Capital Market’s continued listing requirements. The Company is working diligently to regain compliance with Nasdaq’s listing rules. However, there can be no assurance that the Company will be able to regain compliance within the prescribed time period.

On January 15, 2026, the Company received a notice from Nasdaq indicating that, based upon the closing bid price for the last 30 consecutive business days, the Company was no longer in compliance with Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Rule”) which requires listed securities to maintain a minimum bid price of $1 per share. Under the Nasdaq rules, the Company has 180 calendar days, or until July 14, 2026, to regain compliance with the Bid Price Rule. In the event the Company does not regain compliance during the initial compliance period, the Company may be eligible for additional time to regain compliance with the Bid Price Rule. The Company is working diligently to regain compliance with Nasdaq’s listing rules. However, there can be no assurance that the Company will be able to regain compliance within the prescribed time period.

February 2026 Public Offering

On February 18, 2026, the Company closed a best efforts public offering for the sale of (i) 8,270,000 shares of common stock, (ii) 5,543,000 pre-funded warrants to purchase up to 5,543,000 shares of common stock and (iii) 13,813,000 common stock purchase warrants to purchase up to 20,719,500 shares of common stock, at a combined public offering price of $0.29 per share (or $0.2899 per pre-funded warrant) and accompanying warrant (the “Offering”), for aggregate net proceeds of approximately $3.44 million after deducting the estimated offering expenses, including the placement agent fees. Each pre-funded warrant has an exercise price of $0.0001 per share upon issuance for one share of common stock and will not expire prior to exercise. Each warrant has an exercise price of $0.29 per share, is exercisable upon issuance for one and a half shares of common stock, and will expire five years following the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the common stock and the exercise price. Maxim Group LLC acted as the placement agent in connection with the Offering.

In connection with the Offering, on February 17, 2026, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain purchasers party thereto. Pursuant to the Purchase Agreement, the Company agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock or file any registration statement or prospectus, or any amendment or supplement thereto for 180 days after the closing date of the Offering, subject to certain exceptions. The Company also agreed not to effect or enter into an agreement to effect any issuance of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock involving a Variable Rate Transaction (as defined in the Purchase Agreement) until 180 days after the closing date of the Offering, subject to certain exceptions.

In connection with the Offering, on February 17, 2026, the Company entered into a placement agency agreement with Maxim Group LLC, as placement agent in connection with the Offering (the “Placement Agent”). The Company paid the Placement Agent a cash fee of 8.0% of the aggregate gross proceeds raised in the Offering. The Company also agreed to reimburse the Placement Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the Offering in an aggregate amount up to $100,000. In addition, the Company issued to the Placement Agent warrants (the “Placement Agent Warrants”) to purchase 690,650 shares of common stock (representing 5.0% of the number of shares of common stock sold in the Offering). The Placement Agent Warrants are immediately exercisable at an exercise price of $0.319 (or 110% of the public offering price for the shares of common stock and common warrants offered in the Offering) and will expire on the fifth anniversary of the commencement of sales of the Offering.

Liquidity and Capital Resources

The Company is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern for one year after the date that the condensed consolidated financial statements are issued.

Through March 31, 2026, the Company has funded its operations mainly through equity and debt financings, including the proceeds from the Mergers and the PIPE Financing and the Offering (as described below).

As of March 31, 2026, the Company had $1,907,674 of cash in its bank accounts. As of March 31, 2026 and December 31, 2025, there was $1,442,500 of related party debts, which are included in short-term debt, related parties in the accompanying unaudited condensed consolidated balance sheets (see Note 4).

The Company has an accumulated deficit of $39,995,447 as of March 31, 2026. The Company had a loss from operations and net loss of $1,100,898 and $1,123,714, respectively, for the three months ended March 31, 2026. The Company had a loss from operations and net loss of $264,220 and $327,526, respectively, for the three months ended March 31, 2025.

On February 18, 2026, the Company completed a “best efforts” public offering of (i) 8,270,000 shares of its common stock, (ii) 5,543,000 Pre-Funded Warrants to purchase up to 5,543,000 shares of common stock and (ii) 13,813,000 Common Stock Warrants to purchase up to 20,719,500 shares of common stock, at a combined public offering price of $0.29 per share (or $0.2899 per Pre-Funded Warrant) and accompanying warrant. In connection with the Offering, the Company received net proceeds of approximately $3.44 million, after deducting the estimated offering expenses payable by the Company, including the placement agent fees.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) ASC 205-40, Presentation of Financial Statements—Going Concern, management has concluded that there is substantial doubt about its ability to continue as a going concern for one year after the date that the accompanying unaudited condensed consolidated financial statements are issued. The Company’s unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Management’s plans relating to the above include raising additional cash through further equity and debt financings or other arrangements to fund operations. There can be no assurance that the Company will be able to raise adequate capital under acceptable terms, if at all. The sale of additional equity may dilute existing members and newly issued equity securities may contain senior rights and preferences compared to currently outstanding common stock. Issued debt securities may contain covenants and limit the Company’s ability to pay dividends or make other distributions to stockholders. If the Company is unable to obtain such additional financing, future operations would need to be reevaluated.

Note 2. Significant Accounting Policies

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the FASB ASC and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The unaudited condensed consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The unaudited condensed consolidated financial statements do not include all of the disclosures required by U.S. GAAP for annual consolidated financial statements and should be read in conjunction with the audited consolidated financial statements of the Company as of and for the year ended December 31, 2025 (the “Annual Financial Statements”). In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to fairly present its financial position as of March 31, 2026, its results of operations for the three months ended March 31, 2026 and 2025, its cash flows for the three months ended March 31, 2026 and 2025, and its changes in stockholders’ deficit for the three months ended March 31, 2026 and 2025. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year ending December 31, 2026 or any future period. The condensed consolidated balance sheet as of December 31, 2025 was derived from the Annual Financial Statements but does not contain all of the footnote disclosures from the Annual Financial Statements.

Emerging Growth Company Status

After the closing of the Business Combination, the Company has elected to be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results may differ materially and adversely from these estimates. The Company is not aware of any significant estimates that required management to exercise significant judgment with the exception of the Company’s warrant liability and research and development costs. If the underlying estimates and assumptions upon which the estimates are based change in the future, actual amounts may differ from those included in the Company’s unaudited condensed consolidated financial statements.

Segments

The Company’s chief operating decision maker (“CODM”), the Chief Executive Officer, manages the Company’s business activities as a single operating and reportable segment. Accordingly, the Company’s CODM uses net income/loss to measure the Company’s single segment’s performance and allocate resources. Further, the CODM reviews and utilizes functional expenses (general and administrative and research and development) to manage the Company’s operations. The Company’s general and administrative expenses for the three months ended March 31, 2026 and 2025 included $60,500 and $37,500, respectively, of compensation expenses related to the compensation agreement the Company has executed with its Chief Executive Officer. The remaining general and administrative expenses are related to legal and accounting-related expenses for contractors. The Company’s research and development expenses did not include any compensation-related expenses. Other segment items included in net loss are interest expense, related parties and interest income which are reflected in the Company’s unaudited condensed consolidated statements of operations.

Cash

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which can exceed government insured limits.

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2026 and December 31, 2025.

Fair Value of Financial Instruments

The Company’s financial assets and liabilities are accounted for in accordance with FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The fair value hierarchy requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:

Level 1 — Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs other than Level 1 inputs that are either directly or indirectly observable, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the instrument’s anticipated life.

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgement. Accordingly, the degree of judgement exercised by management in determining fair value is greatest for instruments categorized as Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The fair value of the warrant liability reported in the Company’s unaudited condensed consolidated balance sheets represent a Level 3 instrument (see Note 8).

The carrying values reported in the Company’s unaudited condensed consolidated balance sheets for prepaid expenses and other current assets, due from related party, accounts payable and accrued expenses, accrued interest, short-term debt with related parties, due to related parties and its deferred underwriting fee payable are reasonable estimates of their fair values due to the short-term nature of these items.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing liabilities from equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance, modification, and as of each subsequent quarterly period end date while the warrants are outstanding. As of March 31, 2026, 13,813,000 of the Company’s Common Stock Warrants, 690,650 Placement Agent Warrants and 5,094,623 Public Warrants were accounted for as equity-classified instruments and 835,555 private placement warrants were accounted for as liability-classified instruments.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the liability-classified warrants are recognized as a non-cash gain or loss on the accompanying condensed consolidated statements of operations. The Company assesses the classification of its warrants at each reporting date to determine whether a change in classification between equity and liability is required. During the three months ended March 31, 2026, the Company had an unrealized gain on the change in fair value of the warrant liabilities of $4,178. During the three months ended March 31, 2025, the Company had no unrealized gain or loss on the change in fair value of the warrant liabilities.

Net Loss per Share of Common Stock

The Company complies with accounting and disclosure requirements of ASC Topic 260, Earnings Per Share. The Company has one class of common stock.

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding for the period, without consideration for potentially dilutive securities if their effect is antidilutive. Diluted net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding for the period determined by using the treasury stock method. Dilutive common stock equivalents are comprised of 19,598,273 warrants, comprised of 13,813,000 Common Stock Warrants, 690,650 Placement Agent Warrants and 5,094,623 Public Warrants. For all periods presented, there is no difference in the number of shares used to calculated basic and diluted shares outstanding as inclusion of the potentially dilutive securities would be antidilutive given that their inclusion would reduce the net loss per share during the three months ended March 31, 2026 and 2025.

Research and Development Expenses

Research and development expenses consist of costs incurred by InnoBation Bio Co, Ltd. (“Innobation”) in accordance with the license agreement with Innobation and are recorded as research and development expenses as incurred (see Note 3).

Leases

The Company recognizes its leases in accordance with ASC Topic 842, Leases (“ASC 842”). Under ASC 842, lessees are required to recognize all qualified operating leases at the commencement date including a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The initial lease liability is equal to the future fixed minimum lease payments discounted using the Company’s incremental borrowing rate, on a secured basis. The lease term includes option renewal periods and early termination payments when it is reasonably certain that the Company will exercise those rights. The initial measurement of the ROU asset is equal to the initial lease liability plus any initial direct costs and prepayments, less any lease incentives.

The Company has leased office space for a fixed period of 10 months. In accordance with ASC 842, a short-term lease is defined as a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. The short-term lease election can only be made at the commencement date.

A lessee that makes this accounting policy election does not recognize a lease liability or right-of-use asset on its balance sheets. Instead, the lessee recognizes lease payments on a straight-line basis over the lease term.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no tax accruals relating to uncertain tax positions.

The Company recognizes accrued interest and penalties related to unrecognized tax positions as income tax expense. There were no unrecognized tax positions, and no amounts accrued for interest and penalties as of March 31, 2026 and December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. No unrecognized tax benefits were identified as of March 31, 2026 or December 31, 2025.

Recently Issued Accounting Pronouncements – Not Yet Adopted

On November 4, 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), to improve financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The amendments in this ASU do not change or remove current expense disclosure requirements; however, the amendments affect where such information appears in the notes to financial statements because entities are required to include certain current disclosures in the same tabular format disclosure as the other disaggregation requirements in the amendments. This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the potential impact that the adoption of this standard will have on its unaudited condensed consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3. License Agreements

CD47 License

In October 2022, the Company was assigned a license and development agreement, as amended, with InnoBation Bio Co., Ltd. (the “CD47 License”), whereby, effective March 31, 2023, the Company received an exclusive license to develop and commercialize products for the CD47 immune checkpoint inhibitor to treat solid cancers, and companion diagnostics used to monitor treatment with CD47 products (collectively, “CD47 Products”), from Curis Biotech Holdings LLC, the parent company of Valetudo, a related party of the Company, in exchange for 78,555,554 of Liminatus’ Class A member units. The license was recorded at Valetudo’s cost basis of zero, and the Company recorded an approximately $800,000 Class A membership interest with an offset to additional paid-in capital on the balance sheets. The Company is obligated to pay all development costs for CD47 Products.

On February 20, 2026, the Company issued a payment of $1,000,000 to Innobation for the total estimated costs associated with the preparation activities for Phase 1 clinical trials of IBA101, the Company’s product candidate. As of March 31, 2026, the Company estimated approximately 40% of the activities were completed.

As of March 31, 2026 and December 31, 2025, prepaid research and development costs of $600,000 and $0, respectively, are recorded in prepaid and other current assets in the unaudited condensed consolidated balance sheets. For the three months ended March 31, 2026 and 2025, research and development expense related to the CD47 License was $400,000 and $0, respectively.

Note 4. Related Party Transactions

Related Party Debt

Feelux Bonds

On September 15, 2018, the Company issued $10,000,000 of bonds to Feelux Co., Ltd., the parent company of Car-Tcellkor, Inc. (“Car-Tcellkor”) (see below), the only holder of Liminatus’ Class A member units (the “Feelux Bonds”). The bonds bear interest at 1% per annum, compounded annually, and were due on October 30, 2021.

In connection with the issuance of the Feelux Bonds, Liminatus issued 6,666,666 equity-classified warrants to purchase member units at a price of $1.50 per unit, which expired on June 30, 2023. The fair value of the warrants to purchase member units of approximately $6,400,000 was estimated using the option pricing framework on the issuance date. The Company’s assumptions included (a) its expected stock volatility of 82.0% based on the historical volatility of a publicly traded set of peer companies, (b) the contractual term of five years, (c) the risk-free interest rate of 2.9% based on the U.S. Treasury yield curve in effect at the time of grant of the award for a five-year contractual term and (d) no expected dividends.

The $10,000,000 of proceeds from the Feelux Bonds were allocated to the bonds and warrants using the relative fair value method resulting in a debt discount for the relative fair value of the warrants of $4,499,142 that was amortized to interest expense over the term of the Feelux Bonds using the effective interest method using an effective interest rate of 21.0%.

On April 30, 2025, upon consummation of the Business Combination, the outstanding principal and accrued interest on the Feelux Bonds, totaling $10,681,146, and 9,999,999 member units of Liminatus were converted into 4,000,000 shares of the Company’s common stock.

As of March 31, 2026 and December 31, 2025, there was no outstanding balance on the Feelux Bonds. As of March 31, 2026 and December 31, 2025, there was no accrued interest on the Feelux Bonds. For the three months ended March 31, 2026 and 2025, the Company recorded $0 and $26,251, respectively, of interest expense in the unaudited condensed consolidated statements of operations for the Feelux Bonds.

Car-Tcellkor Loan

On May 18, 2019, the Company borrowed $800,000 from its parent at the time of the loan, Car- Tcellkor (the “Car-Tcellkor Loan”). The Car-Tcellkor Loan does not bear interest and was due on March 18, 2020. In November 2022, the maturity date was extended to May 18, 2023.

On April 30, 2025, upon consummation of the Business Combination, the outstanding principal of $800,000 was forgiven.

As of March 31, 2026 and December 31, 2025, there was no outstanding balance on the Car-Tcellkor Loan.

Valetudo Loans

On December 1, 2022, the Company borrowed $700,000 from Valetudo Therapeutics LLC (“Valetudo”), a related party of the Company due to having common executives, in conjunction with the repayment of $700,000 of membership interest from a member (the “Valetudo Loan”). The Valetudo Loan bears no interest and was due on June 1, 2023. On May 1, 2025, the Company paid the outstanding principal balance of $700,000.

In June 2023, the Company borrowed an additional $300,000 and $200,000 (the “Valetudo June 2023 Loans”). The Valetudo June 2023 Loans bear no interest and were due in December 2023. On May 1, 2025, the Company paid $300,000 of the outstanding principal balance on the Valetudo June 2023 Loans.

In July 2023, the Company borrowed an additional $250,000 (the “Valetudo July 2023 Loan”). The Valetudo July 2023 Loan bears interest at 6% per annum and was due on January 9, 2024.

In August 2023, the Company borrowed an additional $250,000 and $150,000 (the “Valetudo August 2023 Loans”). The Valetudo August 2023 Loans each bear interest at 6% interest per annum and were due on January 31, 2024 and February 2, 2024, respectively. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $400,000, along with accrued interest, of the Valetudo August 2023 Loans was converted into common stock of the Company.

In November 2023, the Company borrowed an additional $200,000 (the “Valetudo November 2023 Loan”). The Valetudo November 2023 Loan bears interest at 6% per annum and was due on January 26, 2024. On April 30, 2025, upon consummation of the Business Combination, the outstanding principal of $200,000, along with accrued interest, on the Valetudo November 2023 Loan was converted into common stock of the Company.

In January 2024, the Company borrowed an additional $600,000 and $150,000 (the “Valetudo January 2024 Loans”). The Valetudo January 2024 Loans each bear interest at 6% per annum and were due on February 28, 2024. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $750,000, along with accrued interest, of the Valetudo August 2023 Loans was converted into common stock of the Company.

As of March 31, 2026 and December 31, 2025, the loans from Valetudo of $450,000 are recorded in short-term debt, related parties in the unaudited condensed consolidated balance sheets (see Note 5). As of March 31, 2026 and December 31, 2025, the related accrued interest of the loans from Valetudo was $117,058 and $113,308, respectively, and is included in accrued interest, related parties in the unaudited condensed consolidated balance sheets. For the three months ended March 31, 2026 and 2025, interest expense related to the Valetudo loans was $3,750 and $24,000, respectively.

Please refer to Note 5 for discussion related to notes which have passed their maturity dates.

Ewon Loans

On December 12, 2022, the Company borrowed $5,000,000 from Ewon Comfortech Co., Ltd. (“Ewon”), a member and related party of the Company (the “Ewon Loan”). The Ewon Loan bears interest at 2% per annum and was due on December 12, 2023, which may be extended one year upon mutual agreement of the parties, or upon failure to close the Business Combination. In February 2023, the Company repaid $1,000,000 of the short-term loan. In March 2023, the Company repaid an additional $2,000,000 of the loan. On April 30, 2025, upon consummation of the Business Combination, $2,000,000, along with accrued interest, of the Ewon Loan was converted into common stock of the Company.

On September 10, 2023, the Company entered into a loan agreement to borrow $200,000 from Ewon (“Ewon September 2023 Loan”). The Ewon September 2023 Loan bears interest of 2% per annum and was due on September 9, 2024, which may be extended one year upon mutual agreement of the parties, or upon failure to close the Business Combination. On April 30, 2025, upon consummation of the Business Combination, $200,000, along with accrued interest, of the Ewon September 2023 Loan was converted into common stock of the Company.

On December 19, 2023, the Company and Ewon entered into an additional loan agreement and the Company borrowed $1,000,000 (the “Ewon December 2023 Loan”). The Ewon December 2023 Loan bears no interest. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $1,000,000, along with accrued interest, of the Ewon December 2023 Loan was converted into common stock of the Company.

As of March 31, 2026 and December 31, 2025, there was no outstanding balance on the Ewon. As of March 31, 2026 and December 31, 2025, there was no accrued interest on the loans from Ewon. For the three months ended March 31, 2026 and 2025, interest expense related to the Ewon loans was $0 and $11,000, respectively.

Prophase Loans

On February 26, 2024, the Company borrowed an additional $200,000 from Prophase Sciences LLC (“Prophase”) (the “Prophase February 2024 Loan”). The loan bears 6% interest per annum and was due on June 1, 2024, which may be extended to the second anniversary upon mutual agreement of the parties. On April 30, 2025, upon consummation of the Business Combination, $168,500, along with accrued interest, of the Prophase February 2024 Loan was converted into common stock of the Company.

On March 6, 2024, the Company borrowed an additional $250,000 from Prophase (the “Prophase March 2024 Loan”). The loan bears 6% interest per annum and was due on June 1, 2024, which may be extended to the second anniversary upon mutual agreement of the parties.

On April 1, 2024, the Company borrowed an additional $250,000 from Prophase (the “Prophase April 2024 Loan”). The loan bears 6% interest per annum and was due on June 1, 2024, which may be extended to the second anniversary upon mutual agreement of the parties. On April 30, 2025, upon consummation of the Business Combination, the outstanding principal of $250,000, along with accrued interest, on the Prophase April 2024 Loan was converted into common stock of the Company.

In May 2024, the Company borrowed an additional $790,000 from Prophase (the “Prophase May 2024 Loans”). The loans bear 6% interest per annum. Of the aggregate $790,000 Prophase May 2024 Loans, $270,000 was due on June 1, 2024 and $520,000 was due on July 1, 2024, all of which may be extended to the second anniversary upon mutual agreement of the parties. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $550,000, along with accrued interest of the Prophase May 2024 Loans was converted into common stock of the Company.

In July 2024, the Company borrowed an additional $83,000 from Prophase (the “Prophase July 2024 Loans”). The loans bear 6% interest per annum. Of the aggregate $83,000 Prophase July 2024 Loans, $30,000 was due on September 14, 2024, $3,000 was due on September 24, 2024 and $50,000 was due on September 29, 2024, all of which may be extended to the second anniversary upon mutual agreement of the parties.

In August 2024, the Company borrowed an additional $50,000 from Prophase (the “Prophase August 2024 Loans”). The loans bear 6% interest per annum. Of the aggregate $50,000 Prophase August 2024 Loans, $30,000 was due on October 12, 2024 and $20,000 was due on October 13, 2024, all of which may be extended to the second anniversary upon mutual agreement of the parties.

In February of 2025, the Company borrowed an additional $206,000 from Prophase (the “Prophase February 2025 Loan”). The Prophase February 2025 Loan bears interest at 6% per annum and was due on April 11, 2025, which may be extended upon mutual agreement of the parties. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $125,000, along with accrued interest, on the Prophase February 2025 Loan was converted into common stock of the Company.

In March of 2025, the Company borrowed $207,000 from Prophase (the “Prophase March 2025 Loan”). The Prophase March 2025 Loan bears interest at 6% per annum and was due on June 6, 2025, which may be extended upon mutual agreement of the parties. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $200,000, along with accrued interest, on the Prophase March 2025 Loan was converted into common stock of the Company.

In April of 2025, the Company borrowed an additional $3,627,000 from Prophase (the “Prophase April 2025 Loans”). The loans bear 6% interest per annum. Of the aggregate $3,627,000 Prophase April 2025 Loans, $200,000 was due on May 2, 2025, $1,920,120 was due on May 13, 2025 and $1,506,880 was due on May 14, 2025. On April 30, 2025, upon consummation of the Business Combination, the outstanding principal of $3,627,000, along with accrued interest, on the Prophase April 2025 Loans was converted into common stock of the Company.

As of March 31, 2026 and December 31, 2025, the balance of the Prophase loans is $742,500. As of March 31, 2026 and December 31, 2025, the related accrued interest of the loans from Prophase was $90,421 and $79,283, respectively, and is included in accrued interest, related parties in the unaudited condensed consolidated balance sheets. For the three months ended March 31, 2026 and 2025, interest expense related to the Prophase Loans was $11,138 and $26,787, respectively.

Please refer to Note 5 for discussion related to notes which have passed their maturity dates.

Hana Loans

On August 1, 2024, the Company borrowed $850,000 from Hana Immunotherapeutics, LLC (“Hana”), a related party of the Company due to having common executives (the “Hana Loans”). The Hana Loans bear interest at 6% per annum and were due on September 30, 2024 and October 26, 2024, which may be extended upon mutual agreement of the parties. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $800,000, along with accrued interest, of the Hana Loans was converted into common stock of the Company.

As of March 31, 2026 and December 31, 2025, the balance of the Hana Loans is $50,000. As of March 31, 2026 and December 31, 2025, the related accrued interest of the loans from Hana was $2,792 and $2,042, respectively, and is included in accrued interest, related parties in the unaudited condensed consolidated balance sheets. For the three months ended March 31, 2026 and 2025, interest expense related to the Hana Loans was $750 and $12,750, respectively.

Please refer to Note 5 for discussion related to notes which have passed their maturity dates.

Amantes Loans

On November 1, 2024, the Company borrowed $400,000 from Amantes LLC (“Amantes”), a related party of the Company due to having common executives, pursuant to a loan agreement between the Company and Amantes (the “Amantes Loan”). On November 27, 2024, the Company borrowed an additional $300,000 from Amantes (the “Additional Amantes Loan”) (together with the Amantes Loan, the “Amantes November 2024 Loans”). The Amantes November 2024 Loans bear interest at 6% per annum and are due on January 1, 2025. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $550,000, along with accrued interest, on the Amantes November 2024 Loans was converted into common stock of the Company.

On January 2, 2025 and January 23, 2025, the Company borrowed a total of $300,000 from Amantes, pursuant to loan agreements between the Company and Amantes (the “Amantes January 2025 Loans”). The Amantes January 2025 Loans bear interest at 6% per annum and are due on March 1, 2025 and March 22, 2025, respectively, which may be extended upon mutual agreement of the parties. On April 30, 2025, upon consummation of the Business Combination, the outstanding principal of $250,000, along with accrued interest, on the Amantes January 2025 Loans was converted into common stock of the Company.

As of March 31, 2026 and December 31, 2025, the balance of the Amantes Loans is $200,000. As of March 31, 2026 and December 31, 2025, the related accrued interest of the loans from Amantes was $12,287 and $9,288, respectively, and is included in accrued interest, related parties in the unaudited condensed consolidated balance sheets. For the three months ended March 31, 2026 and 2025, interest expense related to the Amantes Loans was $3,000 and $14,724, respectively.

Please refer to Note 5 for discussion related to notes which have passed their maturity dates.

Due to Related Party

As of March 31, 2026 and December 31, 2025, the Company has $194,587 and $209,586, respectively, due to the Company’s executive team for compensation under their employment agreements.

Note 5. Debt

Outstanding debt classified as short-term debt as of March 31, 2026 and December 31, 2025 consisted of the following:

		March 31, 2026	December 31, 2025
Valetudo June 2023 Loans	Short-term debt, net, related parties	$200,000	$200,000
Valetudo July 2023 Loan	Short-term debt, net, related parties	250,000	250,000
Prophase February 2024 Loan	Short-term debt, net, related parties	31,500	31,500
Prophase March 2024 Loan	Short-term debt, net, related parties	250,000	250,000
Prophase May 2024 Loans	Short-term debt, net, related parties	240,000	240,000
Prophase July 2024 Loans	Short-term debt, net, related parties	83,000	83,000
Prophase August 2024 Loans	Short-term debt, net, related parties	50,000	50,000
Hana August 2024 Loans	Short-term debt, net, related parties	50,000	50,000
Amantes November 2024 Loans	Short-term debt, net, related parties	150,000	150,000
Amantes January 2025 Loans	Short-term debt, net, related parties	50,000	50,000
Prophase February 2025 Loan	Short-term debt, net, related parties	81,000	81,000
Prophase March 2025 Loan	Short-term debt, net, related parties	7,000	7,000

Short-term debt, related parties		$1,442,500	$1,442,500

As of March 31, 2026 and December 31, 2025, the Company’s outstanding debt agreements are all past due and are classified as current in the accompanying unaudited condensed consolidated balance sheets. All of the loans are with related parties (see Note 4).

As the Company’s loans are with related parties, the Company and its related parties have agreed to defer repayment until a time that is mutually agreed upon between the Company and its related parties. Accordingly, none of these notes are considered to be in default.

Note 6. Stockholders’ Equity

In connection with the Business Company, the Company’s certificate of incorporation was amended and restated to designate two classes of stock; preferred and common stock. The certificate of incorporation authorized 1,000,000 shares of preferred stock and 500,000,000 shares of common stock.

Preferred Stock

The Company’s Amended and Restated Certificate of Incorporation provides the Company’s board of directors with the authority to issue up to 1,000,000 shares of $0.0001 par value preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series, by adopting a resolution and filing a certification of designations. Voting powers, designations, powers, preferences and relative, participating, optional, special and other rights will be stated and expressed in such resolutions. There were zero preferred shares outstanding as of March 31, 2026 and December 31, 2025.

Common Stock

The Company is authorized to issue 500,000,000 shares of common stock, with a par value of $0.0001 per share.

On July 16, 2025, the Company entered into a settlement and release agreement with Alta Partners, LLC (“Alta”), pursuant to which the Company agreed to issue 350,000 shares of its common stock to Alta in exchange for the surrender and cancellation of 1,000,000 Public Warrants held by Alta. On July 16, 2025, the common stock issued to Alta and Public Warrants surrendered by Alta had a fair value of $1,890,000 and $150,000, respectively. As a result of the exchange, the Company recognized a loss of $1,740,000 on the difference in fair value between the common stock and Public Warrants.

On April 30, 2025, the Company settled Iris’ liabilities for $7,000,000 of the deferred underwriting fees incurred prior to the Closing Date for 700,000 shares of common stock to the underwriters in Iris’s initial public offering. On July 1, 2025, the Company issued the shares to the underwriters, which on July 1, 2025 had a fair value of $7,245,000.

On February 6, 2026, the Company entered into a settlement and release agreement with the Holder (as defined in Note 7), pursuant to which the Company agreed to issue 4,000,000 shares of its common stock to the Holder in exchange for the surrender and cancellation of 805,377 warrants to purchase shares of common stock held by the Holder.

On February 18, 2026, the Company completed a “best efforts” public offering of (i) 8,270,000 shares of its common stock, (ii) 5,543,000 Pre-Funded Warrants to purchase up to 5,543,000 shares of common stock and (ii) 13,813,000 Common Stock Warrants to purchase up to 20,719,500 shares of common stock, at a combined public offering price of $0.29 per share (or $0.2899 per Pre-Funded Warrant) and accompanying warrant. Immediately upon closing of the Offering, 4,281,000 Pre-Funded Warrants were exercised and converted into 4,281,000 shares of common stock.

The Company allocated the Offering proceeds between the common stock, Pre-Funded Warrants, Common Stock Warrants and Placement Agent Warrants based on their relative fair values in accordance with ASC 505, Equity. The fair value of the common stock and Pre-Funded Warrants was based on the Company’s closing stock price on the closing date of $0.2449 per share.

The fair value of the Common Stock Warrants and Placement Agent Warrants was estimated using a Black-Scholes option pricing model with the following assumptions:

Expected volatility	92.51%
Risk-free interest rate	3.66%
Dividend yield	—%
Expected life of warrants (years)	5

The Offering proceeds and related issuance costs were allocated to the common stock, Pre-Funded Warrants, Common Stock Warrants and Placement Agent Warrants as follows:

	Allocated	Allocated	Allocated
	Gross Proceeds	Issuance Costs	Net Proceeds
Common stock	1,208,186	168,891	1,039,295
Common Stock Warrants	1,977,998	276,502	1,701,497
Pre-Funded Warrants	755,014	105,542	649,471
Placement Agent Warrants	64,572	9,026	55,546
Total	4,005,770	559,962	3,445,808

The amount allocated to the common stock and Pre-Funded Warrants was recorded in common stock at par value and the excess over par value in additional paid-in capital in the accompanying unaudited condensed consolidated balance sheet as of March 31, 2026. The amounts allocated to the Common Stock Warrants and Placement Agent Warrants were recorded in additional paid-in capital as the Common Stock Warrants and Placement Agent Warrants are equity-classified instruments.

Issuance costs, including placement agent fees, legal fees and accountant related expenses were recorded as reduction to additional paid-in capital in proportion to the allocation of proceeds between the equity instruments issued, as summarized above.

On February 19, 2026, the remaining 1,262,000 Pre-Funded Warrants were exercised and converted into 1,262,000 shares of common stock.

As of March 31, 2026 and December 31, 2025, there were 44,877,633 and 27,064,633 shares of common stock issued and outstanding, respectively.

Holders of the Company’s common stock are entitled to one vote for each share held of record, on all matters submitted to a vote of stockholders. Additionally, holders of common stock have dividend rights, in the event of a declared dividend declared by the Company’s Board of Directors, and liquidation rights, in the event of an involuntary or voluntary event of liquidation that allow for the Company’s common stockholders to receive all remaining assets of the Company, after payments of debts and other liabilities.

Warrants

As of March 31, 2026, 5,094,623 Public Warrants and 835,555 private placement warrants (together, the “Warrants”) were outstanding. Each Warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share. No fractional shares will be issued upon exercise of the Warrants. The Company may elect to redeem the Public Warrants, in whole and not in part at a price of $0.01 per Warrant if (i) 30 days’ prior written notice of redemption is provided to the holders, and (ii) the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders have a period of 30 days to exercise for cash, or on a cashless basis.

As of March 31, 2026, 13,813,000 Common Stock Warrants were outstanding. Each Common Stock Warrant entitles the holder to purchase one and a half shares of the Company’s common stock at a price of $0.29 per share and will expire five years following the date of issuance. No fractional shares will be issued upon exercise of the Common Stock Warrants.

As of March 31, 2026, 690,650 Placement Agent Warrants were outstanding. Each Placement Agent Warrant entitles the holder to purchase one share of the Company’s common stock at a price of $0.319 per share and will expire five years following the date of issuance. No fractional shares will be issued upon exercise of the Placement Agent Warrants.

Note 7. Commitments and Contingencies

Leases

On July 17, 2025, the Company entered into a short-term lease for an office space in Cerritos, California (the “Lease”). The Lease commenced on September 1, 2025 and expires on June 30, 2026 and does not have any renewal option. The Company has made the short-term lease election and recognizes lease payments for its short-term lease on a straight line basis over the lease term.

For the three months ended March 31, 2026, lease expense related to the short-term lease was $22,272. For the three months ended March 31, 2025, there was no lease expense related to the short-term lease.

Legal Proceedings

On February 6, 2026, the Company entered into a settlement and release agreement with Clear Street LLC (the “Holder”), pursuant to which the Company agreed to issue 4,000,000 shares of its common stock to the Holder in exchange for the surrender and cancellation of 805,377 warrants to purchase shares of common stock held by the Holder. As of December 31, 2025, the Company determined this represented a Type I subsequent event in accordance with the guidance of ASC 855, Subsequent Events (“ASC 855”), in which the Company obtained additional evidence about conditions that existed at the date of the consolidated balance sheets. The Company estimated a settlement of $7,360,000, which was calculated using the fair value of the Company’s common stock on February 6, 2026, which was the day that stock was issued to the Holder. As of March 31, 2026 and December 31, 2025, the Company’s settlement payable was $0 and $7,360,000, respectively, which is included in settlement payable in the Company’s unaudited condensed consolidated balance sheets.

Pursuant to the Settlement Agreement, the Company and the Holder agreed to dismiss (a) an action pending in the United States District Court for the Central District of California and (b) an action pending in the United States District Court for the Southern District of New York, in which previously the Court entered a default judgment against the Company in the amount of $7,500,000 plus approximately $515,000 in interest, which judgment was registered in the Central District of California in the fourth quarter of 2025.

The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims other than those already disclosed. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

Underwriting Agreement

Prior to the Business Combination in connection with its initial public offering, Iris entered into an underwriting agreement with Cantor was engaged as the underwriters to Iris’ IPO. Cantor was entitled to an underwriting discount of 2% (or $5,520,000) of the gross proceeds of the IPO and deferred underwriting discount of 3.5% (or $9,660,000) of the gross proceeds of the IPO upon the completion of an initial business combination.

On October 11, 2023, Iris executed a fee reduction agreement with the underwriters to reduce the deferred underwriting discount of $9,660,000 to $8,000,000 in the event the Business Combination was consummated. Pursuant to the terms of the agreement, the reduced deferred underwriting discount was payable by the Iris to the underwriters in $1,000,000 cash and $7,000,000 of the common equity securities of the public entity that survives the transaction. The share price is subject to adjustment based on the five day volume-weighted average price prior to the filing of a resale registration statement covering such shares. As of April 30, 2025, Iris and the Company amended the fee reduction agreement with the underwriters to limit the total number of shares of common stock issuable to the underwriters to 1,750,000. Upon the consummation of the Business Combination, $9,160,000 in deferred underwriting fees were settled, of which $7,000,000 will be settled in common shares of the combined company, $500,000 was settled in cash and $1,660,000 was waived and no longer payable. The remaining $500,000 was to be settled upon the earlier of the consummation of the combined company’s next share offering, or in six months from the closing date of the Business Combination. As of March 31, 2026, the deferred underwriting fee payable was $500,000, which is included in deferred underwriting fee payable in the Company’s unaudited condensed consolidated balance sheets.

On April 30, 2025, the Company settled Iris’ liabilities for $7,000,000 of the deferred underwriting fees incurred prior to the Closing Date for 700,000 shares of common stock to the underwriters in Iris’s initial public offering. On July 1, 2025, the Company issued the shares to the underwriters, which on July 1, 2025 had a fair value of $7,245,000.

On October 27, 2025, six months from the closing date of the Business Combination, the remaining $500,000 underwriting fee became due. As of the date of this Form 10-Q, the $500,000 underwriting fees remains unpaid.

Note 8. Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2026 and December 31, 2025 and indicates the fair value hierarchy of the valuation inputs the Company’s utilized to determine such fair value:

Description	Level	March 31, 2026	December 31, 2025
Assets:		$—	$—
Liabilities:
Warrant liability	3	$33,422	$29,244

Warrant Liability

Upon closing of the Mergers, Iris’ public and private placement warrants were converted into warrants of the Company, which entitle the holders to purchase shares of the Company’s common stock. The Company’s private placement warrants meet the requirements for liability classification. The fair value of the warrant liabilities were determined using observable data points, such as the fair value of the public warrants as of March 31, 2026 and December 31, 2025. The Company further considered specific unobservable inputs, such as the probability and timing of events and the expected equity value of the underlying shares.

The changes in fair value of Level 3 financial assets and liabilities for the three months ended March 31, 2026 are as follows:

Warrant liability
Fair value as of January 1, 2026	$29,244
Change in fair value	4,178
Fair value as of March 31, 2026	$33,422

Note 9. Subsequent Events

The Company has completed an evaluation of all subsequent events through the date of this filing to ensure that these unaudited condensed consolidated financial statements include appropriate disclosure of events both recognized in the unaudited condensed consolidated financial statements and events which occurred but were not recognized in the unaudited condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Liminatus Pharma, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Liminatus Pharma, Inc. (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has had recurring losses and negative operating cash flows since inception, an accumulated deficit as of December 31, 2025, and insufficient cash and cash equivalents as of December 31, 2025, to fund operations for twelve months from the date of this report. All of these matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as Company’s auditor since 2022.

Whippany, New Jersey

March 31, 2026

PCAOB ID Number 100

Liminatus Pharma, Inc.

Consolidated Balance Sheets

	December 31,
	2025	2024
ASSETS
Current assets
Cash	$337,655	$56,319
Loan receivable	—	3,668,500
Deferred transaction costs	—	1,401,323
Prepaid and other current assets	162,919	155,501
Total current assets	500,574	5,281,643
Non-current assets
Due from related party, non-current	—	126,275
Property and equipment, net	12,221	941
Total non-current assets	12,221	127,216
Total assets	$512,795	$5,408,859

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$582,234	$1,483,253
Accrued interest, related parties	203,921	955,119
Accrued maintenance fee	—	360,000
Due to research and development partner	—	1,782,297
Due to related parties	209,586	195,253
Short-term debt, related parties	1,442,500	19,973,000
Deferred underwriting fee payable	500,000	—
Settlement payable	7,360,000	—
Total current liabilities	10,298,241	24,748,922
Warrant liability	29,244	—
Total liabilities	10,327,485	24,748,922

Commitments and Contingencies (Note 7)

Stockholders’ deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding*	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized; 27,064,633 and 17,500,000 shares issued and outstanding as of December 31, 2025 and 2024, respectively*	2,706	1,750
Additional paid-in capital	29,054,337	9,323,403
Accumulated deficit	(38,871,733)	(28,665,216)
Total stockholders’ deficit	(9,814,690)	(19,340,063)
Total liabilities and stockholders’ deficit	$512,795	$5,408,859

* Shares, preferred stock amount, common stock amount and additional paid-in capital data are presented on a retroactive basis to reflect the effects of the conversion and recapitalization as a result of the Business Combination consummated on April 30, 2025.

The accompanying notes are an integral part of these consolidated financial statements.

Liminatus Pharma, Inc.

Consolidated Statements of Operations

	For the year ended December 31,
	2025	2024

General and administrative	$2,967,812	$644,619
Research and development	—	2,685,334
Total operating expenses	2,967,812	3,329,953
Loss from operations	(2,967,812)	(3,329,953)
Other income (expense):
Interest expense, related parties	(215,903)	(338,882)
Interest income	76,589	122,526
Forgiveness of unrelated vendor payables	2,142,297	—
Change in fair value of deferred underwriting fee – paid in common stock	(196,000)	—
Change in the fair value of warrant liability	54,312	—
Loss on exchange of common stock for warrants	(1,740,000)	—
Fair value of common stock to be issued for contingent liability	(7,360,000)	—
Total other expense, net	(7,238,705)	(216,356)
Net loss	$(10,206,517)	$(3,546,309)

Weighted average shares outstanding, basic and diluted*	23,753,561	17,500,000

Basic and diluted net loss per share*	$(0.43)	$(0.20)

* Shares and per share data are presented on a retroactive basis to reflect the effects of the conversion and recapitalization as a result of the Business Combination consummated on April 30, 2025.

The accompanying notes are an integral part of these consolidated financial statements.

Liminatus Pharma, Inc.

Consolidated Statements of Changes in Stockholders’ Deficit

For the years ended December 31, 2025 and 2024

					Total
	Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance - December 31, 2024*	17,500,000	$1,750	$9,323,403	$(28,665,216)	$(19,340,063)
Business combination with IRIS, net of transaction costs	114,633	11	190,379	—	190,390
Settlement of loans to Iris Acquisition Corp upon closing of the business combination	—	—	(4,443,500)	—	(4,443,500)
Issuance of common stock to Iris Acquisition Holdings, LLC	6,900,000	690	(690)	—	—
Issuance of common stock for the PIPE investment	1,500,000	150	14,999,850	—	15,000,000
Issuance of common stock to underwriter	700,000	70	7,244,930	—	7,245,000
Issuance of common stock in connection with the surrender of warrants	350,000	35	1,739,965	—	1,740,000
Net loss	—	—	—	(10,206,517)	(10,206,517)
Balance - December 31, 2025	27,064,633	$2,706	$29,054,337	$(38,871,733)	$(9,814,690)

					Total
	Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance - December 31, 2023*	17,500,000	$1,750	$9,323,403	$(25,118,907)	$(15,793,754)
Net loss	—	—	—	(3,546,309)	(3,546,309)
Balance - December 31, 2024*	17,500,000	$1,750	$9,323,403	$(28,665,216)	$(19,340,063)

* Shares, preferred stock amount, common stock amount and additional paid-in capital data are presented on a retroactive basis to reflect the effects of the conversion and recapitalization as a result of the Business Combination consummated on April 30, 2025.

The accompanying notes are an integral part of these consolidated financial statements.

Liminatus Pharma, Inc.

Consolidated Statements of Cash Flows

	For the year ended December 31,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(10,206,517)	$(3,546,309)
Forgiveness of unrelated vendor payables	(2,142,297)	—
Forgiveness of related party receivables	126,275	—
Depreciation	1,828	—
Change in fair value of deferred underwriting fee – paid in common stock	196,000	—
Change in the fair value of warrant liability	(54,312)	—
Loss on issuance of common stock in connection with the surrendar of warrants	1,740,000	—
Fair value of common stock to be issued for contingent liability	7,360,000	—
Changes in operating assets and liabilities
Due from related party, current	(3,427,000)	—
Prepaid and other current assets	324,609	(133,251)
Accounts payable and accrued expenses	(4,035,340)	(10,747)
Accrued interest, related parties	215,903	338,882
Accrued maintenance fee	—	360,000
Due to research and development partner	—	1,540,359
Due to related party	(62,467)	—
Net cash used in operating activities	(9,963,318)	(1,451,066)

Cash Flows from Investing Activities
Loans to Iris Acquisition Corp	(775,000)	(2,850,000)
Purchases of property and equipment	(13,108)	—
Net cash used in investing activities	(788,108)	(2,850,000)

Cash Flows from Financing Activities:
Gross proceeds from issuance of common stock for PIPE investment	10,556,500	—
Payment of transaction costs	(2,563,738)	—
Proceeds from issuance of short-term debt, related party	4,340,000	3,923,000
Repayment of short-term debt, related party	(1,300,000)	—
Net cash provided by financing activities	11,032,762	3,923,000

Net change in cash	281,336	(378,066)

Cash, beginning of the period	56,319	434,385
Cash, end of the period	$337,655	$56,319

Non-cash investing and financing activities:
Liabilities assumed in connection with the Business Combination	$10,694,604	$—
Fair value of shares to be issued to underwriter on date of the Business Combination	$7,049,000	$—
Transaction costs incurred upon closing of the Business Combination	$1,518,381	$—
Settlement of loans to Iris Acquisition Corp upon closing of the Business Combination	$4,443,500	$—
Issuance of common stock to Iris Acquisition Holdings, LLC	$690	$—
Conversion of related party short-term debt into common stock	$14,797,901	$—
Non-cash conversion of short term debt, related parties for PIPE Funds	$3,427,000	$—
Non-cash impact to APIC for the forgiveness of accrued interest on converted related party debt	$169,201	$—
Issuance of common stock to underwriter	$7,245,000	$—
Deferred transaction costs in accounts payable	$—	$561,441

The accompanying notes are an integral part of these consolidated financial statements.

LIMINATUS PHARMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Organization and Business Operations

Liminatus Pharma, Inc. (the “Company”), a Delaware corporation, is a pre-clinical stage biopharmaceutical company developing novel, immune-modulating cancer therapies. The Company’s candidate IBA101, is a humanized anti CD47 monoclonal antibody. The next generation CD47 checkpoint inhibitor’s initial indication is expected to be patients with advanced solid cancers including non-small cell lung cancer.

The Company is subject to the uncertainty of whether the Company’s intellectual property will develop into successful commercial products.

Business Combination

On November 30, 2022, Iris Acquisition Corp, a Delaware corporation (“Iris”), the Company, Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”), Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Liminatus Merger Sub”), and SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“SPAC Merger Sub”), entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”).

On March 4, 2025, Iris held a special meeting of stockholders. At the special meeting, Iris’s stockholders voted to approve the Business Combination and adopt the Business Combination Agreement, among other items. In connection with the special meeting, stockholders holding 59,844 Iris Class A Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.74 per share, subject to adjustment for taxes payable from the trust account, for an aggregate redemption amount of $702,359. The redemptions were settled on April 30, 2025 upon the consummation of the Business Combination.

On April 30, 2025 (the “Closing Date”), the Company consummated the business combination contemplated by the Business Combination Agreement, pursuant to which (a) Liminatus Merger Sub merged with and into Liminatus (the “Liminatus Merger”), with Liminatus surviving the Liminatus Merger as a direct wholly-owned subsidiary of the Company, and (b) simultaneously with the Liminatus Merger, SPAC Merger Sub merged with and into Iris (the “SPAC Merger” and, together with the Liminatus Merger, the “Mergers”), with Iris surviving the SPAC Merger as a direct wholly-owned subsidiary of the Company (the transactions contemplated by the foregoing clauses (a) and (b) the “Business Combination”), and in connection therewith the Company changed its name from “Iris Parent Holding Corp.” to “Liminatus Pharma, Inc.”

Pursuant to the Business Combination Agreement, among other matters, at the effective time of the Business Combination (the “Effective Time”), (i) every issued and outstanding security issued by Iris during its initial public offering (each, an “Iris Unit”) was automatically separated and broken out into its constituent parts and the holder thereof was deemed to hold one share of Iris Class A common stock, par value $0.0001 per share (the “Iris Class A Shares”) and one-fourth of one redeemable warrant that was included as part of each Iris Unit (the “Public Warrants”), and such underlying constituent securities of Iris were converted in accordance with the applicable terms of the Business Combination Agreement, (ii) at the Effective Time, each issued and outstanding Iris Class A Share was converted automatically into and thereafter represent the right to receive one share of common stock, par value $0.0001 per share (“Common Stock”), of the Company, following which all Iris Class A Shares ceased to be outstanding and were automatically canceled and ceased to exist, (iii) at the Effective Time, each issued and outstanding Public Warrant immediately and automatically represented the right to purchase shares of Common Stock on the same terms and conditions as are set forth in the applicable warrant agreement, (iv) at the Effective Time, each issued and outstanding non-redeemable warrant of Iris that was issued by Iris in a private placement at the time of the consummation of its initial public offering, entitling the holder thereof to purchase one Iris Class A Share at $11.50 per share, except those issued to Cantor Fitzgerald & Co. (“Cantor”), were forfeited, and (v) the private placement warrants issued to Cantor immediately and automatically represented the right to purchase shares of Common Stock.

Upon the consummation of the Business Combination, the Company’s certificate of incorporation was amended and restated to, among other things, set the total number of authorized shares of capital to 501,000,000 shares, of which 500,000,000 were designated as common stock, $0.0001 par value per share, and 1,000,000 shares were designated as preferred stock, $0.0001 par value per share.

At the Closing Date, 7,014,633 shares of Iris Class A Shares automatically converted into shares of the Company’s common stock, on a one-for-one basis. Of the total 7,014,633 newly converted shares, 6,900,000 were issued to Iris Acquisition Holdings, LLC, the sponsor of Iris, and 114,633 were issued to Iris’ public stockholders in a noncash transaction.

At the Closing Date, the Company issued an aggregate of 1,500,000 shares of the Company’s common stock in a private placement (the “PIPE Shares”) for the total consideration of $15,000,000 (the “PIPE Financing”). The PIPE Financing consisted of a cash and non-cash component. Under the cash component, the Company received gross proceeds of $10,556,500, of which $7,129,500 came directly from the PIPE investor and $3,427,000 was funded indirectly by the PIPE investor, through promissory notes between Prophase Sciences, LLC, a related party of the Company, and Liminatus. At the Closing Date, the $3,427,000 in related party debts between Prophase Sciences, LLC and Liminatus was ultimately converted into shares as part of the PIPE Financing. As part of the PIPE Financing, the gross proceeds satisfied principal and accrued interest totaling $3,316,756, which was ultimately converted into shares as part of the PIPE Financing. The non-cash component of the PIPE Financing included the conversion of $4,443,500 in amounts borrowed from a consortium of related parties. The $4,443,500 borrowed from the related parties were used to fund an unsecured promissory note between Liminatus and Iris. At the Closing Date, the unsecured promissory note was settled and the $4,443,500 in related party debts were ultimately converted into shares of the Company in a noncash transaction.

At the Closing Date, 112,222,220 Liminatus’ member units converted into 17,500,000 shares of the Company’s common stock. Of the 17,500,000 shares of common stock, 4,000,000 were issued to Feelux Co, Ltd. as part of an agreement between the Company, Feelux Co, Ltd. and Car-Tcellkor, Inc. As part of the agreement, the outstanding principal and accrued interest on the Feelux and Car-Tcellkor bonds, totaling $11,481,146, and 9,999,999 member units of Liminatus were converted into 4,000,000 shares of the Company’s common stock. The remaining Liminatus member units were converted based on a conversion ratio of 0.1559 shares per member unit.

Upon consummation of the Business Combination, the Company assumed a total of $10,694,604 in liabilities from Iris. The Company incurred $1,518,381 in transaction costs associated with the closing of the Business Combination. The Company converted a total of $14,797,901 of related party debt and accrued interest, $3,316,755 from the PIPE investor and $11,481,146 from Feelux and Car-Tcellkor (as described above) into common stock. Additionally, a total of $169,201 in accrued interest on related party debts that were converted, as discussed above, was forgiven upon consummation of the Business Combination.

In addition, at the Closing Date, the Company settled Iris’ liabilities for $7,000,000 of the deferred underwriting fees incurred prior to the Closing Date for 700,000 shares of common stock to the underwriters in Iris’s initial public offering. At the Closing Date, the shares were not issued to the underwriter and the Company recorded as a liability with a fair value of $7,049,000. On July 1, 2025, the Company issued the shares to the underwriters, which on July 1, 2025 had a fair value of $7,245,000.

Liminatus was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The determination was primarily based on Liminatus’ members prior to the Business Combination having a majority of the voting interests in the combined company, Liminatus’ ability to exert control over the majority of the board of directors of the combined company, Liminatus’ ability to maintain control of the board of directors on a go-forward basis, Liminatus’ senior management comprising the senior management of the combined company, and Liminatus’ operations prior to the Business Combination comprise the ongoing operations of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Liminatus’ issuing stock for the net assets of Iris, accompanied by a recapitalization. The net assets of Iris were stated at fair value, with no goodwill or other intangible assets recorded.

Upon the consummation of the Business Combination, the Iris Class A Shares, Iris Units and Public Warrants ceased trading on the OTC Pink Marketplace, and the Common Stock and Public Warrants began trading on The Nasdaq Stock Market (“Nasdaq”) under the trading symbols “LIMN” and “LIMNW,” respectively, on May 1, 2025.

Nasdaq Notices

On August 22, 2025, the Company received a notice from the Nasdaq Listing Qualifications Department indicating that the Company was no longer in compliance with Nasdaq Listing Rule 5250(c)(1) due to the delay in filing its Quarterly Report on Form 10-Q for the period ended June 30, 2025. The deficiency letter had no immediate effect on the listing of the Company’s common stock, and its common stock continued to trade on Nasdaq under the symbol “LIMN”. Under the Nasdaq rules, the Company had 60 calendar days, or until October 21, 2025, to submit a plan to regain compliance and if the plan was accepted, Nasdaq can grant an exception of up to 180 calendar days from the filing’s due date, or until February 16, 2026, to regain compliance. If the compliance plan was not accepted, the Company had the opportunity to appeal that decision to a Nasdaq Hearings Panel. On October 6, 2025, the Company filed its Form 10-Q for the period ended June 30, 2025 and the matter was closed.

On November 19, 2025, the Company received notices from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market LLC indicating that the Company was no longer in compliance with (i) Nasdaq Listing Rule 5450(b)(2)(A) due to its failure to maintain a minimum Market Value of Listed Securities (MVLS) of $50,000,000 (the “MVLS Rule”), based upon a review of the Company’s MVLS for the last 30 consecutive business days and (ii) Nasdaq Listing Rule 5450(b)(2)(C) due to its failure to maintain a minimum Market Value of Publicly Held Shares (MVPHS) of $15,000,000 (the “MVPHS Rule”), based upon a review of the Company’s MVPHS for the last 30 consecutive business days. The Nasdaq staff noted that the Company also does not meet the requirements under Listing Rule 5450(b)(3)(A), which requires the Company to have total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the three most recently completed fiscal years. Under the Nasdaq rules, the Company has 180 calendar days, or until May 18, 2026, to regain compliance with the MVLS Rule and MVPHS Rule. In the event the Company does not regain compliance with the MVLS Rule and MVPHS Rule prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq Hearings Panel. Alternatively, the Company may consider applying to transfer the Company’s securities to the Capital Market, provided it meets the Capital Market’s continued listing requirements. The Company is working diligently to regain compliance with Nasdaq’s listing rules. However, there can be no assurance that the Company will be able to regain compliance within the prescribed time period.

On January 15, 2026, the Company received a notice from Nasdaq indicating that, based upon the closing bid price for the last 30 consecutive business days, the Company was no longer in compliance with Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Rule”) which requires listed securities to maintain a minimum bid price of $1 per share. Under the Nasdaq rules, the Company has 180 calendar days, or until July 14, 2026, to regain compliance with the Bid Price Rule. In the event the Company does not regain compliance during the initial compliance period, the Company may be eligible for additional time to regain compliance with the Bid Price Rule. The Company is working diligently to regain compliance with Nasdaq’s listing rules. However, there can be no assurance that the Company will be able to regain compliance within the prescribed time period.

Liquidity and Capital Resources

The Company is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern for one year after the date that the consolidated financial statements are issued. Through December 31, 2025, the Company has funded its operations mainly through equity and debt financings, including the proceeds from the Mergers and the PIPE Financing.

As of December 31, 2025, the Company had $337,655 of cash in its bank accounts. As of December 31, 2025 and 2024, there was $1,442,500 and $19,973,000, respectively, of related party debts, which are included in Short-term debt, related parties in the accompanying consolidated balance sheets.

The Company has an accumulated deficit of $38,871,733 as of December 31, 2025. The Company had a loss from operations and net loss of $(2,967,812) and $(10,206,517), respectively, for the year ended December 31, 2025. The Company had a loss from operations and net loss of $(3,329,953) and $(3,546,309), respectively, for the year ended December 31, 2024.

On February 18, 2026, the Company completed a “best efforts” public offering of (i) 8,270,000 shares of its common stock, (ii) 5,543,000 pre-funded warrants to purchase up to 5,543,000 shares of common stock (the “Pre-Funded Warrants”) and (ii) 13,813,000 common stock purchase warrants to purchase up to 20,719,500 shares of common stock, at a combined public offering price of $0.29 per share (or $0.2899 per Pre-Funded Warrant) and accompanying warrant (the “Offering”). In connection with the Offering, the Company received net proceeds of approximately $3.46 million, after deducting the estimated offering expenses payable by the Company, including the placement agent fees.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) ASC 205-40, Presentation of Financial Statements—Going Concern, management has concluded that there is substantial doubt about its ability to continue as a going concern for one year after the date that the accompanying consolidated financial statements are issued. The Company’s consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Management’s plans relating to the above include raising additional cash through further equity and debt financings or other arrangements to fund operations. There can be no assurance that the Company will be able to raise adequate capital under acceptable terms, if at all. The sale of additional equity may dilute existing members and newly issued equity securities may contain senior rights and preferences compared to currently outstanding common stock. Issued debt securities may contain covenants and limit the Company’s ability to pay dividends or make other distributions to stockholders. If the Company is unable to obtain such additional financing, future operations would need to be reevaluated.

Note 2. Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the FASB ASC and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company Status

After the closing of the Business Combination, the Company has elected to be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results may differ materially and adversely from these estimates. The Company is not aware of any significant estimates that required management to exercise significant judgment with the exception of the Company’s warrant liability. If the underlying estimates and assumptions upon which the estimates are based change in the future, actual amounts may differ from those included in the Company’s consolidated financial statements.

Segments

The Company’s chief operating decision maker (“CODM”), the Chief Executive Officer, manages the Company’s business activities as a single operating and reportable segment. Accordingly, the Company’s CODM uses net income/loss to measure the Company’s single segment’s performance and allocate resources. Further, the CODM reviews and utilizes functional expenses (general and administrative and research and development) to manage the Company’s operations. The Company’s general and administrative expenses for each of the years ended December 31, 2025 and 2024 included $202,833 and $150,000 of compensation expenses related to the compensation agreements the Company has executed with its executive team. The remaining general and administrative expenses are related to legal and accounting-related expenses for contractors. The Company’s research and development expenses did not include any compensation-related expenses. Other segment items included in net income (loss) are interest expense, related parties and interest income which are reflected in the Company’s consolidated statements of operations.

Cash

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which can exceed government insured limits.

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2025 and 2024.

Loan Receivable

The Company accounts for its loan receivable at amortized cost, net of expected credit losses. The Company provides reserves against its loan receivable balance for estimated credit losses, if any, that may result from a counterparty’s inability to pay based on the composition of the loan receivable, current economic conditions and, historical credit loss activity and future expected conditions and market trends (such as general economic conditions, other macroeconomic and microeconomic events, etc.). Changes in circumstances relating to these factors may result in the need to increase or decrease the allowance for credit losses in the future. Amounts deemed uncollectible are charged or written-off against the reserve. On April 30, 2025, in connection with the Business Combination, the loan receivable was eliminated in consolidation as Iris and Liminatus are now consolidated subsidiaries of the Company. As of January 1, 2024 and December 31, 2024, no expected credit loss was recorded related to the loan receivable.

Deferred Transaction Costs

Costs incurred in connection with preparation for the proposed business combination were deferred on the balance sheets as of December 31, 2024. No such costs were deferred on the balance sheets as of December 31, 2025 due to the completion of the Company’s business combination with Iris.

Fair Value of Financial Instruments

The Company’s financial assets and liabilities are accounted for in accordance with FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The fair value hierarchy requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:

Level 1 — Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs other than Level 1 inputs that are either directly or indirectly observable, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the instrument’s anticipated life.

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgement. Accordingly, the degree of judgement exercised by management in determining fair value is greatest for instruments categorized as Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The fair value of the warrant liability reported in the Company’s consolidated balance sheets represent a Level 3 instrument. See Note 8.

The carrying values reported in the Company’s consolidated balance sheets for prepaid expenses and other current assets, due from related party, accounts payable and accrued expenses, accrued interest, short-term debt with related parties, due to research and development partner, due to related parties, settlement payable, and its deferred underwriting fee payable are reasonable estimates of their fair values due to the short-term nature of these items.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing liabilities from equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance, modification, and as of each subsequent quarterly period end date while the warrants are outstanding. As of December 31, 2025, 5,899,975 of the Company’s Public Warrants were accounted for as equity-classified instruments and 835,555 private placement warrants were accounted for as liability-classified instruments. As of December 31, 2025, there were no other public or private warrants outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the liability-classified warrants are recognized as a non-cash gain or loss on the accompanying consolidated statements of operations. The Company assesses the classification of its warrants at each reporting date to determine whether a change in classification between equity and liability is required. During the year ended December 31, 2025, the Company had an unrealized gain on the change in fair value of the warrant liabilities of $54,312. During the year ended December 31, 2024, the Company had no unrealized gain or loss on the change in fair value of the warrant liabilities.

Net loss per Common Stock

The Company complies with accounting and disclosure requirements of ASC Topic 260, Earnings Per Share. The Company has one class of common stock.

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding for the period, without consideration for potentially dilutive securities if their effect is antidilutive. Diluted net loss per share is computed by the net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding for the period determined by using the treasury stock method. Dilutive common stock equivalents are comprised of 6,735,530 warrants. For all periods presented, there is no difference in the number of shares used to calculated basic and diluted shares outstanding as inclusion of the potentially dilutive securities would be antidilutive given that their exercise price is greater than that of the average market price of the Company’s common stock during the years ended December 31, 2025 and 2024.

Research and Development Expenses

Research and development expenses consist of costs incurred by Targeted Diagnostics & Therapeutics, Inc. (“TDT”) who was performing the research and development activities for the Company in accordance with the license agreements with TDT and the annual fee paid to TDT and are recorded as research and development expenses as incurred (see Note 3).

Leases

The Company recognizes its leases in accordance with ASC Topic 842, Leases (“ASC 842”). Under ASC 842, lessees are required to recognize all qualified operating leases at the commencement date including a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The initial lease liability is equal to the future fixed minimum lease payments discounted using the Company’s incremental borrowing rate, on a secured basis. The lease term includes option renewal periods and early termination payments when it is reasonably certain that the Company will exercise those rights. The initial measurement of the ROU asset is equal to the initial lease liability plus any initial direct costs and prepayments, less any lease incentives.

The Company has leased office space for a fixed period of 10 months. In accordance with ASC 842, a short-term lease is defined as a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. The short-term lease election can only be made at the commencement date.

A lessee that makes this accounting policy election does not recognize a lease liability or right-of-use asset on its balance sheet. Instead, the lessee recognizes lease payments on a straight-line basis over the lease term.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no tax accruals relating to uncertain tax positions.

The Company recognizes accrued interest and penalties related to unrecognized tax positions as income tax expense. There were no unrecognized tax positions, and no amounts accrued for interest and penalties as of December 31, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. No unrecognized tax benefits were identified as of December 31, 2025 or 2024.

Recently Adopted Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” that addresses requests for improved income tax disclosures from investors that use the financial statements to make capital allocation decisions. Public entities must adopt the new guidance for fiscal years beginning after December 15, 2024. The amendments in this ASU must be applied on a retrospective basis to all prior periods presented in the financial statements and early adoption is permitted. The Company adopted this standard on January 1, 2025 and determined that the adoption does not have a material impact on these consolidated financial statements.

Recently Issued Accounting Pronouncements – Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Accounting Standards Update 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses to improve financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The amendments in this ASU do not change or remove current expense disclosure requirements; however, the amendments affect where such information appears in the notes to financial statements because entities are required to include certain current disclosures in the same tabular format disclosure as the other disaggregation requirements in the amendments. This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the potential impact that the adoption of this standard will have on its financial statements.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3. License Agreements

CAR-T Products License

In June 2018, the Company entered into a license and development agreement with TDT (the “CAR-T License”), whereby the Company received an exclusive license to develop and commercialize chimeric antigen receptor (“CAR-T”) products and a non-exclusive license to develop and commercialize companion diagnostics used to monitor treatment with a CAR-T product (the “CAR-T Diagnostics”). Under the CAR-T License, the Company made an upfront payment recorded as research and development expenses in the year ended December 31, 2018 and funded all of the development costs for the CAR-T products and the CAR-T Diagnostics which began with an upfront payment made during the year ended December 31, 2018 of approximately $5,000,000, recorded as advances for research and development in the balance sheets. The Company amortizes the advances to research and development expenses in the consolidated statements of operations as costs are incurred by TDT, based on annual budgets approved jointly by Liminatus and TDT. As of December 31, 2025 and 2024, all of the amounts funded have been utilized. The Company was also obligated to pay an approximately $500,000 annual maintenance fee for the license which is included in research and development expenses in the consolidated statements of operations. Unpaid annual maintenance fees become short-term debt that bears interest of 1.5% per month on a compounded basis.

Prior to the completion of the Phase I and Phase II clinical trials for the CAR-T product, the Company was obligated to advance the funding for the Phase II and Phase III clinical trials, respectively, estimated at approximately $20,000,000 for each phase.

In addition to the funding for the CAR-T development, the Company was obligated to make four developmental and regulatory milestone payments for the first CAR-T product that was developed aggregating up to approximately $15,000,000. After the first four developmental and regulatory milestone payments were made, the Company was obligated to pay four developmental and regulatory milestones aggregating up to approximately $7,500,000 for each additional CAR-T product that was developed.

In further consideration of the license, the Company also agreed to pay a low double digit royalty rate (10% – 15%) based on annual net sales of CAR-T products or CAR-T Diagnostics on a country-by-country basis for the period from the first commercial sale of the CAR-T product or CAR-T Diagnostic until the CAR-T product or CAR-T Diagnostic’s patent expires in an individual country. Once the CAR-T product or CAR-T Diagnostic’s patent expires in an individual country, the Company agreed to pay a mid-single digit royalty rate (5% – 9%) based on annual net sales of CAR-T products and CAR-T Diagnostics on a country- by-country basis. Royalties were payable on a country-by-country basis for a period of ten years from the first commercial sale of the CAR-T product or CAR-T Diagnostic.

On August 11, 2024, the Company received notice from TDT, exercising its right to terminate the license and development agreement. Please refer to “Termination and Settlement of CAR-T Products and Vaccine Products Licenses from TDT” below for further details related the termination and settlement of the CAR-T Products and Vaccine Products Licenses from TDT.

Vaccine Products License

On April 10, 2020, the Company was assigned a license and development agreement with TDT (the “Vaccine License”), whereby the Company received an exclusive license to develop and commercialize vaccine products (the “Vaccine Products”) and a non-exclusive license to develop and commercialize companion diagnostics used to monitor treatment with a Vaccine Product (the “Vaccine Diagnostics”). Under the Vaccine License, the Company was responsible for all of the development costs for the Vaccine Products after the upfront payment of approximately $4,000,000, which was paid by Viral Gene, Inc (“Viral Gene”), of which Chris Kim is also the CEO, to TDT. The Company was also obligated to pay an approximately $400,000 annual maintenance fee for the license which is included in research and development expenses in the Company’s consolidated statements of operations for the year ended December 31, 2024. There was no maintenance fee for the year ended December 31, 2025. Unpaid annual maintenance fees will become short-term debt that bears interest of 1.5% per month on a compounded basis.

The Company amortizes the amounts due to research and development partner in the Company’s consolidated balance sheets to research and development expenses in the consolidated statements of operations as costs are incurred by TDT, based on annual budgets approved jointly by Liminatus and TDT.

In addition to the funding for the Vaccine Products development, the Company was obligated to make four developmental and regulatory milestone payments for the first Vaccine Product that was developed aggregating up to approximately $12,000,000. After the first four developmental and regulatory milestone payments are made, the Company was obligated to pay four developmental and regulatory milestones aggregating up to approximately $6,000,000 for each additional Vaccine Product that is developed. As of December 31, 2025 and 2024, all the amounts funded have been utilized.

In further consideration of the license, the Company also agreed pay a low double digit royalty rate (10% – 15%) based on annual net sales of Vaccine Products or Vaccine Diagnostics on a country-by-country basis for the period from the first commercial sale of the Vaccine Product or Vaccine Diagnostic until the Vaccine Product or Vaccine Diagnostic’s patent expires in an individual country. Once the Vaccine Product or Vaccine Diagnostic’s patent expires in an individual country, the Company agreed to pay a mid-single digit royalty rate (5% – 9%) based on annual net sales of Vaccine Products and Vaccine Diagnostics on a country- by-country basis. Royalties were payable on a country-by-country basis for a period of ten years from the first commercial sale of the Vaccine Product or Vaccine Diagnostic.

On August 11, 2024, the Company received notice from TDT, exercising its right to terminate the license and development agreement. Please refer to “Termination of CAR-T Products and Vaccine Products Licenses from TDT” below for further details.

Termination and Settlement of CAR-T Products and Vaccine Products Licenses from TDT

On August 11, 2024, the Company received notice from TDT, exercising its right to terminate the license and development agreement, dated June 10, 2018, between TDT and Liminatus. As of August 2024, the CAR-T License and Vaccine License have been terminated.

On June 16, 2025, the Company and TDT entered and executed a settlement agreement. Pursuant to the terms of the settlement agreement, the Company was released and discharged from all agreements, promises, suites, disputes, claims and demands, debts and amounts due to TDT. As of December 31, 2025, the Company reversed the amounts due to TDT and recognized a gain of $2,142,297, which is included in Forgiveness of unrelated vendor payables on the Company’s consolidated statement of operations in accordance with ASC 450-30, Contingencies - Gain Contingencies.

As of December 31, 2025 and, 2024, the Company owed $0 and $2,142,297, respectively, to TDT for research and development for the aggregate CAR-T Products and Vaccine Licenses, which is included in the due to research and development partner and accrued maintenance fees on the consolidated balance sheets.

CD47 License

In October 2022, the Company was assigned a license and development agreement, as amended, with InnoBation Bio Co., Ltd. (the “CD47 License”), whereby, effective March 31, 2023, the Company received an exclusive license to develop and commercialize products for the CD47 immune checkpoint inhibitor to treat solid cancers, and companion diagnostics used to monitor treatment with CD47 products (collectively, “CD47 Products”), from Curis Biotech Holdings LLC, the parent company of Valetudo, a related party of the Company, in exchange for 78,555,554 of Liminatus’ Class A member units. The license was recorded at Valetudo’s cost basis of zero, and the Company recorded an approximately $800,000 Class A membership interest with an offset to additional paid-in capital on the balance sheets. The Company is obligated to pay all development costs for CD47 Products.

The Company has not paid and does not owe any license fees, management fees, developmental or regulatory milestone payments or royalty payments under the CD47 License through December 2025.

Note 4. Related Party Transactions

Related Party Debt

Feelux Bonds

On September 15, 2018, the Company issued $10,000,000 of bonds to Feelux Co., Ltd., the parent company of Car-Tcellkor, Inc. (“Car-Tcellkor”) (see below), the only holder of Liminatus’ Class A member units (the “Feelux Bonds”). The bonds bear interest at 1% per annum, compounded annually, and were due on October 30, 2021.

In connection with the issuance of the Feelux Bonds, Liminatus issued 6,666,666 equity-classified warrants to purchase member units at a price of $1.50 per unit, which expired on June 30, 2023. The fair value of the warrants to purchase member units of approximately $6,400,000 was estimated using the option pricing framework on the issuance date. The Company’s assumptions included

(a) its expected stock volatility of 82.0% based on the historical volatility of a publicly traded set of peer companies, (b) the contractual term of five years, (c) the risk-free interest rate of 2.9% based on the U.S. Treasury yield curve in effect at the time of grant of the award for a five-year contractual term and (d) no expected dividends.

The $10,000,000 of proceeds from the Feelux Bonds were allocated to the bonds and warrants using the relative fair value method resulting in a debt discount for the relative fair value of the warrants of $4,499,142 that was amortized to interest expense over the term of the Feelux Bonds using the effective interest method using an effective interest rate of 21.0%.

On April 30, 2025, upon consummation of the Business Combination, the outstanding principal and accrued interest on the Feelux Bonds, totaling $10,681,146, and 9,999,999 member units of Liminatus were converted into 4,000,000 shares of the Company’s common stock.

As of December 31, 2025 and 2024, the Feelux Bonds have a carrying amount of $0 and $10,000,000, respectively, and are included in short-term debt, related parties in the consolidated balance sheets. As of December 31, 2025 and 2024, the related accrued interest of the Feelux Bonds was $0 and $646,124, respectively, and is included in accrued interest, related parties in the consolidated balance sheets. For the years ended December 31, 2025 and 2024, the Company recorded $35,023 and $106,087, respectively, of interest expense in the consolidated statements of operations for the Feelux Bonds.

Car-Tcellkor Loan

On May 18, 2019, the Company borrowed $800,000 from its parent at the time of the loan, Car- Tcellkor (the “Car-Tcellkor Loan”). The Car-Tcellkor Loan does not bear interest and was due on March 18, 2020. In November 2022, the maturity date was extended to May 18, 2023.

On April 30, 2025, upon consummation of the Business Combination, the outstanding principal of $800,000 was forgiven.

As of December 31, 2025 and 2024, the Car-Tcellkor Loan had a carrying amount of $0 and $800,000, respectively, and is recorded in short-term debt, related parties in the consolidated balance sheets (see Note 5).

Valetudo Loans

On December 1, 2022, the Company borrowed $700,000 from Valetudo Therapeutics LLC (“Valetudo”), a related party of the Company due to having common executives, in conjunction with the repayment of $700,000 of membership interest from a member (the “Valetudo Loan”). The Valetudo Loan bears no interest and was due on June 1, 2023. On May 1, 2025, the Company paid the outstanding principal balance of $700,000.

In June 2023, the Company borrowed an additional $300,000 and $200,000 (the “Valetudo June 2023 Loans”). The Valetudo June 2023 Loans bear no interest and were due in December 2023. On May 1, 2025, the Company paid $300,000 of the outstanding principal balance on the Valetudo June 2023 Loans.

In July 2023, the Company borrowed an additional $250,000 (the “Valetudo July 2023 Loan”). The Valetudo July 2023 Loan bears interest at 6% per annum and was due on January 9, 2024.

In August 2023, the Company borrowed an additional $250,000 and $150,000 (the “Valetudo August 2023 Loans”). The Valetudo August 2023 Loans each bear interest at 6% interest per annum and were due on January 31, 2024 and February 2, 2024, respectively. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $400,000, along with accrued interest, of the Valetudo August 2023 Loans was converted into common stock of the Company.

In November 2023, the Company borrowed an additional $200,000 (the “Valetudo November 2023 Loan”). The Valetudo November 2023 Loan bears interest at 6% per annum and was due on January 26, 2024. On April 30, 2025, upon consummation of the Business Combination, the outstanding principal of $200,000, along with accrued interest, on the Valetudo November 2023 Loan was converted into common stock of the Company.

In January 2024, the Company borrowed an additional $600,000 and $150,000 (the “Valetudo January 2024 Loans”). The Valetudo January 2024 Loans each bear interest at 6% per annum and were due on February 28, 2024. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $750,000, along with accrued interest, of the Valetudo August 2023 Loans was converted into common stock of the Company.

As of December 31, 2025 and 2024, the loans from Valetudo of $450,000 and $2,800,000, respectively, are recorded in short-term debt, related parties in the consolidated balance sheets (see Note 5). As of December 31, 2025 and 2024, the related accrued interest of the loans from Valetudo was $113,308 and $115,328, respectively, and is included in accrued interest, related parties in the consolidated balance sheets. For the years ended December 31, 2025 and 2024, interest expense related to the Valetudo loans was $42,208 and $96,484, respectively.

Please refer to Note 5 for discussion related to notes which have passed their maturity dates.

Ewon Loans

On December 12, 2022, the Company borrowed $5,000,000 from Ewon Comfortech Co., Ltd. (“Ewon”), a member and related party of the Company (the “Ewon Loan”). The Ewon Loan bears interest at 2% per annum and was due on December 12, 2023, which may be extended one year upon mutual agreement of the parties, or upon failure to close the Business Combination. In February 2023, the Company repaid $1,000,000 of the short-term loan. In March 2023, the Company repaid an additional $2,000,000 of the loan. On April 30, 2025, upon consummation of the Business Combination, $2,000,000, along with accrued interest, of the Ewon Loan was converted into common stock of the Company.

On September 10, 2023, the Company entered into a loan agreement to borrow $200,000 from Ewon (“Ewon September 2023 Loan”). The Ewon September 2023 Loan bears interest of 2% per annum and was due on September 9, 2024, which may be extended one year upon mutual agreement of the parties, or upon failure to close the Business Combination. On April 30, 2025, upon consummation of the Business Combination, $200,000, along with accrued interest, of the Ewon September 2023 Loan was converted into common stock of the Company.

On December 19, 2023, the Company and Ewon entered into an additional loan agreement and the Company borrowed $1,000,000 (the “Ewon December 2023 Loan”). The Ewon December 2023 Loan bears no interest. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $1,000,000, along with accrued interest, of the Ewon December 2023 Loan was converted into common stock of the Company.

As of December 31, 2025 and 2024, the balance of $0 and $3,200,000 of the Ewon loans is recorded in short-term debt, related parties in the consolidated balance sheets (see Note 5). As of December 31, 2025 and 2024, the related accrued interest of the loans from Ewon was $0 and $102,089, respectively, and is included in accrued interest, related parties in the consolidated balance sheets. For the years ended December 31, 2025 and 2024, interest expense related to the Ewon loans was $14,667 and $44,733, respectively.

Prophase Loans

On February 26, 2024, the Company borrowed an additional $200,000 from Prophase Sciences LLC (“Prophase”) (the “Prophase February 2024 Loan”). The loan bears 6% interest per annum and was due on June 1, 2024, which may be extended to the second anniversary upon mutual agreement of the parties. On April 30, 2025, upon consummation of the Business Combination, $168,500, along with accrued interest, of the Prophase February 2024 Loan was converted into common stock of the Company.

On March 6, 2024, the Company borrowed an additional $250,000 from Prophase (the “Prophase March 2024 Loan”). The loan bears 6% interest per annum and was due on June 1, 2024, which may be extended to the second anniversary upon mutual agreement of the parties.

On April 1, 2024, the Company borrowed an additional $250,000 from Prophase (the “Prophase April 2024 Loan”). The loan bears 6% interest per annum and was due on June 1, 2024, which may be extended to the second anniversary upon mutual agreement of the parties. On April 30, 2025, upon consummation of the Business Combination, the outstanding principal of $250,000, along with accrued interest, on the Prophase April 2024 Loan was converted into common stock of the Company.

In May 2024, the Company borrowed an additional $790,000 from Prophase (the “Prophase May 2024 Loans”). The loans bear 6% interest per annum. Of the aggregate $790,000 Prophase May 2024 Loans, $270,000 was due on June 1, 2024 and $520,000 was due on July 1, 2024, all of which may be extended to the second anniversary upon mutual agreement of the parties. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $550,000, along with accrued interest of the Prophase May 2024 Loans was converted into common stock of the Company.

In July 2024, the Company borrowed an additional $83,000 from Prophase (the “Prophase July 2024 Loans”). The loans bear 6% interest per annum. Of the aggregate $83,000 Prophase July 2024 Loans, $30,000 was due on September 14, 2024, $3,000 was due on September 24, 2024 and $50,000 was due on September 29, 2024, all of which may be extended to the second anniversary upon mutual agreement of the parties.

In August 2024, the Company borrowed an additional $50,000 from Prophase (the “Prophase August 2024 Loans”). The loans bear 6% interest per annum. Of the aggregate $50,000 Prophase August 2024 Loans, $30,000 was due on October 12, 2024 and $20,000 was due on October 13, 2024, all of which may be extended to the second anniversary upon mutual agreement of the parties.

In February of 2025, the Company borrowed an additional $206,000 from Prophase (the “Prophase February 2025 Loan”). The Prophase February 2025 Loan bears interest at 6% per annum and was due on April 11, 2025, which may be extended upon mutual agreement of the parties. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $125,000, along with accrued interest, on the Prophase February 2025 Loan was converted into common stock of the Company.

In March of 2025, the Company borrowed $207,000 from Prophase (the “Prophase March 2025 Loan”). The Prophase March 2025 Loan bears interest at 6% per annum and was due on June 6, 2025, which may be extended upon mutual agreement of the parties. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $200,000, along with accrued interest, on the Prophase March 2025 Loan was converted into common stock of the Company.

In April of 2025, the Company borrowed an additional $3,627,000 from Prophase (the “Prophase April 2025 Loans”). The loans bear 6% interest per annum. Of the aggregate $3,627,000 Prophase April 2025 Loans, $200,000 was due on May 2, 2025, $1,920,120 was due on May 13, 2025 and $1,506,880 was due on May 14, 2025. On April 30, 2025, upon consummation of the Business Combination, the outstanding principal of $3,627,000, along with accrued interest, on the Prophase April 2025 Loans was converted into common stock of the Company.

As of December 31, 2025 and 2024, the balance of the Prophase loans is $742,500 and $1,623,000, respectively. As of December 31, 2025 and 2024, the related accrued interest of the loans from Prophase was $79,283 and $66,728, respectively, and is included in accrued interest, related parties in the consolidated balance sheets. For the years ended December 31, 2025 and 2024, interest expense related to the Prophase loans was $77,073 and $66,728, respectively.

Please refer to Note 5 for discussion related to notes which have passed their maturity dates.

Hana Loans

On August 1, 2024, the Company borrowed $850,000 from Hana Immunotherapeutics, LLC (“Hana”), a related party of the Company due to having common executives (the “Hana Loans”). The Hana Loans bear interest at 6% per annum and were due on September 30, 2024 and October 26, 2024, which may be extended upon mutual agreement of the parties. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $800,000, along with accrued interest, of the Hana Loans was converted into common stock of the Company.

As of December 31, 2025 and 2024, the balance of the Hana Loans is $50,000 and $850,000, respectively. As of December 31, 2025 and 2024, the related accrued interest of the loans from Hana was $2,042 and $19,150, respectively, and is included in accrued interest, related parties in the consolidated balance sheets. For the years ended December 31, 2025 and 2024, interest expense related to the Hana Loans was $19,042 and $19,150, respectively.

Please refer to Note 5 for discussion related to notes which have passed their maturity dates.

Amantes Loans

On November 1, 2024, the Company borrowed $400,000 from Amantes LLC (“Amantes”), a related party of the Company due to having common executives, pursuant to a loan agreement between the Company and Amantes (the “Amantes Loan”). On November 27, 2024, the Company borrowed an additional $300,000 from Amantes (the “Additional Amantes Loan”) (together with the Amantes Loan, the “Amantes November 2024 Loans”). The Amantes November 2024 Loans bear interest at 6% per annum and are due on January 1,

2025. On April 30, 2025, upon consummation of the Business Combination, outstanding principal of $550,000, along with accrued interest, on the Amantes November 2024 Loans was converted into common stock of the Company.

On January 2, 2025 and January 23, 2025, the Company borrowed a total of $300,000 from Amantes, pursuant to loan agreements between the Company and Amantes (the “Amantes January 2025 Loans”). The Amantes January 2025 Loans bear interest at 6% per annum and are due on March 1, 2025 and March 22, 2025, respectively, which may be extended upon mutual agreement of the parties. On April 30, 2025, upon consummation of the Business Combination, the outstanding principal of $250,000, along with accrued interest, on the Amantes January 2025 Loans was converted into common stock of the Company.

As of December 31, 2025 and 2024, the balance of the Amantes Loans is $200,000 and $700,000, respectively. As of December 31, 2025 and 2024, the related accrued interest of the loans from Amantes was $9,288 and $5,700, respectively, and is included in accrued interest, related parties in the consolidated balance sheets. For the years ended December 31, 2025 and 2024, interest expense related to the Amantes Loans was $27,890 and $5,700, respectively.

Please refer to Note 5 for discussion related to notes which have passed their maturity dates.

Due to Related Party

As of December 31, 2025, the Company had $209,586 due to the Company’s executive team for compensation under their employment agreements. As of December 31, 2024, the Company had $195,253 due to the Company’s executive team for compensation under their employment agreements and Amantes.

Viral Gene

As of December 31, 2025 and 2024, the Company had $0 and $126,275, respectively, due from Viral Gene included in due from related party in the consolidated balance sheets for a loan to Viral Gene and expenses paid on behalf of Viral Gene. During the year ended December 31, 2025, the Company determined the due from related party was uncollectible and wrote off $126,275 and is included in general and administrative on the consolidated statement of operations. The Company’s CEO is also the CEO of Viral Gene. The loan does not bear any interest.

Note 5. Debt

Outstanding debt classified as short-term debt as of December 31, 2025 and 2024 consisted of the following:

		December 31,
		2025	2024
Feelux Bonds	Short-term debt, net, related parties	$—	$10,000,000
Car-Tcellkor Loan	Short-term debt, net, related parties	—	800,000
Ewon Loan	Short-term debt, net, related parties	—	2,000,000
Valetudo Loan	Short-term debt, net, related parties	—	700,000
Valetudo June 2023 Loans	Short-term debt, net, related parties	200,000	500,000
Valetudo July 2023 Loan	Short-term debt, net, related parties	250,000	250,000
Valetudo August 2023 Loans	Short-term debt, net, related parties	—	400,000
Ewon September 2023 Loan	Short-term debt, net, related parties	—	200,000
Valetudo November 2023 Loan	Short-term debt, net, related parties	—	200,000
Ewon December 2023 Loan	Short-term debt, net, related parties	—	1,000,000
Valetudo January 2024 Loans	Short-term debt, net, related parties	—	750,000
Prophase February 2024 Loan	Short-term debt, net, related parties	31,500	200,000
Prophase March 2024 Loan	Short-term debt, net, related parties	250,000	250,000
Prophase April 2024 Loan	Short-term debt, net, related parties	—	250,000
Prophase May 2024 Loans	Short-term debt, net, related parties	240,000	790,000
Prophase July 2024 Loans	Short-term debt, net, related parties	83,000	83,000
Prophase August 2024 Loans	Short-term debt, net, related parties	50,000	50,000
Hana August 2024 Loans	Short-term debt, net, related parties	50,000	850,000
Amantes November 2024 Loans	Short-term debt, net, related parties	150,000	700,000
Amantes January 2025 Loans	Short-term debt, net, related parties	50,000	—
Prophase February 2025 Loan	Short-term debt, net, related parties	81,000	—
Prophase March 2025 Loan	Short-term debt, net, related parties	7,000	—

Short-term debt, related parties		$1,442,500	$19,973,000

As of December 31, 2025 and 2024, the Company’s outstanding debt agreements are all past due and are classified as current in the accompanying consolidated balance sheets. All of the loans are with related parties (see Note 4).

As the Company’s loans are with related parties, the Company and its related parties have mutually agreed to defer repayment until a time that is mutually agreed upon between the Company and its related parties. Accordingly, none of these notes are considered to be in default.

Note 6. Stockholders’ Equity

In connection with the Business Combination, the Company’s certificate of incorporation was amended and restated to designate two classes of stock; preferred and common stock. The certificate of incorporation authorized 1,000,000 shares of preferred stock and 500,000,000 shares of common stock

Preferred Stock

The Company’s Amended and Restated Certificate of Incorporation provides the Company’s board of directors with the authority to issue up to 1,000,000 shares of $0.0001 par value preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series, by adopting a resolution and filing a certification of designations. Voting powers, designations, powers, preferences and relative, participating, optional, special and other rights will be stated and expressed in such resolutions. There were zero preferred shares outstanding as of December 31, 2025 and 2024.

Common Stock

The Company is authorized to issue 500,000,000 shares of common stock, with a par value of $0.0001 per share.

On April 30, 2025, the Company settled deferred underwriting fees incurred by Iris prior to the closing date of $7,000,000 for 700,000 shares of common stock to the underwriters in Iris’s initial public offering. On July 1, 2025, the Company issued the shares to the underwriters, which on July 1, 2025 had a fair value of $7,245,000.

On July 16, 2025, the Company entered into a settlement and release agreement with Alta Partners, LLC (“Alta”), pursuant to which the Company agreed to issue 350,000 shares of its common stock to Alta in exchange for the surrender and cancellation of 1,000,000 Public Warrants held by Alta. On July 16, 2025, the common stock issued to Alta and Public Warrants surrendered by Alta had a fair value of $1,890,000 and $150,000, respectively. As a result of the exchange, the Company recognized a loss of $1,740,000 on the difference in fair value between the common stock and Public Warrants, which is included in Loss on issuance of common stock on the Company’s consolidated statement of operations.

As of December 31, 2025 and 2024, there were 27,064,633 and 17,500,000 shares of common stock issued and outstanding, respectively.

Holders of the Company’s common stock are entitled to one vote for each share held of record, on all matters submitted to a vote of stockholders. Additionally, holders of common stock have dividend rights, in the event of a declared dividend declared by the Company’s Board of Directors, and liquidation rights, in the event of an involuntary or voluntary event of liquidation that allow for the Company’s common stockholders to receive all remaining assets of the Company, after payments of debts and other liabilities.

Warrants

As of December 31, 2025, 5,899,975 Public Warrants and 835,555 private placement warrants were outstanding. Each warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share. No fractional shares will be issued upon exercise of the warrants. The Company may elect to redeem the Public Warrants, in whole and not in part at a price of $0.01 per warrant if (i) 30 days’ prior written notice of redemption is provided to the holders, and (ii) the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders have a period of 30 days to exercise for cash, or on a cashless basis.

Note 7. Commitments and Contingencies

Leases

On July 17, 2025, the Company entered into a short-term lease for an office space in Cerritos, California (the “Lease”). The Lease commenced on September 1, 2025 and expires on June 30, 2026 and does not have any renewal option. The Company has made the short-term lease election and recognizes lease payments for its short-term lease on a straight line basis over the lease term.

For the year ended December 31, 2025, lease expense related to the short-term lease was $2,784. For the year ended December 31, 2024, there was no lease expense related to the short-term lease.

Legal proceedings

On February 6, 2026, the Company entered into a settlement and release agreement with Clear Street LLC (the “Holder”), pursuant to which the Company agreed to issue 4,000,000 shares of its common stock, par value $0.0001 per share, to the Holder in exchange for the surrender and cancellation of 805,377 warrants to purchase shares of common stock held by the Holder. The Company has determined this represents a Type I subsequent event in accordance with the guidance of ASC 855, Subsequent Events (“ASC 855”), in which the Company obtained additional evidence about conditions that existed at the date of the consolidated balance sheets. As such, the Company has recorded the $7,360,000 as settlement payable, which was calculated using the fair value of the Company’s common stock on February 6, 2026, which was the day that stock was issued to the Holder, in its consolidated balance sheets as of December 31, 2025.

Pursuant to the Settlement Agreement, the Company and the Holder agreed to dismiss (a) an action pending in the United States District Court for the Central District of California and (b) an action pending in the United States District Court for the Southern District of New York, in which previously the Court entered a default judgment against the Company in the amount of $7,500,000 plus approximately $515,000 in interest, which judgment was registered in the Central District of California in the fourth quarter of 2025.

The Company is not a party to any other material legal proceedings and is not aware of any pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

Underwriting Agreement

Prior to the Business Combination in connection with its initial public offering, Iris entered into an underwriting agreement in which Cantor was engaged as the underwriters to Iris’ IPO. Cantor was entitled to an underwriting discount of 2% (or $5,520,000) of the gross proceeds of the IPO and deferred underwriting discount of 3.5% (or $9,660,000) of the gross proceeds of the IPO upon the completion of an initial business combination.

On October 11, 2023, Iris executed a fee reduction agreement with the underwriters to reduce the deferred underwriting discount of $9,660,000 to $8,000,000 in the event the Business Combination was consummated. Pursuant to the terms of the agreement, the reduced deferred underwriting discount was payable by the Iris to the underwriters in $1,000,000 cash and $7,000,000 of the common equity securities of the public entity that survives the transaction. The share price is subject to adjustment based on the five day volume-weighted average price prior to the filing of a resale registration statement covering such shares. As of April 30, 2025, Iris and the Company amended the fee reduction agreement with the underwriters to limit the total number of shares of common stock issuable to the underwriters to 1,750,000. Upon the consummation of the Business Combination, $9,160,000 in deferred underwriting fees were settled, of which $7,000,000 will be settled in common shares of the combined company, $500,000 was settled in cash and $1,660,000 was waived and no longer payable. The remaining $500,000 was to be settled upon the earlier of the consummation of the combined company’s next share offering, or in six months from the closing date of the Business Combination. As of December 31, 2025, the deferred underwriting fee payable was $500,000, which is included in Deferred underwriting fee payable in the Company’s consolidated balance sheets.

On April 30, 2025, the Company settled Iris’ liabilities for $7,000,000 of the deferred underwriting fees incurred prior to the Closing Date for 700,000 shares of common stock to the underwriters in Iris’s initial public offering. On July 1, 2025, the Company issued the shares to the underwriters, which on July 1, 2025 had a fair value of $7,245,000.

On October 27, 2025, six months from the closing date of the Business Combination, the remaining $500,000 underwriting fee became due. As of the date of these consolidated financial statements, the $500,000 underwriting fees remains unpaid.

Note 8. Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2025 and 2024 and indicates the fair value hierarchy of the valuation inputs the Company’s utilized to determine such fair value:

Description	Level	2025	2024
Assets:		$—	$—
Liabilities:
Warrant liability	3	$29,244	$—

Warrant Liability

Upon closing of the Mergers, Iris’ public and private placement warrants were converted into warrants of the Company, which entitle the holders to purchase shares of the Company’s common stock. The Company’s private placement warrants meet the requirements for liability classification. The fair value of the warrant liabilities were determined using observable data points, such as the fair value of the public warrants as of December 31, 2025 and 2024. The Company further considered specific unobservable inputs, such as the probability and timing of events and the expected equity value of the underlying shares.

The changes in fair value of Level 3 financial assets and liabilities for the year ended December 31, 2025 are as follows:

Warrant liability
Fair value as of January 1, 2025	$—
Initial measurement at the Closing Date	83,556
Change in fair value	(54,312)
Fair value as of December 31, 2025	$29,244

Note 9. Income Taxes

On April 30, 2025, the Company consummated the Business Combination. Liminatus, a Delaware limited liability company, was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in ASC 805, see Note 1. The tax consequences of the Company’s transactions prior to the consummation of the Business Combination flows through to the members of Liminatus. The tax consequences of the Company’s transactions for the period from May 1, 2025 through December 31, 2025 are accounted for in accordance with ASC 740. Prior to May 1, 2025, the Company was a non corporate entity that was not subject to U.S. federal income tax.

The Company regularly assesses the need for a valuation allowance against its deferred tax assets. In making that assessment, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more-likely-than-not that some or all of the deferred tax assets will not be realized. In assessing the realizability of deferred tax assets, the Company considers taxable income in prior carryback years, as permitted under the tax law, forecasted taxable earnings, tax planning strategies, and the expected timing of the reversal of temporary differences. This determination requires significant judgment, including assumptions about future taxable income that are based on historical and projected information and is performed on a jurisdiction-by-jurisdiction basis.

The Company maintains a full valuation allowance against its deferred tax assets. During the years ended December 31, 2025 and 2024, management assessed the positive and negative evidence in its operations, and concluded that it is more likely than not that its deferred tax assets as of December 31, 2025 and 2024 will not be realized given the Company’s history of operating losses. The valuation allowance against deferred tax assets increased by $2,345,773 and $0 during the year December 31, 2025 and 2024, respectively, related to a full valuation allowance recorded against additional net operating losses and tax credits generated in the year.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was enacted. Under the Act, research and development expenditures incurred for tax years beginning after December 31, 2021 must be capitalized and amortized ratably over five or fifteen years for tax purposes, depending on if the research activities are conducted in the U.S. or outside the U.S., respectively. For the years ended December 31, 2025 and 2024, the Company had no research and development expenditures subject to the mandatory capitalization and amortization under the Act.

As of December 31, 2025 and 2024, the Company had federal net operating losses of $822,963 and $0, respectively, which may be available to offset future federal income tax liabilities, subject limitations under IRC Section 382 of approximately $1.1 million per year. As a result of the Act, for U.S. federal income tax purposes, net operating losses generated after December 31, 2017 can be carried forward indefinitely, but are limited to 80% utilization against future taxable income each year.

The components of the income tax provision (benefit) are as follows:

	December 31,
	2025	2024
Federal
Current	$—	$—
Deferred	(1,604,745)	—
State and Local
Current	—	—
Deferred	(741,028)	—
Change in valuation allowance	2,345,773	—
Income tax provision	$—	$—

A reconciliation of the Company’s effective income tax rate to the U.S. statutory federal income tax rate of 21% and the Company’s California income tax rate of 8.84%for the years ended December 31, 2025 and 2024 is as follows:

	December 31,
	2025		2024
Statutory federal income tax rate	21.00%	$(2,052,583)	0.00%	$—
State taxes, net of federal expense	0.00%	—	0.00%	—
Loss on exchange of common stock for warrants	(3.74)%	365,400	0.00%	—
Fair value of common stock to be issued for contingent liability	(15.81)%	1,545,600	0.00%	—
Other permanent differences	(0.31)%	30,686	0.00%	—
Valuation allowance	(1.14)%	110,897	0.00%	—
Income tax provision expense/(benefit)	0.00%	$—	0.00%	$—

The significant components of the Company’s net deferred tax assets and liabilities as of December 31, 2025 and 2024 are as follows:

	December 31,
	2025	2024
Deferred tax asset
Net operating loss carryforward	$230,295	$—
Startup expenses	2,042,605	—
Section 163(j) - Interest	72,873	—
Total deferred tax assets	2,345,773	—
Less: valuation allowance	(2,345,773)	—
Deferred tax asset, net of valuation allowance	$—	$—

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions. The Company recognizes liabilities for uncertain tax positions based on a two-step process. First, management determines whether it is more likely than not that the tax positions will be sustained on audit, including resolution of related appeals or litigation processes, based on their technical merits. Second, management measures the tax benefit of those positions as the largest amount that is more than 50% likely to be realized upon ultimate settlement with the related tax authority. While the Company believes that it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcome of examinations by tax authorities in determining the adequacy of its provision for income taxes. As of December 31, 2025 and 2024, the Company did not have any uncertain tax positions.

The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations and any accrued interest and penalties on the related tax liability line in the consolidated balance sheet. As of December 31, 2025 and 2024, no accrued interest or penalties are included on the related tax liability line in the consolidated balance sheet. Further, during the years ended December 31, 2025 and 2024, the Company did not remit payment for any income tax obligations.

The Company files income tax returns in the U.S. federal jurisdiction and California jurisdictions. There are currently no pending income tax examinations. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state tax authorities to the extent the tax attributes are utilized in a future period. The Company’s income tax returns since 2022 are subject to examination by the IRS and state tax authorities.

Note 10. Subsequent Events

The Company has completed an evaluation of all subsequent events through the date of this filing to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements and events which occurred but were not recognized in the consolidated financial statements.

On February 6, 2026, the Company entered into a settlement and release agreement with the Holder, pursuant to which the Company agreed to issue 4,000,000 shares of its common stock, par value $0.0001 per share, to the Holder in exchange for the surrender and cancellation of 805,377 warrants to purchase shares of common stock held by the Holder. The Company has determined this represents a Type I subsequent event in accordance with ASC 855, in which the Company obtained additional evidence about conditions that existed at the date of the consolidated balance sheets. As such, the Company has recorded the $7,360,000 as settlement payable, which was calculated using the fair value of the Company’s common stock on February 6, 2026, which was the day that stock was issued to the Holder, in its consolidated balance sheets as of December 31, 2025.

Pursuant to the Settlement Agreement, the Company and the Holder agreed to dismiss (a) an action pending in the United States District Court for the Central District of California and (b) an action pending in the United States District Court for the Southern District of New York, in which previously the Court entered a default judgment against the Company in the amount of $7,500,000 plus approximately $515,000 in interest, which judgment was registered in the Central District of California in the fourth quarter of 2025.

On February 18, 2026, the Company completed a “best efforts” public offering of (i) 8,270,000 shares of its common stock, (ii) 5,543,000 Pre-Funded Warrants to purchase up to 5,543,000 shares of common stock and (ii) 13,813,000 common stock purchase warrants to purchase up to 20,719,500 shares of common stock, at a combined public offering price of $0.29 per share (or $0.2899 per Pre-Funded Warrant) and accompanying warrant.

Each Pre-Funded Warrant has an exercise price of $0.0001 per share upon issuance for one share of common stock and will not expire prior to exercise. Each Warrant has an exercise price of $0.29 per share, is exercisable upon issuance for one and a half shares of common stock, and will expire five years following the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the common stock and the exercise price.

In connection with the Offering, on February 17, 2026, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain purchasers party thereto. The Purchase Agreement contains customary representations, warranties and agreements of the Company and the purchasers and customary indemnification rights and obligations of the parties. Pursuant to the Purchase Agreement, the Company agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock or file any registration statement or prospectus, or any amendment or supplement thereto for 180 days after the closing date of the Offering, subject to certain exceptions. The Company also agreed not to effect or enter into an agreement to effect any issuance of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock involving a Variable Rate Transaction (as defined in the Purchase Agreement) until 180 days after the closing date of the Offering, subject to certain exceptions.

In connection with the Offering, on February 17, 2026, the Company entered into a placement agency agreement with Maxim Group LLC, as placement agent in connection with the Offering (the “Placement Agent”). The Company paid the Placement Agent a cash fee of 8.0% of the aggregate gross proceeds raised in the Offering. The Company also agreed to reimburse the Placement Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the Offering in an aggregate amount up to $100,000. In addition, the Company issued to the Placement Agent warrants (the “Placement Agent Warrants”) to purchase 690,650 shares of common stock (representing 5.0% of the number of shares of common stock sold in the Offering). The Placement Agent Warrants are immediately exercisable at an exercise price of $0.319 (or 110% of the public offering price for the shares of common stock and common warrants offered in the Offering) and will expire on the fifth anniversary of the commencement of sales of the Offering. On February 18, 2026, in connection with the Offering, the Company received net proceeds of approximately $3.46 million, after deducting the estimated offering expenses payable by the Company, including the placement agent fees.

On February 20, 2026, the Company issued a payment of $1,000,000 to InnoBation Bio Co. Ltd. for costs associated to begin the Phase 1 clinical trials of IBA101, the Company’s product candidate.

LIMINATUS PHARMA, INC.

Up to 20,688,000 Shares of Common Stock

PRELIMINARY PROSPECTUS

The date of this prospectus is            , 2026.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$338
Accounting fee and expenses	—
Legal fees and expenses	—
Financial printing and miscellaneous expenses	—
Total	$—

Item 14. Indemnification of Officers and Directors.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our charter contains provisions limiting the liability of the members of the Company’s Board, and the Company’s bylaws provide that the Company will indemnify each of the members of the Company’s Board and officers to the fullest extent permitted under Delaware law. The Company’s bylaws will also provide the Board with discretion to indemnify employees and agents of the Company.

The Company has entered into indemnification agreements with each of its directors and executive officers and certain other key employees. The indemnification agreements provide that the Company will indemnify each of its directors and executive officers and such other key employees against any and all expenses incurred by such director, executive officer or other key employee because of his or her status as one of the Company’s directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, the Company’s charter and bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, the Company will advance all expenses incurred by its directors, executive officers and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

The Company issued the following securities in transactions not requiring registration under the Securities Act of 1933, as amended:

In connection with the Business Combination, pursuant to the terms of a subscription agreement with an accredited investor (the “PIPE Investor”), the Company issued and sold to the PIPE Investor, in a private placement closed concurrently with the closing of the Business Combination, 1,500,000 shares of Common Stock at $10.00 per share, for an aggregate purchase price of $15,000,000, issued in reliance on the exemption provided by Section 4(a)(2) of the Securities Act.

In addition, at the closing of the Business Combination, the Company settled Iris’ liabilities for $7,000,000 of the deferred underwriting fees incurred prior to the closing for 700,000 shares of Common Stock to the underwriters in Iris’s initial public offering. At the closing of Business Combination, the shares were not issued to the underwriter and the Company recorded as a liability with a fair value of $7,049,000. On July 1, 2025, the Company issued the shares to the underwriters, which on July 1, 2025 had a fair value of $7,245,000. The shares were issued in reliance on the exemption provided by Section 4(a)(2) of the Securities Act.

On July 16, 2025, the Company entered into a settlement and release agreement (the “Settlement Agreement”) with Alta Partners, LLC (“Alta”), pursuant to which the Company agreed to issue 350,000 shares of Common Stock to Alta in exchange for the surrender and cancellation of 1,000,000 warrants to purchase shares of Common Stock held by Alta. The issuance of the shares for the warrants was in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

On February 6, 2026, the Company entered into a settlement and release agreement (the “Settlement Agreement”) with Clear Street LLC (“Clear Street”), pursuant to which the Company agreed to issue 4,000,000 shares of Common Stock to Clear Street in exchange for the surrender and cancellation of 805,377 warrants to purchase shares of Common Stock held by Clear Street. Pursuant to the Settlement Agreement, the Company and Clear Street agreed to dismiss (a) an action pending in the United States District Court for the Central District of California and (b) an action pending in the United States District Court for the Southern District of New York, in which, on September 11, 2025, the Court entered a default judgment against the Company in the amount of $7,500,000 plus approximately $515,000 in interest, which judgment was registered in the Central District of California on October 22, 2025. The issuance of the shares for the warrants was in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

On June 3, 2026, the Company entered into the Inducement Letter Agreement with Armistice Capital Master Fund Ltd. (“Armistice”), which was a holder of certain warrants (the “Existing Warrants”) to purchase up to 10,344,000 shares of the Common Stock. The Existing Warrants were originally issued on February 18, 2026, with an exercise price of $0.29 per share. The issuance of the shares of Common Stock upon exercise of the Existing Warrants is registered pursuant to a registration statement on Form S-1 (File No. 333-293364), which was declared effective by the Securities and Exchange Commission on February 13, 2026. Pursuant to the Inducement Letter Agreement, Armistice agreed to exercise the Existing Warrants for cash at a reduced exercise price of $0.18 per share in consideration for the Company’s agreement to issue the Inducement Warrants to purchase up to an aggregate of 20,688,000 shares of Common Stock at an exercise price per share of $0.18. The Inducement Warrants were issued to Armistice in connection with a private placement pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, and the shares underlying the Inducement Warrants are issuable upon exercise of the Inducement Warrants.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;
(6)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fullerton, State of California, on June 23, 2026.

LIMINATUS PHARMA, INC.

By:	/s/ Chris Kim
Chris Kim
Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Chris Kim as the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chris Kim	Chief Executive Officer and Director	June 23, 2026
Chris Kim	(Principal Executive Officer)

/s/ Scott Dam	Chief Financial Officer	June 23, 2026
Scott Dam	(Principal Financial and Accounting Officer)

/s/ Eun Sook Lee	Director	June 23, 2026
Eun Sook Lee

/s/ Nicholas Fernandez	Director	June 23, 2026
Nicholas Fernandez

/s/ Ji Yeon Baek	Director	June 23, 2026
Ji Yeon Baek

/s/ Philip Lemons	Director	June 23, 2026
Philip Lemons

/s/ Richard Baek	Director	June 23, 2026
Richard Baek

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1

Business Combination Agreement, dated November 30, 2022, as amended, by and among Iris Acquisition Corp, Iris Parent Holding Corp., Liminatus Pharma, LLC, Liminatus Pharma Merger Sub, Inc. and SPAC Merger Sub, Inc. (incorporated by reference to Annex A to the proxy statement/prospectus filed with the SEC on February 7, 2025).

2.2

Certificate of Merger of Liminatus Pharma, LLC and Liminatus Pharma Merger Sub, Inc. filed on April 30, 2025 (incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2025).

2.3

Certificate of Merger of Iris Acquisition Corp and SPAC Merger Sub, Inc. filed on April 30, 2025 (incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2025).

2.4

Merger Agreement, dated May 17, 2026, by and among Liminatus Pharma, Inc., InnocsAI LLC and NamChul Jung, as the Members’ Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Registrant with the SEC on May 20, 2026).

3.1

Amended and Restated Certificate of Incorporation of Iris Parent Holding Corp. (renamed Liminatus Pharma, Inc.) filed on April 30, 2025 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2025).

3.2	Amended and Restated Bylaws of Liminatus Pharma, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant with the SEC on March 4, 2026).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-4 (File No. 333-275409), filed by the Registrant with the SEC on November 8, 2023).
4.2

Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of the Registration Statement on Form S-1 (File No. 333-252413), filed by Iris Acquisition Corp with the SEC on January 25, 2021).

4.3

Warrant Agreement, dated as of March 4, 2021, between Continental Stock Transfer & Trust Company and Iris Acquisition Corp (incorporated by reference to Exhibit 4.1 of Form 8-K of Iris Acquisition Corp filed with the SEC on March 10, 2021).

4.4

Assumption of Warrant Agreement, dated as of April 30, 2025, by and among Iris Acquisition Corp, Iris Parent Holding Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2025).

4.5	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant with the SEC on February 18, 2026).
4.6

Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.7 of the Company’s Registration Statement on Form S-1 (File No. 333-293364), filed by the Registrant with the SEC on February 11, 2026).

4.7	Placement Agent Warrant, dated February 18, 2026 (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by the Registrant with the SEC on February 18, 2026).
4.8	Form of New Black-Scholes Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant with the SEC on June 3, 2026).
4.9	Form of New Change of Control Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by the Registrant with the SEC on June 3, 2026).
5.1*	Opinion of Loeb & Loeb LLP
10.1

Amended and Restated Registration Rights Agreement, dated as of April 30, 2025, by and among Iris Acquisition Corp, Iris Parent Holding Corp, Iris Acquisition Holdings LLC, Cantor Fitzgerald & Co. and certain other parties thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2025).

10.2

Lock-Up Agreement, dated November 30, 2022, by and among Iris Parent Holding Corp., Iris Acquisition Holdings LLC and certain members of Liminatus Pharma, LLC (incorporated by reference to Annex G to the proxy statement/prospectus filed with the SEC on February 7, 2025).

10.3

Amended and Restated Waiver and Consent, dated January 2, 2025, by and between Iris Parent Holding Corp. and Iris Acquisition Holdings LLC (incorporated by reference to Exhibit 10.8 of the Registration Statement on Form POS-AM (File No. 333-275409), filed by the Registrant with the SEC on January 16, 2025).

10.4	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 of the Registration Statement on Form S-4 (File No. 333-275409), filed by the Registrant with the SEC on November 8, 2023).
10.5	Form of Liminatus Pharma, Inc. 2025 Omnibus Equity Incentive Plan (incorporated by reference to Annex B to the proxy statement/prospectus filed with the SEC on February 7, 2025).
10.6

License and Development Agreement entered into as of March 30, 2022, by and between InnoBation Bio Co., Ltd., as licensor, and Valetudo Therapeutics LLC, as licensee (incorporated by reference to Exhibit 10.7 of the Registration Statement on Form S-4/A (File No. 333-275409), filed by the Registrant with the SEC on June 14, 2024).

10.7

Assignment of Contract entered into as of October 1, 2022 by and between Valetudo Therapeutics and Liminatus Pharma, LLC (incorporated by reference to Exhibit 10.8 of the Registration Statement on Form S-4/A (File No. 333-275409), filed by the Registrant with the SEC on June 14, 2024).

10.8

Acknowledgement and Release, dated as of January 24, 2025, by and between Viral Gene, Inc. and Liminatus Pharma, LLC (incorporated by reference to Exhibit 10.9 of the Registration Statement on Form POS AM (File No. 333-275409), filed by the Registrant with the SEC on January 27, 2025).

10.9

Employment Agreement, dated as of April 15, 2018, by and between the Registrant and Chris Kim (incorporated by reference to Exhibit 10.11 of the Registration Statement on Form S-1 (File No. 333-293364), filed by the Registrant with the SEC on February 11, 2026).

10.10

Placement Agency Agreement dated February 17, 2026, between the Company and Maxim Group LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant with the SEC on February 18, 2026).

10.11

Securities Purchase Agreement, dated February 17, 2026, between the Company and the purchasers party thereto (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant with the SEC on February 18, 2026).

10.12	Form of Lock-up Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant with the SEC on February 18, 2026).
10.13	Form of Inducement Letter (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant with the SEC on June 3, 2026).
21.1	List of Subsidiaries of Liminatus Pharma, Inc. (incorporated by reference to Exhibit 21.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2025).
23.1*	Consent of WithumSmith+Brown, PC — independent registered public accounting firm.
23.2*	Consent of Loeb & Loeb LLP (included as part of Exhibit 5.1 hereto).
24.1*	Power of Attorney (contained on the signature page to this registration statement).
107*	Calculation of Registration Fee Table.

*Filed herewith.